UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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STORE Capital Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT TO COMPLETION — PRELIMINARY PROXY STATEMENT, DATED OCTOBER 24, 2022

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

[                ], 2022

Dear Stockholder,

Holders of common stock of STORE Capital Corporation, a Maryland corporation (the “Company”), are cordially invited to attend a special meeting of stockholders of the Company, to be held on [                ], 2022 at [    ] a.m., Arizona time, in a virtual-only meeting format. At the special meeting, you will be asked to consider and vote on the merger of the Company with and into Ivory REIT, LLC, a Delaware limited liability company (“Merger Sub”), as contemplated by the Agreement and Plan of Merger, dated as of September 15, 2022, as may be amended from time to time, among the Company, Merger Sub and Ivory Parent, LLC, a Delaware limited liability company (“Parent”). Parent and Merger Sub are, as of the date hereof, affiliates of GIC, a global institutional investor and will be, as of the date on which the closing of the merger occurs, affiliates of GIC and funds managed or advised by Oak Street Real Estate Capital, a division of Blue Owl Capital, Inc. If the merger is completed, you, as a holder of common stock of the Company, will be entitled to receive $32.25 in cash, without interest, in exchange for each share of common stock you own, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors has unanimously (1) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (2) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, and (3) directed that the merger be submitted to the holders of common stock of the Company for approval at the special meeting. Our board of directors recommends that you vote “FOR” the approval of the merger and “FOR” each of the other proposals to be voted on at the special meeting.

The merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal at the special meeting. All stockholders of record of our common stock at the close of business on [                ], 2022, are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. The enclosed proxy statement provides you with more specific information concerning the virtual special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the enclosed proxy statement, including the exhibits. You may also obtain more information about the Company from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares that you own. Whether or not you plan to attend the virtual special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the virtual special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy and vote your shares at the virtual special meeting. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will have the same effect as a vote “AGAINST” approval of the merger.

On behalf of our board of directors, thank you for your continued support.

Sincerely,

Mary Fedewa
President, Chief Executive Officer and Director

This proxy statement is dated [                ], 2022 and is first being mailed to our stockholders on or about [                ], 2022.

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                ], 2022

To the Stockholders of STORE Capital Corporation:

You are cordially invited to attend a special meeting of stockholders of STORE Capital Corporation, a Maryland corporation, to be held on [                ], 2022 at [                ] a.m., Arizona time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/STOR2022SM. The special meeting is being held for the purpose of acting on the following matters:

Proposal 1:	to consider and vote on a proposal to approve the merger of STORE Capital Corporation with and into Ivory REIT, LLC (the “merger”), with Ivory REIT, LLC surviving the merger, as contemplated by the Agreement and Plan of Merger, dated as of September 15, 2022, as may be amended from time to time (the “merger agreement”), among STORE Capital Corporation, Ivory REIT, LLC and Ivory Parent, LLC (the “merger proposal”);

Proposal 2:	to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “advisory compensation proposal”); and

Proposal 3:	to consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this notice of special meeting may be brought before the virtual special meeting. Our board of directors has fixed the close of business on [                ], 2022 as the record date for the special meeting. All holders of record of our common stock as of the close of business on the record date are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof.

To log in to the virtual meeting, you will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

Our board of directors has unanimously (1) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (2) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of STORE Capital Corporation and its stockholders, and (3) directed that the merger be submitted to the holders of common stock of STORE Capital Corporation for approval at the special meeting. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

The merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal at the special meeting. Accordingly, your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you authorize your proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the virtual special meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the virtual special meeting. If you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and the failure to vote will have the same effect as a vote “AGAINST” the merger proposal. In addition, with respect to the merger proposal, abstentions will be counted as shares present for purposes of determining the presence of a quorum, but will have the same effect as voting “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. If you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, but the failure to vote will have no effect on the outcome of these proposals (assuming a quorum is present). In addition, with respect to the advisory compensation proposal and the adjournment proposal, abstentions will be counted as shares present for purposes of determining the presence of a quorum, but abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

Under the Maryland General Corporation Law (“MGCL”), because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger. In addition, holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board, determines that the rights apply. Our board of directors has made no such determination.

We encourage you to read the attached proxy statement, including the exhibits, in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the virtual special meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, [                ], toll-free at [(        )        -        ].

BY ORDER OF OUR BOARD OF DIRECTORS

Chad A. Freed
Executive Vice President – General Counsel, Chief Compliance Officer and Secretary

Scottsdale, Arizona

[                ], 2022

2

Exhibits:
Exhibit A	Agreement and Plan of Merger, dated as of September 15, 2022, by and among STORE Capital Corporation, Ivory REIT, LLC and Ivory Parent, LLC
Exhibit B	Opinion of Evercore Group L.L.C., dated September 14, 2022
Exhibit C	Opinion of Goldman Sachs & Co. LLC, dated September 15, 2022

2

SUMMARY

This summary highlights only selected information from this proxy statement relating to the merger of STORE Capital Corporation with and into Ivory REIT, LLC (the “merger”) and the other transactions contemplated by the Agreement and Plan of Merger, dated September 15, 2022, as may be amended from time to time (the “merger agreement”), among STORE Capital Corporation, Ivory REIT, LLC and Ivory Parent, LLC. This summary does not contain all of the information about the merger and the other transactions contemplated by the merger agreement that may be important to you with respect to your consideration of the proposals to be voted on at the special meeting. As a result, to understand the merger and related transactions fully and for a more complete description of the terms of the merger and related transactions, you should carefully read this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about [                ], 2022.

The Parties to the Merger (page 27)

STORE Capital Corporation

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

STORE Capital Corporation (“we,” “our,” “us,” or the “Company”) was organized as a Maryland corporation on May 17, 2011, and elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our initial taxable year ended December 31, 2011.

The Company is an internally managed net-lease REIT that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate (“STORE Property”), which is our target market and the inspiration for our name. A STORE Property is a property location at which a company operates its business and generates sales and profits, which makes the location a profit center and, therefore, fundamentally important to that business. The Company is one of the largest net-lease REITs and its portfolio is highly diversified. As of September 30, 2022, our 3,035 property locations were operated by 579 customers across the United States. Our customers operate across a wide variety of industries within the service, retail and manufacturing sectors of the U.S. economy, with restaurants, metal fabrication facilities, early childhood education centers, automotive repair and maintenance centers and health clubs representing the top industries in our portfolio.

Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “STOR.”

Additional information about us is available on our website at www.storecapital.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. For additional information about us and our business, please refer to the section entitled “Where You Can Find More Information.”

Ivory Parent, LLC; Ivory REIT, LLC

c/o GIC

280 Park Avenue, 9th Floor

New York, New York 10017

(212) 856-2500

c/o Oak Street Real Estate Capital, LLC

30 N LaSalle Street, Suite 4140

Chicago, Illinois 60602

(312) 448-8122

Ivory Parent, LLC, a Delaware limited liability company (“Parent”) and Ivory REIT, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), were formed solely for the purpose of acquiring us and have not carried on any activities to date, except for activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the date on which the closing of the merger occurs (the “closing date”), we will merge with and into Merger Sub, and Merger Sub will continue as the surviving entity. We use the term “Surviving Entity” in this proxy statement to refer to Merger Sub following the merger effective time. The Parent Parties are, as of the date hereof, affiliates of GIC, a global institutional investor (“GIC”). On or around the closing date, GIC intends to enter into a joint venture arrangement with funds managed or advised by Oak Street Real Estate Capital (“Oak Street”), a division of Blue Owl Capital, Inc. (“Blue Owl”). We refer to GIC and Oak Street, together, as the “Sponsors.”

GIC is a leading global investment firm with over $100 billion in assets under management that was established in 1981 to secure Singapore’s financial future. As the manager of Singapore’s foreign reserves, GIC takes a long-term, disciplined approach to investing, and is uniquely positioned across a wide range of asset classes and active strategies globally, including equities, fixed income, real estate, private equity, venture capital and infrastructure. The firm’s long-term approach, multi-asset capabilities, and global connectivity enables it to be an investor of choice. GIC seeks to add meaningful value to its investments. Headquartered in Singapore, GIC has a global talent force of over 1,900 people in 11 key financial cities and has investments in over 40 countries. The principal place of business of GIC in the United States is located at 280 Park Avenue, 9th Floor, New York, New York 10017, and its telephone number at that address is (212) 856-2500.

Oak Street, a division of Blue Owl, is a real estate investment firm focused on acquiring properties net-leased to investment grade and creditworthy tenants. Oak Street specializes in providing flexible capital solutions to a variety of organizations including corporations, healthcare systems, universities and government entities. Oak Street has $16.6 billion in assets under management as of June 30, 2022. Blue Owl is a global alternative asset manager with $119 billion in assets under management as of June 30, 2022. Anchored by a strong permanent capital base, Blue Owl deploys private capital across Direct Lending, GP Solutions and Real Estate strategies on behalf of Institutional and Private Wealth clients. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. The principal place of business of Oak Street is located at 30 N. LaSalle Street, Suite 4140, Chicago, Illinois 60602, and its telephone number at that address is (312) 448-8122.

The Special Meeting (page 29)

The Proposals

The special meeting of our stockholders will be held on [                ], 2022 at [    ] a.m., Arizona time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/STOR2022SM. At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on (1) a proposal to approve the merger (the “merger proposal”), (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “advisory compensation proposal”), and (3) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”).

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. Each holder of common stock is entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were [                ] shares of common stock outstanding and entitled to vote at the special meeting.

The presence virtually via the special meeting website or by proxy of our stockholders entitled to cast a majority of all of the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date (subject to certain restrictions in the merger agreement).

Required Vote

Completion of the merger requires approval of the merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal at the special meeting (the “stockholder approval”). Because the required vote for the merger proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the merger. For the purpose of each of these proposals, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will not have any effect on the outcome of such proposals (assuming a quorum is present).

Proxies and Revocation

Any holder of record of our common stock entitled to vote may authorize a proxy to vote his, her or its shares of common stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by attending the virtual special meeting and voting during the live webcast. If the shares of our common stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

The Merger (page 33)

Pursuant to the merger agreement, on the closing date, the Company will be merged with and into Merger Sub and the separate existence of the Company will cease. Merger Sub will continue as the Surviving Entity in the merger. On the closing date, we and Merger Sub will cause articles of merger to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland and cause a certificate of merger to be executed, acknowledged and filed with the Delaware Secretary of State. The merger will become effective upon the later of the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with the Delaware Secretary of State or on such other date and time as may be agreed between the parties to the merger agreement and specified in the articles of merger and certificate of merger. We use the term “merger effective time” in this proxy statement to refer to the time the merger becomes effective.

Recommendation of Our Board of Directors (page 45)

Our board of directors has unanimously:

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•

determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders;

•	directed that the merger be submitted to the holders of our common stock for approval at the special meeting; and

•	recommended that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Opinions of Our Financial Advisors (page 47)

Opinion of Evercore Group L.L.C.

Pursuant to an engagement letter, dated July 27, 2022, we engaged Evercore Group L.L.C. (“Evercore”) to act as our financial advisor in connection with the merger. At a meeting of our board of directors held on September 14, 2022, Evercore rendered to our board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated September 14, 2022, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration of $32.25 per share to be received by holders of shares of our common stock (other than the Company, Parent and their respective affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated September 14, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Exhibit B to this proxy statement and is incorporated herein by reference. We encourage you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, our board of directors (in its capacity as such) in connection with its evaluation of the merger and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of our common stock (other than the Company, Parent and their respective affiliates) in the merger. The opinion does not constitute a recommendation to our board of directors or to any other persons in respect of the merger, including as to how any holder of our common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.

Pursuant to the terms of our engagement letter with Evercore, we have agreed to pay Evercore an aggregate transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, of which $3 million was payable upon delivery of Evercore’s opinion, and the balance of which will become payable upon the consummation of the merger.

For further information, see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Evercore” and Exhibit B to this proxy statement.

Opinion of Goldman Sachs & Co. LLC

Pursuant to an engagement letter, dated July 27, 2022, we engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) to act as our financial advisor in connection with the merger. At a meeting of our board of directors held on September 14, 2022, Goldman Sachs rendered to our board of directors its oral opinion, subsequently confirmed by delivery of its written opinion, dated September 15, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $32.25 in cash per share of common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated September 15, 2022, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Exhibit C to this proxy statement and is incorporated herein by reference. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter.

Pursuant to the terms of our engagement letter with Goldman Sachs, we have agreed to pay Goldman Sachs an aggregate transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, of which $28 million is contingent upon completion of the merger.

For further information, see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Goldman Sachs” and Exhibit C to this proxy statement.

Treatment of Common Stock, Restricted Stock and Performance Units (page 75)

Common Stock

The merger agreement provides that, at the merger effective time, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares of common stock held by the

Company, the Parent Parties or any of their respective wholly-owned subsidiaries (collectively, the “excluded stock”)) will be automatically cancelled and converted into the right to receive an amount in cash equal to $32.25 per share of common stock (the “merger consideration”), without interest. Each share of excluded stock issued and outstanding immediately prior to the merger effective time will be cancelled and retired and will cease to exist, and no consideration will be paid, nor will any right inure or be made with respect thereto in connection with or as a consequence of the merger. If we declare and pay a dividend to holders of shares of our common stock to maintain our qualification as a REIT under the Code or to avoid the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the merger consideration will be decreased by an amount equal to the per share amount of such dividend.

Restricted Stock

The merger agreement provides that, effective immediately prior to the merger effective time, each outstanding award of restricted shares of our common stock (“restricted stock”) granted pursuant to the Company’s 2015 Omnibus Equity Incentive Plan (including any amendments, the “Equity Incentive Plan”) will automatically become fully vested and all restrictions and repurchase rights thereon will lapse, and thereafter all shares of our common stock represented thereby will be considered outstanding for all purposes under the merger agreement and subject to the right to receive an amount in cash equal to the merger consideration, less required withholding taxes.

Performance Units

The merger agreement provides that, effective immediately prior to the merger effective time, outstanding awards of performance-based restricted share units with respect to shares of our common stock (“performance units”) granted pursuant to the Equity Incentive Plan will automatically become earned and vested, as further described below under the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” and “—Quantification of Potential Payments and Benefits,” and thereafter will be cancelled and, in exchange therefor, each holder of any such cancelled vested performance units will cease to have any rights with respect thereto, except the right to receive as of the merger effective time, in consideration for the cancellation of such vested performance unit and in settlement therefor, an amount in cash equal to the product of (1) the merger consideration and (2) the number of so-determined earned performance shares subject to such vested performance units, without interest, less required withholding taxes. In addition, on the closing date, we will pay each holder of performance units an amount equivalent to all cash dividends that would have been paid on the number of so-determined earned shares of our common stock subject to such performance units as if they had been issued and outstanding from the date of grant up to, and including, the merger effective time, less required withholding taxes.

Financing of the Merger (page 61)

Parent has informed us that in connection with the closing of the merger, Parent expects to assume the non-recourse net-lease mortgage notes outstanding under our STORE Master Funding debt program and the outstanding indebtedness under our public unsecured notes. Parent has also informed us that it expects the outstanding indebtedness under our traditional non-recourse mortgage notes, unsecured revolving credit facility, private placement unsecured notes and unsecured bank term loans to be prepaid or remain outstanding. As of September 30, 2022, we had approximately $2.3 billion in aggregate principal amount of consolidated secured indebtedness outstanding, including approximately $2.1 billion in non-recourse net-lease mortgage notes and approximately $141.8 million in non-recourse mortgage notes. As of September 30, 2022, we had approximately $2.6 billion in aggregate principal amount of consolidated unsecured indebtedness outstanding, including $223 million under our unsecured revolving credit facility, $1.8 billion under our unsecured notes and $600 million under our unsecured bank term loans.

We anticipate that the total amount of funds necessary to complete the merger and the transactions contemplated by the merger agreement will be approximately $10.8 billion. Parent expects this amount to be funded through a combination of the following: (1) cash equity investments by an affiliate of GIC and by Oak Street in an aggregate amount of approximately $8.2 billion (the “equity financing”); and (2) debt financing in an aggregate principal amount of $2.6 billion (the “debt financing”). For more information, see the sections entitled “The Merger—Financing of the Merger” and “The Merger Agreement—Financing.”

The merger agreement does not contain a financing condition to the closing of the merger. We have agreed to use reasonable best efforts to provide, and to cause our subsidiaries to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent and customary in connection with the arrangement of debt financing, the assumption of indebtedness and other transactions. For more information, see the sections entitled “The Merger Agreement—Financing Cooperation” and “—Conditions to the Merger.”

Interests of Our Directors and Executive Officers in the Merger (page 62)

Our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its unanimous decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement. See the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” and “—Quantification of Potential Payments and Benefits” for information about interests that our directors and executive officers have in the merger that are different than yours.

Acquisition Proposals and Obligations of the Board of Directors with Respect to its Recommendation (page 84)

The “Go-Shop” Period: Solicitation of Acquisition Proposals

Subject to the terms and conditions set forth in the merger agreement, until 11:59 p.m., Eastern time, on October 15, 2022 (the “no-shop period start date”), we had the right to solicit, initiate, encourage or facilitate any acquisition inquiry (as defined below), including by providing information (including non-public information and data), and affording access to the business, properties, assets, books, records and personnel of us and our subsidiaries to any person (and its representatives, including potential financing sources) pursuant to an acceptable confidentiality agreement (as defined in the merger agreement); provided, that we provided to Parent and Merger Sub (and their representatives, including financing sources) any non-public information or data that was provided to any person given such access that was not previously made available to Parent and Merger Sub prior to or substantially concurrently with the time it was provided to such person (and in any event within 24 hours thereafter) and engage in any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to an acquisition proposal (as defined below) or potential acquisition proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any acquisition inquiries. Within one business day after the no-shop period start date, we were required to notify Parent in writing of the identity of each person from whom we received an acquisition proposal during such period and provide to Parent a list identifying each excluded party (as defined below) as of the no-shop period start date and an unredacted copy of any acquisition proposal made in writing and a written summary of the material terms and conditions of any acquisition proposal not made in writing.

For purposes of the merger agreement:

•

“Acquisition inquiry” means an inquiry, indication of interest or request for information or discussions from a third party that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

•

“Acquisition proposal” means any proposal or offer from any third party relating to, in a single transaction or series of related transactions: (1) any direct or indirect acquisition or issuance (whether by merger, consolidation or otherwise) of 20% or more of any class of our equity interests (by vote or by value) by any third party; (2) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any third party acquiring assets (including capital stock of or interest in any of our subsidiaries or affiliates) representing, directly or indirectly, 20% or more of the consolidated assets of us or our subsidiaries, taken as a whole (as determined on a fair market value basis (including Indebtedness secured solely by such assets)); (3) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, 20% or more of the consolidated assets of us or our subsidiaries, taken as a whole (as determined on a book value basis (including indebtedness secured solely by such assets)); (4) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization, sale or purchase or other similar transaction involving us, or any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any third party beneficially owning 20% or more of the outstanding shares of our common stock (or any class of our voting securities); (5) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of us or our subsidiaries having a fair market value equal to or greater than 20% of the fair market value of all of the assets of us or our subsidiaries, taken as a whole, immediately prior to such transaction; or (6) any combination of the foregoing.

•

“Excluded party” means a person or group of persons from whom we or any of our representatives have received a bona fide written acquisition proposal after the date of the merger agreement and prior to the no-shop period start date, which written acquisition proposal our board of directors has determined in good faith prior to the no-shop period start date (after consultation with its outside legal counsel and financial advisors) constitutes or could reasonably be expected to lead to a superior proposal (a “qualified proposal”).

The “No-Shop” Period: No Solicitation of Acquisition Proposals

Under the terms of the merger agreement, from and after the no-shop period start date, except as permitted for any excluded party (for so long as such person or group is an excluded party) or as permitted pursuant to certain exceptions, we have agreed that, among other things, we will cease any solicitations, discussions, negotiations or communications with any person that may be ongoing with respect to any acquisition proposal and will not solicit, initiate, knowingly encourage or knowingly facilitate the submission or announcement or any acquisition proposal or acquisition inquiry, furnish any non-public information regarding us or our subsidiaries to any third party with respect to any acquisition proposal or acquisition inquiry, engage in or otherwise participate in any discussions or negotiations with any third party with respect to any acquisition proposal or acquisition inquiry or otherwise knowingly facilitate any effort or attempt to make an acquisition proposal or acquisition inquiry. However, we may, on or after the no-shop period start date and prior to obtaining the stockholder approval, engage in, enter into or otherwise participate in discussions or negotiations with, and furnish non-public information to, a third party which has made an acquisition proposal if our board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such acquisition proposal (if consummated in accordance with its terms) either constitutes superior proposal or could reasonably be expected to lead to a superior proposal.

Prior to obtaining the stockholder approval, our board of directors may, in certain circumstances, effect a change in recommendation (as defined under “The Merger Agreement—Acquisition Proposals and Obligations

of the Board of Directors with Respect to its Recommendation—Obligations of the Board of Directors with Respect to its Recommendation”), subject to complying with specified notice requirements to Parent and other conditions set forth in the merger agreement.

Conditions to the Merger (page 98)

The obligations of each party to the merger agreement to consummate the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of conditions, including, among others, that:

•	the stockholder approval has been obtained;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger has been issued by any governmental entity of competent jurisdiction and remains in effect, and there has not been any law enacted or deemed applicable to the merger that makes consummation of the merger illegal or otherwise restricts or prohibits consummation of the merger;

•

our and Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

we and Parent and Merger Sub must have performed in all material respects all obligations required to be performed by us and them, as applicable, under the merger agreement on or prior to the closing date;

•	since the date of the merger agreement, there must not have occurred any material adverse effect (as defined below in the section entitled “The Merger Agreement—Representations and Warranties”);

•

we and Parent must have received from the other party a certificate at the closing certifying that certain conditions have been satisfied, as described in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

Parent must have received a tax opinion of our counsel, DLA Piper LLP (US) (“DLA Piper”) (or such other nationally recognized REIT counsel as may be reasonably acceptable to us and Parent), dated as of the closing date (which such opinion is subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiaries), to the effect that beginning with our taxable year ended December 31, 2011 and through and including our short taxable year that ends on the closing date, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•	in respect of the Parent’s obligation to consummate the Merger, the parties to the merger agreement must have obtained the CFIUS approval (as defined below).

For purposes of the merger agreement, “CFIUS approval” means any of the following: (1) the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity (“CFIUS”) has concluded that none of the transactions contemplated by the merger agreement are “covered transactions” and subject to review under the Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder (the “DPA”), (2) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by the merger agreement, and has concluded all action under the DPA, or (3) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision, and (a) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the merger agreement or (b) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

Termination of the Merger Agreement (page 99)

We and Parent may mutually agree to terminate the merger agreement and abandon the merger at any time prior to the closing of the merger, even after we have obtained the stockholder approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement, upon prior written notice to the other party, at any time prior to the closing of the merger, if:

•

even after we have obtained the stockholder approval, the merger has not occurred on or before 11:59 p.m., Eastern time, on March 31, 2023 (the “end date”); provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such party has been the cause of, or resulted in, the failure of the merger to be consummated by the end date;

•

even after we have obtained the stockholder approval, any governmental entity of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the issuance of such final, non-appealable order was primarily due to the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under the merger agreement; or

•

the stockholder approval has not been obtained upon a vote taken at the special meeting (or any postponement or adjournment thereof); provided, that the right to terminate the merger agreement under this bullet will not be available to any party to the merger agreement if the failure to receive the stockholder approval was primarily due to the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under the merger agreement.

Termination by Parent

Parent may also terminate the merger agreement, upon prior written notice to us, at any time prior to the closing of the merger, if:

•

even after we have obtained the stockholder approval, we have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the mutual conditions to the parties’ obligations to effect the merger or the additional conditions to the obligations of Parent and Merger Sub to effect the merger not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to us and two business days prior to the end date; provided, that Parent will not have the right to terminate the merger agreement under this bullet if, at the time Parent delivers notice of its election to terminate the merger agreement, Parent or Merger Sub has breached any of their representations or warranties or failed to perform any obligation set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties or obligations not to be satisfied, subject to the same cure period described above in this bullet; or

•	(1) prior to receipt of the stockholder approval, our board of directors has effected a change in recommendation in accordance with the requirements described in the section entitled “The Merger

Agreement—Acquisition Proposals and Obligations of the Board of Directors with Respect to its Recommendation—Obligations of the Board of Directors with Respect to its Recommendation,” or (2) we or any of our subsidiaries enters into any alternative acquisition agreement (as defined in the section entitled “The Merger Agreement—Acquisition Proposals and Obligations of the Board of Directors with Respect to its Recommendation—Obligations of the Board of Directors with Respect to its Recommendation”).

Termination by the Company

We may also terminate the merger agreement, upon prior written notice to Parent, at any time prior to the closing of the merger, if:

•

even after we have obtained the stockholder approval, Parent or Merger Sub has breached any representation or warranty or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the mutual conditions to the parties’ obligations to effect the merger or the additional conditions to our obligation to effect the merger not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from us to Parent and two business days prior to the end date; provided, however, that we will not have the right to terminate the merger agreement under this bullet if, at the time we deliver notice of our election to terminate the merger agreement, we have breached any of our representations or warranties or failed to perform any obligation set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties or obligations not to be satisfied, subject to the same cure period described above in this bullet;

•

prior to receipt of the stockholder approval, our board of directors has effected a change in recommendation in respect of a superior proposal, in respect of which we complied in all respects with certain obligations under the merger agreement (other than any such non-compliance that was immaterial and unintentional) and our board of directors has approved, and concurrently with termination of the merger agreement, we enter into, a definitive agreement providing for the implementation of such superior proposal, but only if we are not then in breach of certain obligations under the merger agreement; provided, that such termination will not be effective until we have paid in full the Company termination fee (as defined below); or

•	all of the following requirements are satisfied:

•

the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger (other than those conditions that by their terms are to be satisfied by actions taken at the closing; provided, that each such condition is then capable of being satisfied at a closing on such date) have been satisfied or waived by Parent;

•

on or after the date the closing of the merger should have occurred pursuant to the merger agreement, we have irrevocably notified Parent in writing that all of the conditions to the parties’ obligations to effect the merger or, with respect to our conditions, waived (or would be satisfied or waived if the closing were to occur on the date of such notice) and we are ready, willing and able to consummate the merger; and

•

the Parent Parties fail to consummate the merger within three business days after our delivery to Parent of such notice and we stood ready, willing and able to effect the closing of the merger through the end of such three-business day period.

Termination Fees (page 101)

Company Termination Fee

We have agreed to pay Parent a termination fee of $274 million (the “Company termination fee”), if:

•

Parent terminates the merger agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”;

•

we terminate the merger agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”; or

•	all of the following requirements are satisfied:

•

we or Parent terminate the merger agreement pursuant to the provisions described in the first bullet (and at the time of such termination we would not have been entitled to terminate the merger agreement pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”) or the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; and

•

(1) an acquisition proposal has been received by us or our representatives or any person has publicly proposed or publicly announced an intention (whether or not conditional) to make an acquisition proposal (and, in the case of a termination pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such acquisition proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months after the date of the termination referred to in the immediately preceding sub-bullet, we enter into a definitive agreement providing for the implementation of any acquisition proposal, or any acquisition proposal is consummated (provided, that for purposes of this sub-bullet, each reference to “20% or more” in the definition of “acquisition proposal” will be deemed to be references to “more than 50%”).

However, the Company termination fee would have equaled $137 million in the event that the merger agreement had been terminated by us pursuant to the provisions described in the second bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company” prior to the cut-off time (as defined in the section entitled “The Merger Agreement—Acquisition Proposals and Obligations of the Board of Directors with Respect to its Recommendation—The “Go-Shop” Period: Solicitation of Acquisition Proposals”) in order to enter into a definitive agreement with an excluded party providing for the implementation of a superior proposal.

Parent Termination Fee

Parent has agreed to pay to us a termination fee of $503 million (the “Parent termination fee”) if we terminate the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company.”

Specific Performance (page 102)

The parties to the merger agreement have agreed that irreparable harm would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and that each party will be entitled, prior to the valid termination of the merger agreement, to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (other than the Parent Parties’ obligation to effect the closing, which is governed by the next sentence) , without bond or other security being required, this being in addition to any remedy to which they are entitled under certain provisions of the merger agreement. The parties to the merger agreement have further agreed that, prior to the valid termination of the merger agreement and any dispute over the right to termination having been finally resolved, we will be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Parent Parties’ obligation to effect the closing on the terms and conditions set forth in the merger agreement in the event that (1) the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger (other than those conditions that by their nature are to be satisfied at the closing; provided, that each such condition is then capable of being satisfied at the closing) have been satisfied or waived, (2) the debt financing is available to be funded or will be funded or will be funded if the equity financing is funded, in each case in accordance with the terms of the debt commitment letter, (3) Parent has failed to consummate the closing at the time when it was required under the merger agreement, and (4) we have irrevocably confirmed in writing to Parent that if specific performance were granted and the debt financing and equity financing were funded, then the closing would occur in accordance with the terms of the merger agreement.

Regulatory Matters (page 68)

Unless Parent agrees otherwise, the merger will not be completed until the parties have obtained the CFIUS approval. We are unaware of any other material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland, and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

No Dissenters’ Rights of Appraisal (page 106)

We are organized as a corporation under Maryland law. Under the Maryland General Corporation Law (“MGCL”), because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger. In addition, holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board, determines that the rights apply. Our board of directors has made no such determination. However, our stockholders can vote against the merger proposal.

Material U.S. Federal Income Tax Consequences of the Merger (page 68)

The receipt of the merger consideration for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration you receive and your adjusted tax basis in your shares. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including, in the case of non-U.S. holders, pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Delisting and Deregistration of Our Common Stock (page 73)

If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company and its subsidiaries by affiliates of the Sponsors pursuant to the merger agreement. Once we have obtained the stockholder approval and the other closing conditions under the merger agreement have been satisfied or waived, at the merger effective time, the Company will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. For additional information about the merger, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:	As a holder of common stock, what will I receive in the merger?

A:	For each outstanding share of common stock that you own immediately prior to the merger effective time, you will receive $32.25 in cash, without interest.

Q:	Will I receive any regular quarterly dividends with respect to the common stock that I own?

A:

On September 19, 2022, we declared a regular quarterly dividend of $0.41 per share of common stock for the quarter ended September 30, 2022, which was paid on October 17, 2022 to stockholders of record at the close of business on September 30, 2022. Under the terms of the merger agreement, we may not declare, set aside or pay any other dividends or distributions to the holders of our common stock during the term of the merger agreement, other than dividends or distributions required for us to maintain our status as a REIT under the Code or to avoid the incurrence of any income or excise taxes (which will result in a reduction of the merger consideration as described in the section entitled “The Merger Agreement—Treatment of Common Stock, Restricted Stock and Performance Units—Common Stock”).

Q:	What will happen to my shares of restricted stock and performance units?

A:

Restricted Stock. Effective immediately prior to the merger effective time, each outstanding award of restricted stock granted pursuant to the Equity Incentive Plan will automatically become fully vested and all restrictions and repurchase rights thereon will lapse, and thereafter all shares of our common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will have the right to receive an amount in cash equal to the merger consideration, less required withholding taxes.

Performance Units. Effective immediately prior to the merger effective time, outstanding awards of performance units granted pursuant to the Equity Incentive Plan will automatically become earned and vested, as further described below under the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” and “—Quantification of Potential Payments and Benefits,” and thereafter will be cancelled and, in exchange therefor, each holder of any such cancelled vested performance units will cease to have any rights with respect thereto, except the right to receive as of the merger effective time, in consideration for the cancellation of such vested performance unit and in settlement therefor, an amount in cash equal to the product of (1) the merger consideration and (2) the number of so-determined earned performance shares subject to such vested performance units, without interest, less required withholding taxes. In addition, on the closing date, we will pay each holder of performance units an amount equivalent to all cash dividends that would have been paid on the number of so-determined earned shares of our common stock subject to such performance units as if they had been issued and outstanding from the date of grant up to, and including, the merger effective time, less required withholding taxes.

Q:	When do you expect the merger to be completed?

A:

If we have obtained the stockholder approval, and assuming that the other conditions to the merger are satisfied or waived, it is anticipated that the merger will be completed in the first quarter of 2023. Pursuant to the merger agreement, the closing of the merger will take place as soon as practicable (and, in any event, within three business days) after satisfaction or waiver of the conditions to the merger described under the section entitled “The Merger Agreement—Conditions to the Merger” (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing) or on such other date as agreed in writing by us and Parent; provided, that, unless Parent otherwise agrees in writing, the consummation of the Merger will not occur prior to February 1, 2023.

Q:	What happens if the merger is not completed?

A:

If the merger proposal is not approved by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of common stock pursuant to the merger agreement. Instead, we will remain a public company and our common stock will continue to be listed and traded on the NYSE. Upon a termination of the merger agreement, under certain circumstances, we will be required to pay Parent the Company termination fee. Upon a termination of the merger agreement under certain other circumstances, Parent will be required to pay us the Parent termination fee.

Q:	If the merger is completed, how do I obtain the merger consideration for my shares?

A:

Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the merger consideration. In accordance with, and as required by the exchange agent’s customary procedures, you may receive an instruction request letter, including instructions for effecting the exchange of your shares for the merger consideration.

Q:	When and where is the special meeting?

A:

The special meeting will be held on [                ], 2022 at [    ] a.m., Arizona time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/STOR2022SM.

Q:	Who can vote and attend the special meeting?

A:

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. Each holder of common stock is entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were [                ] shares of common stock outstanding and entitled to vote at the special meeting.

Q:	How do I attend the virtual special meeting?

A:

The special meeting will be held in a virtual-only format on [                ], 2022 at [    ] a.m., Arizona time. You will not be able to physically attend the special meeting. To access the virtual meeting, stockholders should visit www.virtualshareholdermeeting.com/STOR2022SM. The special meeting will start promptly at [    ] a.m., Arizona time, and online access will begin at [    ] a.m., Arizona time. To log in to the virtual meeting, you will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

Q:	What vote of stockholders is required to approve the merger proposal?

A:

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal at the special meeting. Because the required vote for the merger proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the merger proposal.

Q:	What vote of stockholders is required to approve the advisory compensation proposal?

A:

Approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of proposal (assuming a quorum is present).

Q:	What vote of stockholders is required to approve the adjournment proposal?

A:

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the proposal (assuming a quorum is present).

Q:	Why is my vote important?

A:

If you do not authorize your proxy or vote at the virtual special meeting, or do not instruct your broker, bank or other nominee on how to vote, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal, if you abstain from voting or fail to authorize your proxy or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the merger proposal.

Q:	How does the merger consideration compare to the market price of our common stock?

A:

Our common stock has been listed on the NYSE under the symbol “STOR” since November 18, 2014. The merger consideration of $32.25 per share represents a premium of approximately 20.4% over the closing price of our common stock of $26.79 on September 14, 2022, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 17.8% over the 90-day volume weighted average stock price through that date. Over the 12-month period ended September 14, 2022, the last trading day prior to the public announcement of the merger agreement, the closing price of our common stock ranged from a low of $24.79 to a high of $35.11. You are encouraged to obtain current market quotations for our common stock.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Q:	Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation payable to our named executive officers?

A:

In July 2010, the Securities and Exchange Commission (“SEC”) adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger.

Q:	What will happen if stockholders do not approve the advisory compensation proposal?

A:

The vote to approve the advisory compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the vote on the advisory compensation proposal, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the merger.

Q:	Do any of the Company’s directors and executive officers have any interest in the merger that is different than mine?

A:

Our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” and “—Quantification of Potential Payments and Benefits” for information about interests that our directors and executive officers have in the merger that are different than yours.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the exhibits attached to this proxy statement, please vote your shares of common stock in one of the ways described below as soon as possible. Holders of our common stock will be entitled to one vote for each share of common stock owned as of the record date.

Q:	How do I cast my vote?

A:

If you are a stockholder of record on the record date, you may vote at the virtual special meeting or authorize a proxy to vote your shares at the virtual special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling (800) 690-6903 or on the Internet at www.proxyvote.com. Telephone and Internet voting are available 24 hours a day until 11:59 p.m., Eastern time, the day immediately prior to the special meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?

A:

If you own shares of our common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your common stock. If you hold your common stock through a broker, bank or other nominee and wish to vote at the virtual special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What will happen if I abstain from voting or fail to vote?

A:

With respect to the merger proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but such abstention will have the same effect as voting “AGAINST” the merger proposal. With respect to the advisory compensation proposal and the adjournment proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but abstentions are not considered votes cast and therefore will not have any effect on the outcome of such proposals.

With respect to the merger proposal, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote your shares held in “street name,” your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and such failure to vote will have the same effect as voting “AGAINST” the merger proposal. With respect to the advisory compensation proposal and the adjournment proposal, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote your shares held in “street name,” your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, but such failure to vote will not have any effect on the outcome of such proposals (assuming a quorum is present).

Q:	How will proxy holders vote my shares of common stock?

A:

If you properly authorize a proxy prior to the virtual special meeting, your shares of common stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares will be voted “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

Q:	What happens if I sell my common stock before the special meeting?

A:

If you held common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for such shares. The right to receive the merger consideration when the merger becomes effective will pass to the person who owns the shares you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. If you own common stock as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending and voting at the virtual special meeting. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker, bank or other nominee to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	Is the merger expected to be taxable to me?

A:

Yes. The receipt of the merger consideration for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration you receive and your adjusted tax basis in your common stock. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including, in the case of non-U.S. holders, pursuant to FIRPTA. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	What rights do I have if I oppose the merger?

A:

If you are a stockholder of record on the record date, you can vote against the merger proposal. You are not, however, entitled to appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger under Maryland law because shares of our common stock were listed on the NYSE on the record date. In addition, stockholders may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise any such rights unless our board of directors, upon the affirmative vote of a majority of the directors, determines that the rights apply. Our board of directors has made no such determination. See the section entitled “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the special meeting?

A:

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed.

Q:	Can I participate if I am unable to attend the virtual special meeting?

A:

If you are unable to attend the virtual special meeting, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

Q:	Have any stockholders already agreed to approve the merger?

A:

No. There are no other agreements between Parent, Merger Sub or other affiliates of the Sponsors, on the one hand, and any of our stockholders, on the other hand, in which a stockholder has agreed to vote in favor of the approval of the merger proposal.

Q:	Where can I find more information about the Company?

A:

We file certain information with the SEC, which is available on the SEC’s website at www.sec.gov and on our website at www.storecapital.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See the section entitled “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees, for which they will not receive additional compensation. We have engaged [            ] to assist in the solicitation of proxies for a fee of approximately $[            ], plus reimbursement of reasonable out-of-pocket expenses, and we have agreed to indemnify [            ] against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?

A:	If after reading this proxy statement you have more questions about the special meeting or the merger, you should contact us at:

STORE Capital Corporation

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

Attention:   Chad A. Freed. Executive Vice President – General Counsel,

 Chief Compliance Officer and Secretary

Telephone: (480) 256-1100

E-mail: CorporateSecretary@storecapital.com

You may also contact [            ], our proxy solicitor, at:

[            ]

[            ]

[            ]

[(        )        -         ]

If your broker, bank or other nominee holds your shares of our common stock, you should also contact your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the exhibits, and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the merger, the expected timing and completion of the merger and our future business, performance and opportunities. Although we believe the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “plan,” “seek,” “should,” “will,” “likely” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•

risks associated with our ability to obtain the stockholder approval required to consummate the merger and the risk that the closing of the merger will not occur within the expected timeframe or at all;

•	unanticipated difficulties or expenditures relating to the merger;

•

the response of customers, business partners and competitors to the announcement of the merger and/or potential difficulties in employee retention as a result of the announcement and pendency of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the parties and others related to the merger agreement;

•	risks that the merger disrupts our current plans and operations or diverts the attention of our management or employees from ongoing business operations;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and, under certain circumstances, require us to pay the Company termination fee;

•	our restricted ability to pay dividends to the holders of our common stock pursuant to the merger agreement;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for customers in such markets;

•	actual or perceived threats associated with the pandemic of the novel coronavirus (“COVID-19”) or other public health crises;

•	rental rates that are unable to keep up with the pace of inflation;

•	the performance and financial condition of our customers;

•	real estate acquisition risks, including our ability to identify and complete acquisitions and/or failure of such acquisitions to perform in accordance with projections;

•	the competitive environment in which we operate;

•	decreased rental rates or increased vacancy rates;

•	potential defaults (including bankruptcy or insolvency) on, or non-renewal of, leases by customers;

•	our ability to raise debt and equity capital on attractive terms;

•

financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and that we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms at all;

•	lack of or insufficient amounts of insurance;

•	potential natural disasters and other liabilities and costs associated with the impact of climate change;

•	the impact of changes in the Code as a result of U.S. federal tax legislation and uncertainty as to how such changes may be applied;

•	our ability to maintain our qualification as a REIT;

•	litigation, including costs associated with defending claims against us as a result of incidents on our properties, and any adverse outcomes;

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us;

•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or REIT tax laws; and

•

the additional risks and factors discussed in our reports filed with the SEC from time to time, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as updated in our subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC under the Exchange Act.

There can be no assurance that the merger will in fact be consummated in the expected time frame, on the expected terms or at all. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021, as updated in our subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC under the Exchange Act.

PROPOSAL 1

MERGER PROPOSAL

We are asking our stockholders to vote on a proposal to approve the merger of the Company with and into Merger Sub.

For detailed information regarding the merger proposal, see the information about the merger and the merger agreement throughout this proxy statement, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Exhibit A to this proxy statement.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal at the special meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1. Because the required vote for the merger proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the merger proposal.

Stockholder approval of the merger proposal is a condition to the completion of the merger. In the event the merger proposal does not receive stockholder approval, the merger cannot be completed.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the merger proposal.

PROPOSAL 2

ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the special meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Merger—Quantification of Potential Payments and Benefits.”

The stockholder vote on this advisory compensation proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger.

We are asking our common stockholders to vote “FOR” the following resolution:

“RESOLVED, that STORE Capital Corporation stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of STORE Capital Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Quantification of Potential Payments and Benefits” beginning on page 66 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2. If you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the advisory compensation proposal (assuming a quorum is present).

Stockholder approval of the advisory compensation proposal is not a condition to the completion of the merger.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the advisory compensation proposal.

PROPOSAL 3

PROPOSAL TO APPROVE ADJOURNMENT OF THE MEETING

We are asking our stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 3. If you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the adjournment proposal (assuming a quorum is present).

Stockholder approval of the adjournment proposal is a not a condition to the completion of the merger.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the adjournment proposal.

THE PARTIES TO THE MERGER

STORE Capital Corporation

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

We were organized as a Maryland corporation on May 17, 2011, and elected to be taxed as a REIT under the Code, commencing with our initial taxable year ended December 31, 2011.

The Company is an internally managed net-lease REIT that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. A STORE Property is a property location at which a company operates its business and generates sales and profits, which makes the location a profit center and, therefore, fundamentally important to that business. The Company is one of the largest net-lease REITs and its portfolio is highly diversified. As of September 30, 2022, our 3,035 property locations were operated by 579 customers across the United States. Our customers operate across a wide variety of industries within the service, retail and manufacturing sectors of the U.S. economy, with restaurants, metal fabrication facilities, early childhood education centers, automotive repair and maintenance centers and health clubs representing the top industries in our portfolio.

Our common stock is listed on the NYSE and trades under the symbol “STOR.”

Additional information about us is available on our website at www.storecapital.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. For additional information about us and our business, please refer to the section entitled “Where You Can Find More Information.”

Ivory Parent, LLC; Ivory REIT, LLC

c/o GIC

280 Park Avenue, 9th Floor

New York, New York 10017

(212) 856-2500

c/o Oak Street Real Estate Capital, LLC

30 N. LaSalle Street, Suite 4140

Chicago, Illinois 60602

(312) 448-8122

Parent and Merger Sub were formed solely for the purpose of acquiring us and have not carried on any activities to date, except for activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub, and Merger Sub will continue as the Surviving Entity. The Parent Parties are, as of the date hereof, affiliates of GIC, a global institutional investor. On or around the closing date, GIC intends to enter into a joint venture arrangement with funds managed or advised by Oak Street, a division of Blue Owl.

GIC is a leading global investment firm with over $100 billion in assets under management that was established in 1981 to secure Singapore’s financial future. As the manager of Singapore’s foreign reserves, GIC takes a long-term, disciplined approach to investing, and is uniquely positioned across a wide range of asset classes and active strategies globally, including equities, fixed income, real estate, private equity, venture capital and infrastructure. The firm’s long-term approach, multi-asset capabilities, and global connectivity enable them to be an investor of choice. GIC seeks to add meaningful value to its investments. Headquartered in Singapore, GIC has a global talent force of over 1,900 people in 11 key financial cities and has investments in over 40 countries. The principal place of business of GIC in the United States is located at 280 Park Avenue, 9th Floor, New York, New York 10017, and its telephone number at that address is (212) 856-2500.

Oak Street, a division of Blue Owl, is a real estate investment firm focused on acquiring properties net-leased to investment grade and creditworthy tenants. Oak Street specializes in providing flexible capital solutions to a variety of organizations including corporations, healthcare systems, universities and government entities. Oak Street has $16.6 billion in assets under management as of June 30, 2022. Blue Owl is a global alternative asset manager with $119 billion in assets under management as of June 30, 2022. Anchored by a strong permanent capital base, Blue Owl deploys private capital across Direct Lending, GP Solutions and Real Estate strategies on behalf of Institutional and Private Wealth clients. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. The principal place of business of Oak Street is located at 30 N. LaSalle Street, Suite 4140, Chicago, Illinois 60602, and its telephone number at that address is (312) 448-8122.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at a special meeting to be held on [                ], 2022 at [    ] a.m., Arizona time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit www.virtualshareholdermeeting.com/STOR2022SM. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

At the special meeting, holders of our common stock will be asked to consider and vote on:

1.	a proposal to approve the merger of the Company with and into Merger Sub;

2.	a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and

3.	a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal is required to approve the merger proposal and for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment thereof. Each holder of common stock is entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were [                ] shares of common stock outstanding and entitled to vote at the special meeting.

The presence virtually via the special meeting website or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date (subject to certain restrictions in the merger agreement).

Required Vote

Completion of the merger requires approval of the merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger proposal at the special meeting. Because the required vote for the merger proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the merger. For the purpose of each of these proposals, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will not have any effect on the outcome of such proposals (assuming a quorum is present).

Accordingly, in order for your shares to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or vote at the virtual special meeting.

Votes cast by proxy or at the virtual special meeting will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine the number of shares of common stock represented at the special meeting, virtually or by proxy.

How to Authorize a Proxy

Holders of record of our common stock may vote or cause their shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

•	attend the virtual special meeting and vote during the live webcast.

Regardless of whether you plan to attend the virtual special meeting, we request that you authorize a proxy for your shares of common stock as described above as promptly as possible.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the broker, bank or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own shares of our common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares of our common stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of our common stock. If you hold shares of our common stock through a broker, bank or other nominee and wish to vote at the virtual special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days). Because approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes of our common stock entitled to be cast on the merger proposal, and because your broker, bank or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your broker, bank or other nominee with voting instructions will have the same effect as voting “AGAINST” the merger proposal. Because the approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on such proposal, and because your broker, bank or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your broker, bank or other nominee with voting instructions will have no effect on the outcome of such proposals (assuming a quorum is present).

Proxies and Revocation

If you authorize a proxy, your shares of common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares of common stock will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the virtual special meeting, in any of three ways:

•

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to Chad A. Freed, our Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255;

•

by delivering to our Corporate Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of common stock; or

•	by attending and voting at the virtual special meeting.

Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of common stock through a broker, bank or other nominee, you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees, for which they will not receive additional compensation. We have engaged [            ] to assist in the solicitation of proxies for a fee of approximately $[            ], plus reimbursement of reasonable out-of-pocket expenses, and we have agreed to indemnify [            ] against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments

Our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting. Notwithstanding the provision in our bylaws, if the adjournment proposal is approved at the special meeting, then the meeting may be adjourned for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal. The adjourned meeting may thereafter take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Parent’s consent, on a date later than the earlier of 30 days after the date on which the special meeting was originally scheduled or more than 120 days from the original record date).

Postponements

At any time prior to convening the special meeting, we may postpone the special meeting for any reason without the approval of our common stockholders (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Parent’s consent, on a date later than the earlier of 30 days after the date on which the special meeting was originally scheduled or more than 120 days from the original record date).

THE MERGER

General Description of the Merger

Under the terms of the merger agreement, affiliates of the Sponsors will acquire us and our subsidiaries, through the merger of us with and into Merger Sub, with Merger Sub continuing as the Surviving Entity.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among our board of directors, the transaction committee, members of our management or our representatives and other parties.

Our board of directors and senior management regularly review our strategies, performance and objectives in light of the current business, economic and capital markets environments, as well as trends and developments in the net-lease REIT sector and real estate industry more generally. As part of these reviews, our board of directors and senior management have periodically considered various potential strategic and financial initiatives, all with the goal of maximizing stockholder value, and have recognized various opportunities and challenges that we face as a public company, including, among other things, management’s ability to generate accretive acquisition opportunities and optimize returns on its existing portfolio against the current market backdrop.

On April 5, 2022, while attending an investor conference in New York, New York, Mary B. Fedewa, our President and Chief Executive Officer and a member of our board of directors, and other members of our senior management, met with investors throughout the day, including representatives of GIC, which has been a stockholder of the Company over the past five years and, as of the date hereof, holds approximately 0.6% of the outstanding shares of our common stock. During the meeting with GIC, the members of our senior management discussed publicly available information, including our results of operations and general business, investment and financing strategies. Following the meeting, representatives of GIC requested that the parties meet again over the following days to continue the discussion. In advance of the meeting, GIC executed a limited non-disclosure agreement in which it agreed to keep non-public information discussed at the meeting, if any, confidential.

On April 7, 2022, members of our senior management and representatives of GIC met for lunch and continued to discuss the net-lease real estate sector and market conditions generally. No specific transactions or terms were discussed at the lunch meeting. Later that week, a representative of GIC called Ms. Fedewa and requested an in-person meeting to learn more about our business, investment and financing strategies. In advance of the next meeting, GIC executed a second limited non-disclosure agreement in which it agreed to keep non-public information, discussed at the meeting, if any, confidential.

On April 13, 2022, representatives of GIC attended in-person investor presentations conducted by members of our senior management at our corporate headquarters in Scottsdale, Arizona. During the presentations, the members of our senior management and representatives of GIC engaged in a discussion of our business, investment and financing strategies. Following the meeting, representatives of GIC expressed a general interest in a potential business opportunity with us and requested that we provide GIC with non-public information to facilitate GIC’s review of the Company. No specific transaction terms were discussed.

On April 19, 2022, members of our senior management and a representative of DLA Piper, our outside legal counsel, had a call with Tawn Kelley, the chairman of our board of directors, to provide an update on the recent meetings with GIC and discuss GIC’s request for non-public information. Subsequently, on April 19, 2022, we entered into a confidentiality agreement with GIC (which agreement contained customary standstill restrictions, which restrictions terminate in the event we enter into a definitive agreement with a third party to effect a sale of the Company), following which we provided GIC with limited, non-public property-level operating and financial information. Over the next several weeks, GIC conducted a due diligence review of the Company and engaged in high-level discussions with Ms. Fedewa and other members of our senior management regarding the due diligence information.

After the close of business on May 27, 2022, a representative of GIC telephoned Ms. Fedewa and informed her that, based on their due diligence review, GIC would be interested in pursuing a potential acquisition of the Company. The representative of GIC did not discuss specific terms or propose a price or other valuation of the Company. Ms. Fedewa relayed this conversation to Ms. Kelley.

On May 31, 2022, Ms. Fedewa received a letter, dated May 27, 2022, from GIC (the “May 31 letter” and the proposal set forth therein, the “May 31 proposal”). The May 31 letter stated that GIC had followed us for several years in its capacity as a holder of our common stock and was impressed by the performance of the portfolio and our long-term track record of growth. In the May 31 letter, GIC proposed to acquire the Company in an all-cash transaction at a price of $32.00 per share, which represented a premium of 20% over the closing price of our common stock of $26.74 on May 26, 2022. The May 31 letter also stated that (1) GIC was prepared to conduct all due diligence and concurrently negotiate a definitive merger agreement over a period of 45 days and would be willing to discuss the inclusion of a customary “go-shop” provision in the agreement, (2) the transaction would be funded with a combination of equity financing of approximately $6.0 billion and debt financing of approximately $8.3 billion (including assumable debt currently on our balance sheet and new debt financing) and would not be subject to any financing condition and (3) the transaction would be subject only to customary closing conditions for the acquisition of a public REIT. The May 31 letter also stated that GIC would welcome the opportunity, at the appropriate time, to speak with the Company about go-forward management arrangements, including with respect to preserving the Company’s operating structure while providing the funding necessary to enable the Company to continue to grow its portfolio and accelerate its real estate acquisition plans. The May 31 letter did not outline any other terms of the proposal. The May 31 letter was circulated to our board of directors, as well as our legal advisors. On the prior trading day, May 27, 2022, the closing price of our common stock was $27.29 per share.

Later on May 31, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of DLA Piper, to discuss the terms and conditions of the May 31 proposal. In reviewing the May 31 proposal, our board of directors noted that, while the proposal represented a credible offer from a substantial and well-capitalized firm, our board of directors would need to begin a strategic review process and engage one or more financial advisors to evaluate the financial aspects of the May 31 proposal and provide information regarding other opportunities available to us that could potentially enhance stockholder value, including, among others, continuing to execute our long-term business strategies as a standalone public company, pursuing other strategic or financial initiatives or engaging in a process to explore interest in a sale of the Company (with both strategic and financial buyers). After discussion, our board of directors determined that it should further review and discuss the May 31 proposal, with the assistance of financial and legal advisors, at a future meeting.

In addition, at the meeting on May 31, 2022, our board of directors established an ad hoc advisory transaction committee (the “transaction committee”) to assist our board of directors in considering the May 31 proposal. Tawn Kelley, Catherine D. Rice, Jawad Ahsan and David M. Edwards, all of whom are non-employee, independent directors were appointed to the transaction committee. Throughout the evaluation and negotiation process over the next few months, the members of the transaction committee conducted several formal meetings. In addition, the members of the transaction committee, as well as our board of directors, periodically met in executive session with only the independent directors and outside legal counsel present. In light of our receipt of the May 31 proposal, our board of directors determined it would be advisable for the Company to retain financial advisors to assist the board and authorized the transaction committee to select and retain such financial advisors.

Later on May 31, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of DLA Piper, to continue to discuss the terms and conditions of the May 31 proposal, the board’s strategic review process and potential financial advisors, including Evercore, Goldman Sachs and other candidates. The transaction committee also discussed, with the assistance of our senior management and in consultation with our legal advisors, the process to engage financial advisors and the range of advisory fees typically payable in connection with the sale of a public company. Based on this discussion and our extensive experience with numerous investment banking firms, the transaction committee determined that it would be advisable to engage two financial advisors and authorized Ms. Fedewa to contact representatives of Evercore and Goldman Sachs regarding their candidacy to serve as our financial advisors. The transaction committee noted that Evercore’s and Goldman Sachs’ respective engagements and other relationships with each of the Company and GIC would need to be reviewed to determine whether there were any conflicts that would interfere with their ability to serve as independent financial advisors. The transaction committee considered Evercore as a potential candidate to assist and advise our board of directors because of Evercore’s qualifications, experience and reputation, relationship with the Company, substantial knowledge of the REIT sector and its involvement in recent strategic transactions in the net-lease REIT sector. The transaction committee considered Goldman Sachs as a potential candidate to assist and advise our board of directors because of Goldman Sachs’ qualifications, experience and reputation, long-standing relationship with the Company, knowledge of the net-lease REIT sector and its involvement in recent acquisition transactions in the public REIT industry. At the conclusion of the meeting, the members of the transaction committee met in executive session with the representatives of DLA Piper to further discuss the transaction committee’s role and responsibilities and the board’s strategic review process.

On June 3, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of DLA Piper, to discuss the Company’s existing five-year strategic plan (the “five-year plan”). The transaction committee, with the assistance of our senior management and in consultation with our legal advisors, reviewed and discussed the five-year plan, which included the financial projections (as defined below under the section entitled “—Unaudited Prospective Financial Information”) regarding our future operations for fiscal years ending December 31, 2022 through December 31, 2026. Our senior management reviewed with the transaction committee the assumptions underlying the financial projections, including estimates of future capital costs, capitalization rates and interest rates, and highlighted certain challenges we could face as a standalone public company, including the deteriorating credit markets and rising interest rate environment, in the context of evaluating and achieving the financial projections. Following discussion and questions of senior management about the financial projections, the transaction committee confirmed that the financial projections provided an appropriate framework to evaluate the May 31 proposal. Also at the meeting, Ms. Fedewa provided an update on her recent discussions with representatives of Evercore and Goldman Sachs and discussed the expected roles and responsibilities of each firm. After discussion, the transaction committee authorized our senior management to negotiate engagement letters with Evercore and Goldman Sachs and to provide them the financial projections for their use and reliance in connection with their respective financial analyses. At the conclusion of the meeting, the members of the transaction committee met in executive session with the representatives of DLA Piper to further discuss the role of the transaction committee and other topics related to the board’s strategic review process.

Later on June 3, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. The representatives of Evercore and Goldman Sachs were introduced and described their respective experience and qualifications to serve as financial advisors. The representatives of Evercore and Goldman Sachs also provided an outline of potential next steps in the board’s strategic review process and various factors to consider in connection with the board’s evaluation of the May 31 proposal, the five-year plan and other strategic and financial initiatives available to the Company. Our board of directors, with the assistance of our senior management and in consultation with the representatives of Evercore, Goldman Sachs and DLA Piper, discussed, among other matters, (1) the current economic environment and certain challenges facing the net-lease real estate sector generally and the Company in particular, (2) the five-year plan, including the financial projections and their underlying assumptions, (3) GIC’s businesses, transaction history and capital sources, and (4) the potential next steps in the strategic review process. Our board of directors confirmed that Evercore and Goldman Sachs should prepare a presentation regarding their preliminary financial analyses with respect to the Company and certain financial aspects of the May 31 proposal for the next meeting of our board of directors. At the conclusion of the meeting, the independent directors met in executive session with representatives of DLA Piper to further discuss, among other matters, the duties of our board of directors in connection with the evaluation of the May 31 proposal, the presentations from Evercore and Goldman Sachs, the five-year plan (including the financial projections) and related matters.

On June 10, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper, to discuss the May 31 proposal, the five-year plan and the board’s strategic review process. Representatives of Evercore and Goldman Sachs discussed with the transaction committee their preliminary financial analyses with respect to the Company and certain financial aspects of the May 31 proposal, as well as other strategic alternatives that might be available to the Company, including remaining a standalone public company or initiating a formal process to contact potential buyers, including other publicly traded REITs and financial sponsors, regarding a sale of the Company. Representatives of Evercore and Goldman Sachs also reviewed certain financial risks to our long-term business strategies, including the deteriorating credit markets and rising interest rate environment, and potential options for the Company to respond to the May 31 proposal. The transaction committee continued to discuss, with the assistance of our senior management and in consultation with our financial and legal advisors, the advantages and risks of a proposed transaction with GIC, including, among other things, whether the May 31 proposal represented an attractive valuation for stockholders when considered in light of the five-year plan and the transaction committee’s knowledge and understanding of our business, operations, management, financial condition and prospects and the various challenges we could continue to face as a standalone public company. At the conclusion of the meeting, the members of the transaction committee met in executive session with the representatives of DLA Piper to further discuss the May 31 proposal and related matters. Following extensive discussion, the transaction committee resolved to recommend to our board of directors that we engage with GIC regarding the May 31 proposal.

At GIC’s request, on June 12, 2022, representatives of Evercore and Goldman Sachs, acting at the direction of our board of directors, had a call with representatives of GIC. During the call, representatives of GIC informed Evercore and Goldman Sachs that the 45-day due diligence and negotiation period referenced in the May 31 letter would not begin until the parties came to an agreement in principle on valuation, subject to the negotiation of the definitive merger agreement and other customary conditions.

On June 13, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper, to discuss, among other matters, the five-year plan and the terms and conditions of the May 31 proposal. Representatives of Evercore and Goldman Sachs reviewed with our board of directors their preliminary financial analyses with respect to the Company, certain financial aspects of the May 31 proposal, other strategic alternatives that might be available to the Company and potential options for the Company to respond to the May 31 proposal. The members of our senior management and our board of directors discussed certain risks related to the execution of our business plan, including the potential for an economic slowdown, the impact of rising borrowing costs, and the discount to estimated net asset value at which our common stock has recently traded, all of which have the potential to adversely impact our ability to fund future acquisitions at an accretive cost of capital. Our board of directors also discussed, with the assistance of our senior management and in consultation with our financial and legal advisors, the best process for maximizing stockholder value if the Company were to be sold, including whether a competitive bidding process would yield a higher price than GIC’s proposal and the use of a customary “go-shop” provision to facilitate competing bids after signing a definitive merger agreement, as well as benefits and risks to our business posed by contacting other potential buyers before engaging with GIC, including the risk that engaging with or contacting other potential buyers prior to signing a definitive merger agreement with GIC could jeopardize the availability of GIC’s proposal. Our board of directors also discussed with our senior management and our financial and legal advisors other potential risks and considerations, including, among other concerns, that market leaks and rumors regarding a potential transaction would disrupt our business and risk employee turnover, as well as lead to turnover in our stockholder base and potential stock price volatility, and that there were a limited number of potential buyers with the financial ability to acquire the Company (including as a result of rising interest rates and the deterioration in the credit markets). At the conclusion of the meeting, our board of directors met in executive session with the representatives of DLA Piper to further discuss the

May 31 proposal and a potential counteroffer. After further discussion of the preliminary financial analyses presented by representatives of Evercore and Goldman Sachs and the best path forward to maximize value for our stockholders, our board of directors determined to move forward with bilateral negotiations with GIC and authorized the transaction committee to engage further with our financial advisors to develop and submit to GIC a counteroffer with a price per share of at least $34.00 in cash.

Later on June 13, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper, to continue to discuss the May 31 proposal, as well as other strategic alternatives that might be available to the Company, including remaining a standalone public company or initiating a formal sale process, and the benefits and risks related to each, including those discussed at prior meetings of the transaction committee and our board of directors. After further discussion of the best path forward to maximize value for stockholders, the transaction committee determined that it was in the best interest of the Company and its stockholders to pursue a transaction with GIC with a price per share of at least $34.00 in cash, but that any definitive merger agreement with GIC must contain a customary “go-shop” provision or other mechanism that would permit us to solicit and entertain potentially superior proposals from other bidders after executing a definite merger agreement with GIC. The transaction committee then instructed the representatives of Evercore and Goldman Sachs to submit a counteroffer to GIC with a price per share of $34.00 in cash and to inform GIC that we would require that any definitive merger agreement include a customary “go-shop” provision. On the prior trading day, June 10, 2022, the closing price of our common stock was $26.39 per share.

Following the transaction committee meeting, on June 14, 2022, representatives of Evercore and Goldman Sachs, acting at the direction of the transaction committee (as authorized by our board of directors), contacted representatives of GIC to inform them of our counteroffer with a price per share of $34.00 in cash and a requirement that any definitive merger agreement between the parties include a customary “go-shop” provision. GIC did not provide a definitive response to our counteroffer at this time.

Throughout the remainder of June and July 2022, we provided additional customary due diligence information to GIC and its advisors and made members of our senior management and advisors available to such parties to address their questions.

On June 17, 2022, representatives of GIC contacted representatives of Evercore and Goldman Sachs to inform them that GIC remained committed to pursuing an acquisition of the Company, but, given the current state of the capital markets, that GIC would need additional time to develop a financing package before formally responding to our counteroffer.

Later on June 17, 2022, the transaction committee held a meeting, which was attended by members of our senior management and a representative of DLA Piper. The transaction committee discussed our financial advisors’ recent discussions with GIC, including GIC’s continuing commitment to pursue an acquisition of the Company and its need for additional time to develop a financing package.

On July 5, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. Representatives of Evercore and Goldman Sachs provided an update on their recent discussions with GIC, including GIC’s continuing efforts to coordinate a debt financing package, and noted that, due to continuing market volatility, GIC had not formally responded to our counterproposal. Our board of directors, with the assistance of our senior management and in consultation with our financial and legal advisors, discussed, among other matters, the 45-day due diligence and negotiation period proposed by GIC, the time sensitive nature of the potential transaction and the various possible outcomes of the negotiations with GIC. At the conclusion of the meeting, our board of directors met in executive session with the representatives of DLA Piper to further discuss the potential transaction and related matters.

On July 19, 2022, acting at the direction of our board of directors, representatives of Evercore and Goldman Sachs had a meeting with representatives of GIC and its advisors. During the meeting, the representatives of GIC informed Evercore and Goldman Sachs that GIC would like to bring in an equity partner to the potential transaction. Subsequently on July 20, 2022, at the request of GIC, the Company and GIC entered into a confidentiality agreement with Oak Street, as a potential equity partner and co-bidder with GIC, following which we provided Oak Street with access to the virtual data room containing our due diligence materials. Over the next few weeks, Oak Street engaged in a due diligence review of the Company, including property-level information. In addition, on July 26, 2022, at the request of GIC, the Company and GIC entered into a confidentiality agreement with Credit Suisse Securities (USA) LLC (“Credit Suisse”) (an affiliate of Column Financial, Inc.), as a potential source of debt financing to GIC and Oak Street, following which Credit Suisse engaged in a due diligence review of the Company, including property-level information.

On July 26, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of DLA Piper, to further discuss the formal engagement of Evercore and Goldman Sachs as financial advisors. The transaction committee reviewed the customary written relationships disclosure related to the Company and GIC provided by each of Evercore and Goldman Sachs and distributed to the transaction committee prior to the meeting. After discussion, including with the representatives of DLA Piper, the transaction committee determined that those relationships would not interfere with either firm’s ability to serve as a financial advisor to the Company. The representatives of DLA Piper then reviewed with the transaction committee the material terms of the proposed engagement letters with each of Evercore and Goldman Sachs. Following this discussion, the transaction committee determined to formally engage Evercore and Goldman Sachs as our financial advisors and approved their respective engagement letters. As authorized by the transaction committee, on July 27, 2022, we executed engagement letters with each of Evercore and Goldman Sachs.

On July 28, 2022, a representative of GIC delivered to Ms. Fedewa separate non-binding proposal letters, dated as of July 28, 2022, from each of GIC and Oak Street (together, the “July 28 letters” and the proposal set forth therein, the “July 28 proposal”). In the July 28 letters, GIC and Oak Street proposed to acquire the Company in an all-cash transaction at a price of $32.00 per share, which represented a premium of 14% over the closing price of our common stock of $28.07 on July 27, 2022. While the July 28 letters reflected the same offer price per share as the May 31 proposal, due to the continuing deterioration in the credit markets and rising interest rate environment, the offer set forth in the July 28 letters contained a substantially higher equity commitment from GIC and Oak Street. In this regard, the July 28 letters stated that (1) GIC and Oak Street were prepared to conduct all due diligence and concurrently negotiate a definitive merger agreement over a period of no more than 45 days and (2) the transaction would be funded with a combination of equity financing of approximately $8.3 billion (reflecting an increase of approximately $2.3 billion in the overall equity commitment, as compared to the equity commitment stated in the May 31 letter) and debt financing of approximately $5.9 billion (comprised of approximately $3.7 billion of assumable debt currently on our balance sheet and approximately $2.2 billion of new debt financing currently under negotiation, reflecting a decrease of approximately $2.3 billion in the overall amount of expected debt financing, as compared to the debt financing contemplated in the May 31 letter) and would not be subject to any financing contingency. In addition, the July 28 letter from GIC noted GIC would be willing to discuss the inclusion of a customary “go-shop” in the definitive merger agreement. The July 28 letters did not outline any other terms of the offer. The July 28 letters were circulated to our board of directors, as well as our financial and legal advisors.

On July 29, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper, to discuss the terms and conditions of the July 28 proposal. Representatives of Evercore and Goldman Sachs discussed with the transaction committee their respective preliminary financial analyses with respect to the Company and certain financial aspects of the July 28 proposal. Representatives of Evercore and Goldman Sachs also discussed, among other matters, (1) Oak Street’s businesses, transaction history and capital sources, (2) the status of the due diligence process, and (3) the significant changes in economic conditions since GIC submitted the May 31 proposal, including the continued deterioration of the credit markets, lack of available debt financing, rising interest rates and volatility in the capital markets. The transaction committee continued to discuss, with the assistance of our senior management and in consultation with our financial and legal advisors, whether the July 28 proposal represented an attractive valuation for stockholders when considered in the context of the five-year plan and the various challenges we could face as a standalone public company. Following extensive discussion, the transaction committee resolved to recommend to our board of directors that we submit another counteroffer to GIC with a price per share of $33.00 in cash.

On July 31, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper, to discuss the terms and conditions of the July 28 proposal from GIC and Oak Street. Representatives of Evercore and Goldman Sachs discussed with our board of directors their respective preliminary financial analyses with respect to the Company and certain financial aspects of the July 28 proposal. Representatives of Evercore and Goldman Sachs also discussed, among other matters, Oak Street’s businesses, transaction history and capital sources and the significant changes in economic conditions since GIC submitted the May 31 proposal, including the continued deterioration of the credit markets, lack of available debt financing, rising interest rates and volatility in the capital markets. Our board of directors continued to discuss, with the assistance of our senior management and in consultation with our financial and legal advisors, whether the July 28 proposal represented an attractive valuation for stockholders when considered in the context of the five-year plan and the various challenges we could face as a standalone public company. After further discussion of the best path forward to maximize value for stockholders, and consistent with the recommendation of the transaction committee, our board of directors determined that it was in the best interest of the Company and its stockholders to continue to pursue a transaction with GIC and Oak Street at a price per share of at least $33.00 in cash. Our board of directors then instructed the representatives of Evercore and Goldman Sachs to submit a counteroffer to GIC and Oak Street at a price per share of $33.00 in cash.

Later on July 31, 2022, representatives of Evercore and Goldman Sachs, acting at the direction of our board of directors, contacted representatives of GIC to inform them of our counteroffer at a price per share of $33.00 in cash. In response to our counteroffer, on July 31, 2022, the representatives of GIC and Oak Street conveyed their “best and final” offer with a price per share of $32.25 in cash (the “final proposal”) and confirmed that any definitive merger agreement between the parties would include a customary “go-shop” provision with a two-tier termination fee. GIC and Oak Street reaffirmed their commitment to complete due diligence and negotiate a definitive merger agreement in 45 days and that there would be no financing contingency in the agreement. GIC and Oak Street did not outline any other terms of the final proposal.

On August 1, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper, to discuss the final proposal. Representatives of Evercore and Goldman Sachs reviewed with our board of directors their respective preliminary financial analyses with respect to the Company (as previously presented at the board meeting on the day before) and certain financial aspects of the final proposal. In consultation with its financial advisors, our board of directors determined that GIC and Oak Street would not improve upon the final proposal and that asking for additional improvement in the purchase price would put the transaction at risk and delay the commencement of the 45-day period to complete due diligence and negotiate the definitive merger agreement. Our board of directors discussed, among other things, whether the final proposal represented an attractive valuation of the Company when considered in light of the five-year plan and the board’s knowledge and understanding of our business, operations, management, financial condition and prospects. Based on the discussion at this meeting and previous board and transaction committee meetings, our board of directors concluded that the final proposal from GIC and Oak Street would, if consummated, provide greater certainty of value (and less risk) to our stockholders relative to the potential trading price of our common stock after accounting for the various challenges we could continue to face as a standalone public company. After considering our strategic alternatives to a potential transaction with GIC and Oak Street, including continuing as a standalone public company, our board of directors authorized the representatives of Evercore and Goldman Sachs to confirm to GIC and Oak Street an agreement in principle at a price per share of $32.25 in cash, in accordance with the terms outlined in the final proposal, and instructed DLA Piper to begin negotiations of the definitive merger agreement and related documents.

Subsequently on August 1, 2022, as directed by our board of directors, representatives of Evercore and Goldman Sachs confirmed to a representative of GIC an agreement in principle at a price per share of $32.25 in cash and further confirmed that our board of directors was willing to move forward with negotiating and finalizing a definitive merger agreement in accordance with the terms outlined in the final proposal. The representatives of GIC agreed that this agreement in principle would commence the 45-day period to complete due diligence and negotiate the definitive merger agreement and related documents.

From August 1, 2022 through the signing of the merger agreement on September 15, 2022, we continued to provide additional customary due diligence information to GIC and Oak Street and their respective advisors, as well as Credit Suisse and its advisors, as their potential source of committed debt financing, coordinated due diligence calls and made members of our senior management available to such parties to address their questions.

On August 3, 2022, DLA Piper provided an initial draft of the proposed merger agreement to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal advisors to GIC. The draft merger agreement contemplated, among other things, (1) a customary all-cash merger, (2) a customary 30-day “go-shop” period with a two-tier termination fee equal to 1.5% of the equity value of the merger if we terminated the merger agreement within 40 days to accept a superior proposal received during the first 30 days after signing the merger agreement, and otherwise 3.0% of the equity value of the merger, (3) a reverse termination fee equal to 10.0% of the equity value of the merger and a right to specifically enforce the merger agreement (subject to certain customary terms and conditions), and (4) that we would be permitted to pay regular quarterly dividends to holders of our common stock in the ordinary course of business consistent with past practice during the period between the signing of the merger agreement and the closing of the merger.

On August 19, 2022, Skadden provided initial comments from GIC and Oak Street on the draft merger agreement. The revised draft of the merger agreement contemplated, among other things, (1) a customary all-cash merger, (2) a customary 30-day “go shop” period, with a two-tier termination fee equal to 1.5% of the equity value of the merger if we terminated the merger agreement within 30 days to accept a superior proposal received during the first 30 days after signing the merger agreement, and otherwise 3.0% of the equity value of the merger, (3) a reverse termination fee equal to 3.0% of the equity value of the merger and a right to specifically enforce the merger agreement (subject to certain customary terms and conditions), (4) that we would not be permitted to pay regular quarterly dividends to holders of our common stock during the period between the signing of the merger agreement and the closing of the merger, other than those necessary to maintain REIT status (with the per share purchase price being decreased by an amount equal to any such dividends), and (5) an additional closing condition in favor of Parent related to the parties’ receipt of the CFIUS approval.

Between August 20, 2022 and September 14, 2022, DLA Piper and Skadden exchanged several drafts of the proposed merger agreement and the parties’ respective management teams and legal and financial advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement and other related transaction documents. During the course of these negotiations, areas of discussion and negotiation between the parties included, among other things, (1) the representations and warranties to be made by the parties, (2) our obligations with respect to the operation of our business during the period between the signing of the merger agreement and the closing of the merger, (3) the scope of the restrictions applicable to actions taken by us during the period between the signing of the merger agreement and the closing of the merger (including the provisions related to our ability to pay regular quarterly dividends to holders of our common stock during the period between the signing of the merger agreement and the closing of the merger), (4) the “go-shop” provisions related to our solicitation of competing acquisition proposals after the signing of the merger agreement, (5) our obligations to cooperate with Parent’s debt financing and equity syndication efforts, (6) the conditions to completion of the merger, including provisions related to the CFIUS approval, (7) the remedies available to each party under the merger agreement, including the triggers of the termination fee payable to Parent and reverse termination fee payable to us (and the terms of the guaranty of certain payment obligations by an affiliate of GIC and by Oak Street), and the amount of the reverse termination fee, (8) the provisions regarding our equity awards, employee benefit plans, severance and other compensation matters, and (9) the proposed timing for the closing of the merger.

On August 31, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. Representatives of Evercore and Goldman Sachs provided an update on their recent discussions with GIC and Oak Street, including the status of the due diligence and GIC’s approval processes and negotiation of a commitment letter for the debt financing, and discussed next steps in the process. Representatives of DLA Piper then reviewed the material open points on the latest draft of the proposed merger agreement, including our ability to pay regular quarterly dividends to holders of our common stock during the period between the signing of the merger agreement and the closing of the merger, the size of the reverse termination fee and the proposed timing for the closing of the merger.

On September 2, 2022, Skadden provided an initial draft of the form of equity commitment letter from GIC and Oak Street.

On September 3, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. Ms. Kelley, the chairman of our board of directors, provided a summary of the status of negotiations with GIC and Oak Street and reviewed the following negotiated key business terms: (1) our ability to pay the regular quarterly dividend to holders of our common stock for the quarter ending September 30, 2022, in an amount not to exceed $0.41 per share (which GIC and Oak Street had initially rejected), (2) a two-tier termination fee equal to 1.5% of the equity value of the merger if we terminated the merger agreement within 35 days to accept a superior proposal received during the first 30 days after signing the merger agreement (which five-day extension GIC and Oak Street initially rejected), (3) a reverse termination fee of 5.5% of the equity value of the merger (an increase from the 3.0% initially proposed by GIC and Oak Street), and (4) the proposed timing for the closing of the merger (including the earliest date for closing proposed by GIC and Oak Street given certain timing considerations related to their debt financing packaging). Representatives of DLA Piper then reviewed with our board of directors their fiduciary duties in connection with a potential sale of the Company and summarized the proposed terms of the draft merger agreement with GIC and Oak Street, including the key execution risks and other open issues in the agreement, and suggested areas for further negotiation. Representatives of Evercore and Goldman Sachs next discussed with our board of directors the current economic and financial market environments, our recent stock price performance, their respective preliminary financial analyses with respect to the Company and certain financial aspects of the final proposal. Our board of directors, with the assistance of our senior management and in consultation with our financial advisors, also reviewed and discussed the five-year plan, which had not changed since it was originally presented to our board of directors in June 2022, except to include an additional year of financial projections for fiscal year ending December 31, 2027. Our board of directors then met in executive session with the representatives of DLA Piper to further discuss the terms of the potential transaction and related matters. At the conclusion of the meeting, our board of directors authorized the representatives of Evercore and Goldman Sachs to confirm to GIC and Oak Street an agreement on the key business terms described above, and instructed DLA Piper to work to finalize the definitive merger agreement and related documents reflecting those terms.

On September 5, 2022, representatives of GIC and Oak Street attended management presentations conducted by members of our senior management (and attended by representatives of Evercore and Goldman Sachs as requested by the Company). There were no discussions with our senior management regarding their future roles, compensation, retention or investment arrangements in connection with the proposed transaction during the management presentations or at any time from the initial meetings between our management and GIC in April and through the filing of this proxy statement. Following these management presentations, members of our senior management continued to participate in follow-up due diligence sessions with GIC and Oak Street and their advisors. Representatives of Evercore, Goldman Sachs and DLA Piper, as applicable, also regularly attended these due diligence sessions as requested by the Company.

On September 10, 2022, Skadden provided an initial draft of the debt commitment letter.

On September 11, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. Our board of directors discussed, with the assistance of our senior management and in consultation with our financial and legal advisors, the general status of negotiations, the open items in the draft merger agreement and the terms and status of the equity and debt commitment letters. Thereafter, our senior management and the representatives of Evercore, Goldman Sachs and DLA Piper continued to work toward completing due diligence and finalizing the definitive merger agreement and related documents.

In the afternoon of September 14, 2022, our board of directors held an update meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. At this meeting, our senior management, with the assistance of our financial and legal advisors, discussed the expected timing for completion of the negotiations on the definitive merger agreement and the equity and debt commitment letters.

In the evening of September 14, 2022, our board of directors held a meeting, which was attended by members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper. Members of our senior management and representatives of Evercore, Goldman Sachs and DLA Piper updated our board of directors on the discussions with GIC and Oak Street since the last board meeting. Representatives of DLA Piper reviewed with the directors their legal obligations in connection with their consideration and potential approval of the transaction with GIC and Oak Street. Representatives of DLA Piper also provided an overview of the negotiation process to date with representatives of GIC and Oak Street, indicating that negotiations with GIC and Oak Street were complete, and provided a presentation regarding the terms of the definitive merger agreement and related transaction documents. Our board of directors noted that, although GIC’s and Oak Street’s proposals included general statements that the surviving company would seek to continue our operating model, to date, GIC had not had discussions with our senior management regarding their future roles, compensation, retention or investment arrangements in connection with the proposed transaction.

Representatives of Evercore then reviewed Evercore’s financial analyses summarized below under “—Opinions of Our Financial Advisors—Opinion of Evercore.” Following its presentation, Evercore rendered to our board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated September 14, 2022, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration of $32.25 per share to be received by the holders of our common stock (other than the Company, Parent and their respective affiliates) in the merger was fair, from a financial point of view, to such holders, as more fully described below in the section “—Opinions of Our Financial Advisors—Opinion of Evercore.” Representatives of Goldman Sachs then reviewed Goldman Sachs’ financial analyses summarized below under “—Opinions of Our Financial Advisors—Opinion of Goldman Sachs.” Following its presentation, Goldman Sachs rendered to our board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion, dated September 15, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $32.25 in cash per share of common stock to be paid to the holders (other than Parent and its affiliates) of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section “—Opinions of Our Financial Advisors—Opinion of Goldman Sachs.” Our board of directors were provided, prior to this meeting, with updated disclosures from each of Evercore and Goldman Sachs regarding fees each had received or earned from the Company and each of GIC and Oak Street and their respective affiliates.

Following extensive discussion, our board of directors unanimously (1) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (2) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company and its stockholders, (3) directed that the merger be submitted to the holders of our common stock for approval at the special meeting, and (4) resolved to recommend that stockholders approve the merger.

Following our board of directors’ approval, during the evening of September 14, 2022, representatives of DLA Piper and Skadden exchanged drafts of the merger agreement and related transaction documents and, during the early morning of September 15, 2022, the parties finalized, executed and delivered the merger agreement, the equity commitment letters and the debt commitment letter. Thereafter, prior to the opening of the financial markets in New York on September 15, 2022, the merger was announced in a press release jointly issued by the Company, GIC and Oak Street. The press release announcing the merger also noted that the merger agreement included a 30-day go-shop period that would expire on October 15, 2022.

On September 15, 2022, representatives of Evercore and Goldman Sachs, acting at the direction of our board of directors, began contacting potential counterparties that might consider entering into an alternative transaction with the Company in connection with the go-shop period.

During the go-shop period, Evercore and Goldman Sachs communicated with 15 potential counterparties that may have an interest in the net-lease real estate sector and the financial ability to acquire the Company, consisting of four strategic parties and 11 financial sponsor parties. Of these parties, we executed confidentiality agreements with two parties (which agreements contained customary standstill restrictions, but did not include “don’t-ask don’t-waive” provisions), and subsequently provided non-public due diligence information about the Company and its properties to such parties. To date, no party has made an acquisition proposal following the execution of the merger agreement. During the go-shop period, Evercore and Goldman Sachs provided regular updates regarding the go-shop process to our board of directors.

The go-shop period expired at 11:59 p.m., Eastern time, on October 15, 2022.

Reasons for the Merger

In reaching its unanimous decision to determine and declare that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our stockholders approve the merger, our board of directors consulted with members of our management, as well as our financial and legal advisors, and considered a number of factors, including the following material factors which our board of directors viewed as supporting its unanimous decision:

•	the current and historical trading prices of our common stock, and the premium provided by the merger consideration of $32.25 per share;

•

the fact that the merger consideration is a fixed cash amount that provides our stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent or greater value from our long-term business plan;

•	the fact that our common stock has consistently traded at a discounted multiple as compared to our net-lease industry peer companies;

•

the various risks and uncertainties of remaining as an independent public company, including our need to frequently raise capital due to the capital-intensive nature of our business, and the difficulty and increasing cost of obtaining capital in a high interest rate environment;

•	the fact that the merger consideration was the result of arm’s-length negotiations;

•

the fact that the merger consideration reflects an increase over the initial offer and the right to pay the regular quarterly dividend for the quarter ended September 30, 2022, and also reflects the Sponsors’ best and final offer;

•

our board of directors’ belief that there exists few other potential third parties with both interest in the net-lease space and with the financial ability to acquire us in light of the amount of cash required to acquire all of the outstanding shares of our common stock and current capital markets uncertainties;

•

our board of directors’ belief that contacting other potential bidders before announcing a transaction would result in significant risks to us and our business, including concerns that leaks or rumors regarding a potential transaction could disrupt our business, risk employee turnover and cause turnover in our stockholder base and potential stock price volatility;

•

our right to solicit potential third party purchasers prior to the no-shop period start date, to change, withhold, qualify or withdraw the recommendation of our board of directors, and to terminate the merger agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a superior proposal, upon payment of the Company termination fee;

•

advice from our independent financial advisors and outside legal counsel that the two-tiered Company termination fee structure is reasonable under the circumstances and not likely to preclude any other interested party from making an acquisition proposal;

•

the probability that the merger will be completed based on, among other things, the Sponsors’ substantial available capital and extensive experience in the real estate industry, the absence of a financing contingency, the substantial Parent termination fee payable to us if the merger agreement is terminated in certain circumstances, and our right under the merger agreement to seek specific performance and require the Sponsors to complete the merger and the other transactions contemplated by the merger agreement under certain circumstances;

•

the oral opinion of Evercore, subsequently confirmed in Evercore’s written opinion, dated September 14, 2022, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration of $32.25 per share of common stock to be received by holders of shares of our common stock (other than the Company, Parent and their respective affiliates) in the merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinions of Our Financial Advisors—Opinion of Evercore;”

•

the oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’ written opinion, dated September 15, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $32.25 in cash per share of common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section “—Opinions of Our Financial Advisors—Opinion of Goldman Sachs;” and

•

the fact that the merger is subject to our receipt of the stockholder approval, and that our stockholders are free to vote against the merger for any reason, including if a higher offer were to be made prior to the special meeting (in certain cases subject to the payment of the Company termination fee if we subsequently were to enter into a definitive agreement relating to, or to consummate, any acquisition proposal).

Our board of directors also considered the following potentially negative factors in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•

our inability, after the no-shop period start date, to solicit competing proposals and the possibility that the Company termination fee payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making an acquisition proposal;

•	the fact that, following the merger, we will no longer exist as an independent public company and that our existing stockholders will not participate in any future earnings or growth;

•	the risk that an alternative transaction or different strategic alternative potentially could be more beneficial to our stockholders than the proposed merger;

•

the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•

the fact that, under the terms of the merger agreement, after the payment of the regular quarterly cash dividend for the quarter ended September 30, 2022, we are not permitted to make, declare or pay any additional regular quarterly cash dividends or distributions.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its unanimous decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. Our board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contains forward-looking statements and should be read in conjunction with the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

Our board of directors has unanimously:

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•

determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders;

•	directed that the merger be submitted to the holders of our common stock for approval at the special meeting; and

•	recommended that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Unaudited Prospective Financial Information

While we have from time to time provided limited financial guidance to investors, we have not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then-current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the merger, prior to the execution of the merger agreement, our management prepared and provided to our board of directors in connection with its evaluation of the merger and our financial advisors, Evercore and Goldman Sachs, for their use and reliance in connection with their financial analyses and opinions, certain non-public, internal financial projections regarding our future operations for fiscal years ending December 31, 2022 through December 31, 2027 (the “financial projections”).

The following tables summarize the financial projections:

(dollar amounts in millions, except per share amounts)	Fiscal Year Ending December 31,						Run-Rate NTM Year (1)
	2022E	2023E	2024E	2025E	2026E	2027E
Net acquisition volume (2)	$1,623	$1,576	$2,013	$2,527	$3,218	$3,581	—
Total revenue	$908	$1,025	$1,166	$1,345	$1,571	$1,846	$2,033
Net operating income (NOI) (3)	$890	$1,004	$1,144	$1,320	$1,540	$1,809	$1,995
Adjusted EBITDA (4)	$820	$918	$1,049	$1,211	$1,418	$1,684	$1,887
Adjusted funds from operations (AFFO) (5)	$641	$709	$802	$939	$1,115	$1,324	$1,460
Levered free cash flow (6)	$592	$735	$483	$436	$286	$84	$1,460
AFFO per share (7)	$2.28	$2.24	$2.28	$2.40	$2.56	$2.74	$2.84
Dividends per share (8)	$1.59	$1.66	$1.70	$1.74	$1.80	$1.90	—

(1)

Estimates for the next twelve months (“NTM”) following fiscal year 2027 estimates, reflect an estimated run-rate for the NTM based on our portfolio and capital structure as of year-end 2027E and cash flows for

2027E adjusted for the run-rate impact of acquisitions, dispositions and financing activity expected to be undertaken during 2027E and anticipated annual lease escalators.
(2)	Represents estimated real estate acquisition volume, net of projected property sales.
(3)

We define net operating income (“NOI”) as total revenue less total property costs, including reimbursed costs. NOI is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance.

(4)

We define Adjusted EBITDA (“Adjusted EBITDA”) as total NOI less anticipated general and administrative expenses, including commissions and equity compensation expenses. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(5)

We define adjusted funds from operations (“AFFO”) as anticipated net income, excluding gains or losses on sales of real estate property, real estate impairment losses, real estate depreciation and amortization expense and certain revenues and expenses that have no impact on our long-term operating performance. AFFO is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance.

(6)	We define levered free cash flow as AFFO as adjusted for anticipated changes in net working capital, net acquisitions and the issuance and repayment or repurchase of debt and equity securities.
(7)	We define AFFO per share as AFFO divided by the weighted average number of shares of common stock outstanding for the relevant period.
(8)	We define dividends per share as the amount of dividends distributable per share of common stock outstanding at the end of the relevant period.

Important Information About the Financial Projections

The financial projections are included solely to give our stockholders access to certain information that was made available to our board of directors and Evercore and Goldman Sachs and used by Evercore and Goldman Sachs in connection with their financial analysis and fairness opinions. The financial projections have not been updated following September 14, 2022 to reflect our current views of our future financial performance, and should not be treated as guidance with respect to projected results for the fiscal year ending December 31, 2022 or any other period. The financial projections are subjective in many respects and were prepared solely for our internal use, for Evercore and Goldman Sachs in connection with their financial analysis and fairness opinions. The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. Our independent registered public accounting firm has not compiled, examined, audited or performed any procedures with respect to the financial projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by us that the information is material.

Certain of the above financial data were not prepared in accordance with GAAP, including NOI, Adjusted EBITDA, AFFO, levered free cash flow and AFFO per share. We use these non-GAAP financial measures in analyzing our financial results and believe that they enhance investors’ understanding of our financial performance and the comparability of our results to prior periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our calculation of non-GAAP financial measures may differ from others in the industry and our Adjusted EBITDA, AFFO and levered free cash flow are not necessarily comparable with similar titles used by other companies. Reconciliations of non-GAAP financial measures were not relied upon by Evercore or Goldman Sachs for purposes of their respective opinions to our board of directors as described below in the section entitled “—Opinions of Our Financial Advisors” or by our board of directors in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the financial projections above.

The financial projections, while presented with numerical specificity, were based on numerous variables, estimates and assumptions that necessarily involve judgments with respect to, among other things, net acquisition volume and future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The financial projections were developed under the assumption of continued standalone operation, do not take into account any circumstances, transactions or events occurring after the date on which the financial projections were prepared and do not give effect to any changes or expenses as a result of the merger or any effects of the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Given that the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause the financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business, economic, competitive, regulatory and financial market conditions and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the risks described in our periodic reports filed with the SEC, which reports can be found as described under “Where You Can Find More Information.” The financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the financial projections. Accordingly, there can be no assurance that the projected results summarized above will be realized. Our stockholders are urged to review our most recent SEC filings for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement.

The inclusion of the financial projections and accompanying narrative in the table above should not be regarded as an indication that we or our affiliates or representatives consider the financial projections to be predictive of actual future events, and this information should not be relied upon as such. We and our affiliates and other representatives can provide no assurance that actual results will not differ materially from the financial projections, and we and our affiliates and representatives undertake no obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the dates on which the financial projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the financial projections are shown to be in error or are no longer appropriate. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date. We and our affiliates and other representatives make no representation regarding our ultimate performance compared to the information contained in the financial projections or that the financial projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in the financial projections, our stockholders are cautioned not to place undue, if any, reliance on the financial projections.

Opinions of Our Financial Advisors

Opinion of Evercore

Pursuant to an engagement letter, dated July 27, 2022, we engaged Evercore to act as our financial advisor in connection with the merger. As part of this engagement, our board of directors requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of our common stock (other than the Company, Parent and their respective affiliates) in the merger. At a meeting of our board of directors held on September 14, 2022, Evercore rendered to our board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated September 14, 2022, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration of $32.25 per share to be received by holders of shares of our common stock (other than the Company, Parent and their respective affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated September 14, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Exhibit B to this proxy statement and is incorporated herein by reference. We encourage you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, our board of directors (in its capacity as such) in connection with its evaluation of the merger and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of our common stock (other than the Company, Parent and their respective affiliates) in the merger. The opinion does not constitute a recommendation to our board of directors or to any other persons in respect of the merger, including as to how any holder of our common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

•	reviewed the financial projections (as defined above in the section entitled “—Unaudited Prospective Financial Information”), as approved for Evercore’s use by our board of directors;

•	discussed with our management their assessment of our past and current operations, current financial condition and prospects, and the financial projections;

•	reviewed the reported prices and the historical trading activity of our common stock;

•	compared our financial performance and our stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•

reviewed the financial terms and conditions of a draft, dated as of September 14, 2022, of the merger agreement, including the interim operating covenants of the Company in the context of the potential closing date of the merger; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, Evercore assumed, with the consent of our board of directors, that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. Evercore expressed no view as to the financial projections, or the assumptions on which they were based (including their views on the risks and uncertainties of achieving the financial projections).

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement did not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or reduce the contemplated benefits to the holders of our common stock of the merger.

Evercore did not conduct a physical inspection of our properties or facilities and did not make or assume any responsibility for making any independent valuation or appraisal of our assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities), nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of September 14, 2022 and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of our common stock (other than the Company, Parent and their respective affiliates), from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion does not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of our common stock or any business combination or other extraordinary transaction involving the Company. Evercore’s opinion does not constitute a recommendation to our board of directors or to any other persons in respect of the merger, including as to how any holder of shares of our common stock should vote or act in respect of the merger. Evercore did not express any opinion as to the prices at which shares of our common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the merger or as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with our board of directors on September 14, 2022 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before September 13, 2022, the day before Evercore rendered its oral opinion to our board of directors, and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond our control. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Dividend Discount Analyses. Evercore performed dividend discount analyses to calculate the implied present value of the estimated dividends per share, to be received by the holders of our common stock on a standalone basis, per the financial projections, to be distributed over the six months ending December 31, 2022 and the fiscal years of 2023 through 2027, and the implied present value of estimated terminal values derived utilizing the perpetuity growth rate method and the NTM exit multiple method. Evercore calculated an implied equity value per share range of our common stock as of June 30, 2022 by discounting back to present value our projected total dividend payments to stockholders, per the financial projections, using mid-year convention discounting and the terminal values calculated under the perpetuity growth rate method and the NTM exit multiple method. For each analysis, Evercore utilized a cost of equity discount rate range (based on an estimated range of our cost of equity) of 9.0% to 11.0%.

Utilizing the perpetuity growth rate method, Evercore estimated terminal values based on varying cost of equity discount rates and perpetuity growth rates, by applying perpetuity growth rates to the estimate of the 2027 dividend per share, per the financial projections. Evercore utilized a perpetuity growth rate range of 3.5% to 4.5%, in each case based on its professional judgment and expertise. The dividend discount analysis utilizing the foregoing approach resulted in an implied equity value per share range of $22.82 to $36.29.

Utilizing the exit multiple method, Evercore estimated terminal values based on exit multiples of the NTM AFFO per share estimate as of December 31, 2027, per the financial projections. Evercore utilized a NTM AFFO per share exit multiple range of 11.5x to 15.5x, in each case, based on its professional judgment and expertise. The dividend discount analysis utilizing the foregoing approach resulted in an implied equity value per share range of $25.67 to $35.03.

Implied Equity Value Range Per Share
Dividend Discount Analysis – Perpetuity Growth	$22.82 - $36.29
Dividend Discount Analysis – Exit Multiple	$25.67 - $35.03

Selected Public Companies Trading Analyses. Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the triple-net lease REIT industry (which are referred to in this section as the “selected companies”):

•	National Retail Properties, Inc.

•	Spirit Realty Capital, Inc.

•	Essential Properties Realty Trust, Inc.

Although none of these companies is directly comparable to the Company, Evercore selected these companies based on its professional judgment because they are triple-net lease REITs with business characteristics that, for purposes of its analysis, Evercore considered similar to the business characteristics of the Company.

For purposes of its analyses, for each of the selected companies and the Company, Evercore calculated:

•	price per share as a multiple of estimated calendar year 2023 AFFO per share (“Price/2023E AFFO”); and

•

total enterprise value (defined as equity market capitalization plus the sum of debt (net of cash), and other applicable adjustments such as adjustments for preferred stock and minority interest) as a multiple of estimated calendar year 2023 Adjusted EBITDA (“TEV/2023E Adjusted EBITDA”).

For each of the selected companies and the Company, Evercore reviewed, among other information, stock price to Wall Street research analyst consensus as published by S&P Capital IQ (“SNL”) (“Street consensus”), estimated AFFO per share for calendar year 2023, and aggregate total enterprise value to Street consensus estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2023. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. For the Company, Evercore additionally calculated Price/2023E AFFO and TEV/2023E Adjusted EBITDA based on the financial projections. The multiples and ratios for each of the selected companies were calculated using their respective closing prices on September 13, 2022 and were based on the most recent publicly available information and Street consensus estimates as of September 13, 2022, which represents the closing price for shares of our common stock and the selected companies’ common stock on the day prior to the rendering of Evercore’s opinion.

The results of these calculations were as follows:

Selected Companies	Price / 2023E AFFO	TEV / 2023E Adjusted EBITDA
National Retail Properties, Inc.	13.7x	16.0x
Spirit Realty Capital, Inc.	11.2x	13.0x
Essential Properties Realty Trust, Inc.	13.8x	13.4x

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore (1) applied a Price/2023E AFFO multiple reference range of 11.0x to 15.0x to our estimate of 2023 AFFO per share, as reflected in the financial projections, and (2) applied a TEV/2023E Adjusted EBITDA multiple reference range of 13.0x to 16.0x to our estimate of 2023 Adjusted EBITDA, as reflected in the financial projections. Evercore then derived corresponding ranges of implied equity values per share as set forth below, which Evercore compared to the proposed merger consideration of $32.25 per share.

Implied Equity Value Range Per Share
Price / 2023E AFFO	$24.62 - $33.57
TEV / 2023E Adjusted EBITDA	$25.58 - $35.30

In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Other Financial Analyses. The analyses and data described below were presented to our board of directors for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s opinion.

Precedent Transaction Analysis. Evercore reviewed publicly available information related to selected precedent acquisition transactions involving the triple-net lease REIT industry announced since 2012. Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore selected a reference range of one calendar-year forward AFFO per share multiples of 13.0x to 15.0x. Evercore then applied the multiple reference ranges to our estimate of 2023 AFFO per share, as reflected in the financial projections, and derived corresponding ranges of implied equity values per share of our common stock of $29.09 to $33.57.

Premiums / Discounts to Net Asset Value. For the Company and each of the selected companies, Evercore reviewed stock price premiums and discounts to the Street consensus estimate of net asset value (“NAV”) per share. Based on the premiums and discounts derived for the Company and the selected companies, and its professional judgement and experience, Evercore applied a range of premiums to the Street consensus estimate of NAV per share, as of September 13, 2022, for the Company to derive an implied per share equity value. Evercore selected a range of premiums of 0% to 15% and derived corresponding ranges of implied equity values per share of our common stock of $28.96 to $33.30. Additionally, Evercore evaluated the proposed merger consideration of $32.25 relative to the estimate of Green Street of our NAV per share, as of September 13, 2022, of $24.85.

Equity Research Analyst Price Targets. Evercore reviewed selected publicly available stock price targets of research analysts’ estimates known to Evercore as of September 13, 2022, the day prior to the delivery by Evercore of its opinion to our board of directors, for shares of our common stock. As of September 13, 2022, the range of selected equity research analyst price targets per share of our common stock was $25.00 to $37.00. The mean price target of research analysts’ estimates known to Evercore, as of September 13, 2022, was $31.32 per share and the median price target, as of the same date, was $31.00 per share. Public market price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of our common stock, and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting our financial performance and future general industry and market conditions.

52-Week Trading Range. Evercore reviewed historical trading prices of shares of our common stock during the 52-week period ended September 13, 2022, noting that the low and high intraday prices during such period ranged from $24.48 to $36.13 per share of our common stock, respectively.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to our board of directors. In connection with the review of the merger by our board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all of the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all of the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of our common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to our board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than the Company, Parent and their respective affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which such business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of our board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

Evercore did not recommend any specific amount of consideration to our board of directors or management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of our common stock.

Pursuant to the terms of our engagement letter with Evercore, we have agreed to pay Evercore an aggregate transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, of which $3 million was payable upon the delivery of Evercore’s opinion, and the balance of which will become payable upon the consummation of the merger. We have also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates provided financial advisory or other services to us, for which Evercore and its affiliates earned capital markets fees and commissions of less than $1.0 million. During the two-year period prior to the date of its opinion, Evercore and its affiliates provided financial advisory or other services to GIC, for which Evercore and its affiliates received fees of less than $47.0 million, and none of which fees related to the merger or involved the Company. During the two-year period prior to the date of its opinion, Evercore and its affiliates provided financial advisory or other services to Blue Owl, for which Evercore and its affiliates earned capital markets fees and commissions of less than $2.0 million, and none of which fees related to the merger or involved the Company. Evercore or its affiliates may provide financial advisory or other services to the Company, Parent, GIC, Oak Street and/or Blue Owl in the future, and in connection with any such services Evercore or its affiliates may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent and its affiliates, GIC, potential parties to the merger and their respective affiliates or persons that are competitors, customers or suppliers of the Company, Parent and/or any of their respective affiliates.

We engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Opinion of Goldman Sachs

Pursuant to an engagement letter, dated July 27, 2022, we engaged Goldman Sachs to act as our financial advisor in connection with the merger. At a meeting of our board of directors held on September 14, 2022, Goldman Sachs rendered to our board of directors its oral opinion, subsequently confirmed in its written opinion, dated September 15, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $32.25 in cash per share of common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated September 15, 2022, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Exhibit C to this proxy statement and is incorporated herein by reference. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by our board of directors, which are referred to herein as the “financial projections” (as defined and summarized above in the section entitled “—Unaudited Prospective Financial Information”).

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects, reviewed the reported price and trading activity for shares of our common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate investment industry, and performed such other studies and analyses and considered such other factors, including Sections 2.3(a) and 5.1(b)(ii) of the merger agreement, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of our board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of our board of directors that the financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. Goldman Sachs did not make an independent evaluation or appraisal of our or any of our subsidiaries’ assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from third parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of our common stock, as of the date of its opinion, of the $32.25 in cash per share of common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger, whether relative to $32.25 in cash per share of common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock pursuant to the merger agreement. Goldman Sachs does not express any opinion as to the prices at which the shares of our common stock would trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the merger, or as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to our board of directors in connection with Goldman Sachs’ rendering to our board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. In connection with its opinion, Goldman Sachs considered, among other things, Sections 2(3)(a) and 5(b)(ii) of the merger agreement, pursuant to which the Company shall not declare and pay the regular quarterly dividend per share of common stock for the fiscal quarter ending December 31, 2022 in an amount of $0.41 per share of common stock, as estimated in the financial projections. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 13, 2022, the last full trading day before the date on which our board of directors approved the merger, and is not necessarily indicative of current market conditions.

Implied Premia Analysis. Goldman Sachs calculated the implied premia represented by the $32.25 in cash per share of common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock pursuant to the merger agreement relative to:

•	$27.11, the closing price of our common stock on September 13, 2022, the trading day before the date on which our board of directors approved the merger;

•	$27.65, the volume weighted average price (“VWAP”) of shares of our common stock over the five-trading-day period ended September 13, 2022 (the “5-Day VWAP”);

•	$27.22, the VWAP of shares of our common stock over the 10-trading-day period ended September 13, 2022 (the “10-Day VWAP”);

•	$27.67, the VWAP of shares of our common stock over the 20-trading-day period ended September 13, 2022 (the “20-Day VWAP”);

•	$27.95, the VWAP of shares of our common stock over the 60-calendar-day period ended September 13, 2022 (the “60-Day VWAP”);

•	$27.34, the VWAP of shares of our common stock over the 90-calendar-day period ended September 13, 2022 (the “90-Day VWAP”);

•	$36.13, the highest intra-day trading price of shares of our common stock over the 52-week period ended September 13, 2022 (the “52-Week High”);

•	$24.48, the lowest intra-day trading price of shares of our common stock over the 52-week period ended September 13, 2022 (the “52-Week Low”);

•	$24.85, Green Street’s assessment of our NAV per share of common stock (which we refer to as the “Green Street NAV/Share”);

•	$28.96, the mean consensus estimate, as published by SNL, of our NAV per share of common stock (the “Mean Consensus NAV/Share”);

•

$31.00, the median of the price targets of the Company common stock published by selected Wall Street research analysts that released research reports regarding the Company since the Company’s 2022 second quarter earnings report (the “Select Analyst Price Target”); and

•	$31.32, the mean consensus Wall Street research analyst price target of the Company common stock (the “Consensus Price Target”).

The results of these calculations are as follows:

Reference Price Per Share	Implied Premium (Discount)
Pre-Announcement Stock Price of $27.11	19.0%
5-Day VWAP of $27.65	16.7%
10-Day VWAP of $27.22	18.5%
20-Day VWAP of $27.67	16.5%
60-Day VWAP of $27.95	15.4%
90-Day VWAP of $27.34	18.0%
52-Week High of $36.13	(10.7)%
52-Week Low of $24.48	31.7%
Green Street NAV/Share of $24.85	29.8%
Mean Consensus NAV/Share of $28.96	11.4%
Select Analyst Price Target of $31.00	4.0%
Consensus Price Target of $31.32	3.0%

Selected Publicly Traded Companies Analysis. Goldman Sachs reviewed and compared, using publicly available data obtained from SNL, certain financial information for the Company to corresponding financial information and public market multiples for the selected publicly traded REITs listed below in the net-lease segment (which are referred to in this section as the “selected companies”). Although none of the selected companies is directly comparable to the Company, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

For each of the Company and the selected companies, Goldman Sachs calculated and compared:

•	the closing price per share, on September 13, 2022, as a multiple of the NTM AFFO for such company (the “Current P/NTM AFFO”);

•

the average of each company’s historical price to NTM AFFO multiples for the one year and five years ended September 13, 2022 (the “Last 1 Year Average P/NTM AFFO” and the “Last 5 Years Average P/NTM AFFO,” respectively); and

•	the median of each of the selected companies’ average price to NTM AFFO multiples for such periods.

The multiples calculated by Goldman Sachs for the Company and the selected companies are as follows:

Company / Selected Company	Current P/NTM AFFO	Last 1 Year Average P/NTM AFFO	Last 5 Years Average P/NTM AFFO
Company	11.8x	14.0x	15.5x
Selected Companies
National Retail Properties, Inc.	13.9x	14.5x	16.0x
Spirit Realty Capital, Inc.	11.5x	12.9x	12.7x
Essential Properties Realty Trust, Inc.	14.3x	17.3x	17.1x
Selected Companies Median	13.9x	14.5x	16.0x

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of our common stock, based on theoretical future prices calculated by Goldman Sachs for our common stock.

Goldman Sachs derived a range of theoretical future values per share of our common stock as of December 31 of each of 2023, 2024 and 2025 by applying illustrative price to NTM AFFO multiples ranging from 11.5x to 15.5x to estimates of our AFFO per share for each of fiscal years 2024, 2025, and 2026, respectively, as reflected in the financial projections. By applying a discount rate of 9.0%, reflecting an estimate of our cost of equity, Goldman Sachs discounted to present value, as of June 30, 2022, and summed both the theoretical future values per share of common stock it derived for each applicable year and the estimated dividends to be paid per share of common stock on a stand-alone basis through the end of the applicable year as reflected in the financial projections, to yield illustrative present values per share of our common stock ranging from $25.33 to $34.41.

The illustrative price to NTM AFFO multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Publicly Traded Companies Analysis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the U.S. financial markets generally.

Illustrative Levered Discounted Cash Flow Analysis. Using the financial projections, Goldman Sachs performed an illustrative levered discounted cash flow analysis on the Company to derive a range of illustrative present values per share of our common stock.

Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of our cost of equity, Goldman Sachs derived a range of illustrative present values per share of our common stock, by discounting to present value as of June 30, 2022, (1) the estimates of the levered free cash flow to be generated by the Company for the period from July 1, 2022 to December 31, 2027, as reflected in the financial projections, and (2) a range of illustrative terminal values for the Company as of December 31, 2027, calculated by applying a range of terminal year multiples of 11.5x to 15.5x to our estimated terminal year AFFO, as reflected in the financial projections (which analysis implied perpetuity growth rates ranging from (0.5)% to 3.4%). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the U.S. financial markets generally. The range of terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Publicly Traded Companies Analysis.”

Goldman Sachs derived ranges of illustrative present values per share of our common stock by adding the ranges of present values it calculated for the levered free cash flow and illustrative terminal values, as described above, and then dividing the result by the implied total number of fully diluted shares of common stock estimated to be outstanding as of September 13, 2022, calculated based on equity information provided by our senior management. This analysis resulted in a range of illustrative present values per share of our common stock of $25.10 to $34.75.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the premia paid in all-cash acquisition transactions of publicly traded REITs in the United States announced since 2017 through September 13, 2022 with a transaction value of greater than $1 billion.

For the entire period, using publicly available information, Goldman Sachs calculated the minimum, 25th percentile, median, mean, 75th percentile and the maximum premia of the price paid in these transactions relative to the target’s last undisturbed closing stock price prior to the announcement of the transaction. This analysis indicated a minimum premium of 5.1%, a 25th percentile premium of 15.4%, a median premium of 22.4%, a mean premium of 29.5%, a 75th percentile premium of 30.3% and a maximum premium of 123.5%. Using this analysis, Goldman Sachs then applied an illustrative premia range of 15.4% to 30.3%, corresponding to the 25th and 75th percentiles premia described above, to the undisturbed closing price per share of our common stock of $27.11 as of September 13, 2022, the day prior to the date of our board of directors’ approval of the merger, and calculated a range of implied values per share of our common stock of $31.28 to $35.32.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to our board of directors as to the fairness, from a financial point of view to the holders (other than Parent and its affiliates) of shares of our common stock, as of the date of the opinion, of the $32.25 in cash per share of common stock to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The consideration of $32.25 in cash per share of our common stock was determined through arm’s-length negotiations between the Company and Parent and was approved by our board of directors. Goldman Sachs provided advice to our board of directors during our negotiations with Parent in connection with the merger agreement. Goldman Sachs did not, however, recommend any specific amount of consideration to our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to our board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs, attached as Exhibit C to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including GIC and Oak Street, which have (either directly or through an affiliate) entered into their respective equity commitment letters in favor of Parent and Merger Sub, and with respect to certain obligations, the Company, in connection with the merger agreement, Blue Owl, their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs has acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, the principal portion of which is contingent upon consummation of the merger, and we have agreed to reimburse certain of its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a joint book-running manager with respect to our public offering of 2.70% Senior Notes due 2031 (aggregate principal amount $375,000,000) in November 2021 and as a joint book-running manager with respect to our public offering of 2.75% Senior Notes due 2030 (aggregate principal amount $350,000,000) in November 2020. During the two-year period ended September 15, 2022, Goldman

Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company and/or its affiliates of approximately $1 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to GIC and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Authentic Brands Group, a portfolio company of GIC, in connection with its acquisition of Reebok in March 2022; as financial advisor to GIC Private Equity (Europe), an affiliate of GIC, in connection with its acquisition of a minority stake in Belron in December 2021; as joint lead bookrunner with respect to the public offering of 12,500,000 shares of common stock of Leslie’s, Inc., a portfolio company of GIC, in December 2021; as placement agent to N26 GmbH, a portfolio company of GIC, in connection with its Series E Funding Round (aggregate amount over $900 million) in October 2021; as lead arranger with respect to a bank loan facility of US Anesthesia Partners, Inc., a portfolio company of GIC (aggregate principal amount $2,200,000,000), in October 2021; as financial advisor to RAC Limited, a former portfolio company of GIC, in connection with a sale of GIC’s minority stake in RAC to Silver Lake Partners in September 2021; as an initial purchaser with respect to the offering by GFL Environmental Inc., a portfolio company of GIC, of its 4.375% senior notes due 2029 (aggregate amount $550,000,000), in August 2021; as an initial purchaser with respect to the offering by MPH Acquisition Holdings LLC, an indirect wholly-owned subsidiary of MultiPlan Corporation, a portfolio company of GIC, of its 5.50% senior secured notes due 2028 (aggregate amount $1,050,000,000) in August 2021; as joint lead bookrunner with respect to the initial public offering of 21,300,000 shares of Class A common stock of Endeavor Group Holdings, Inc., a portfolio company of GIC, in April 2021; and as joint lead bookrunner with respect to the initial public offering of 33,000,000 shares of Class A common stock of DoorDash, Inc., a portfolio company of GIC, in December 2020. During the two-year period ended September 15, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to GIC and/or its affiliates of approximately $213 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to the Government of Singapore, the parent of GIC, and/or its agencies, and instrumentalities (collectively, the “Singapore Government”) and their respective affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Blue Owl and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering by Blue Owl Finance LLC, an indirect subsidiary of Blue Owl (“Blue Owl Finance”) of 4.375% Senior Notes due 2032 (aggregate amount $400,000,000) in February 2022; as lead joint bookrunning manager with respect to the offering of 26,717,377 shares of Blue Owl’s Class A common stock in December 2021; as joint bookrunner with respect to the public offering by Blue Owl Finance of 4.125% Senior Notes due 2051 (aggregate amount $350,000,000) in September 2021; and as joint bookrunner with respect to the public offering by Blue Owl Finance of 3.125% Senior Notes due 2031 (aggregate amount $700,000,000) in June 2021. During the two-year period ended September 15, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Blue Owl and/or its affiliates of approximately $8 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, GIC, Oak Street, Blue Owl, the Singapore Government and their respective affiliates and, as applicable, portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs may also have co-invested with GIC, Blue Owl and their affiliates from time to time and may have invested in limited partnership units of affiliates of GIC and Blue Owl from time to time and may do so in the future.

We selected Goldman Sachs as our financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to the terms of our engagement letter with Goldman Sachs, we have agreed to pay Goldman Sachs an aggregate transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, of which $28 million is contingent upon completion of the merger. In addition, we agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

General

Parent has informed us that in connection with the closing of the merger, Parent expects to assume the non-recourse net-lease mortgage notes outstanding under our STORE Master Funding debt program and the outstanding indebtedness under our public unsecured notes. Parent has also informed us that it expects the outstanding indebtedness under our traditional non-recourse mortgage notes, unsecured revolving credit facility, private placement unsecured notes and unsecured bank term loans to be prepaid or remain outstanding. As of September 30, 2022, we had approximately $2.3 billion in aggregate principal amount of consolidated secured indebtedness outstanding, including approximately $2.1 billion in non-recourse net-lease mortgage notes and approximately $141.8 million in non-recourse mortgage notes. As of September 30, 2022, we had approximately $2.6 billion in aggregate principal amount of consolidated unsecured indebtedness outstanding, including $223 million under our unsecured revolving credit facility, $1.8 billion under our unsecured notes and $600 million under our unsecured bank term loans.

We anticipate that the total amount of funds necessary to complete the merger and the transactions contemplated by the merger agreement will be approximately $10.8 billion, including the funds needed to:

•	pay an aggregate of approximately $9.1 billion to the holders of our common stock, including the holders of restricted stock and performance units (other than excluded stock);

•	assume, repay or refinance our existing indebtedness in connection with the consummation of the merger and the other transactions contemplated by the merger agreement; and

•	pay all fees, expenses and other obligations required to be paid or satisfied in connection with the merger and the other transactions contemplated by the merger agreement.

Parent expects this amount to be funded through a combination of the following: (1) the equity financing in an aggregate amount of approximately $8.2 billion; and (2) the debt financing in an aggregate principal amount of $2.6 billion.

The merger agreement does not contain a financing condition to the closing of the merger. We have agreed to use reasonable best efforts to provide, and to cause our subsidiaries to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent and customary in connection with the arrangement of debt financing, the assumption of indebtedness and other transactions. For more information, see the sections entitled “The Merger Agreement—Financing Cooperation” and “—Conditions to the Merger.”

Equity Financing

On September 15, 2022, an affiliate of GIC and Oak Street each entered into their respective equity commitment letters (together, the “equity commitment letters”) with Parent and Merger Sub pursuant to which an affiliate of GIC and Oak Street committed to contribute (or cause to be contributed) to Parent up to approximately $8.2 billion in cash in the aggregate (the “equity commitment”) on the terms and subject to the conditions set forth in the equity commitment letters. The equity commitments are subject to certain customary conditions, including, among others, the consummation of the merger in accordance with the merger agreement substantially concurrently with or immediately following the funding of the equity commitment, the satisfaction or waiver of the conditions to the obligations of the parties to consummate the merger and the availability of the debt financing to be funded at the closing.

In addition, an affiliate of GIC and Oak Street have agreed, subject to the terms and conditions of their respective equity commitment letters, to guarantee certain payment obligations of Parent, including the obligation to pay the Parent termination fee (as described in more detail under “The Merger Agreement—Termination Fees”), certain expense reimbursement and indemnification obligations and certain obligations to pay our expenses and costs (including reasonable fees and disbursements of counsel) relating to any legal proceeding brought by us against Parent if Parent fails to pay the Parent termination fee or such expenses and costs, together with interest, if we prevail in such legal proceeding (the “payment obligations”). The payment obligations of each of the Sponsors are subject to a cap in an amount equal to such Sponsor’s specified percentage share of the Payment Obligations, if and when due pursuant to the merger agreement.

Debt Financing

Parent has informed us that it has received, in connection with the entry into the merger agreement, a debt commitment letter, originally dated as of September 15, 2022 and amended as of September 30, 2022, from Column Financial, Inc. and Citigroup Global Markets Inc. (as the same may be amended or supplemented pursuant to the terms of the merger agreement, collectively with the related redacted fee letters, the “debt commitment letter”), providing for the debt financing in an aggregate principal amount equal to $2.6 billion, on the terms and subject to the conditions set forth in the debt commitment letter, and that it may seek to obtain additional debt financing in connection with the merger. The lenders’ obligations to provide the debt financing under the debt commitment letter are subject to customary conditions, including, among others, the receipt of certain specified financial statements, the execution and delivery of definitive documentation with respect to the debt financing and the closing of the merger immediately prior to, or substantially concurrently with, the funding of the debt financing. The debt commitment under the debt commitment letter expires on April 7, 2023, unless extended in writing by the parties.

Equity Syndication

Following the no-shop period start date, the Parent Parties, the Sponsors and their respective affiliates, may, at Parent’s sole expense, solicit, negotiate and enter into investment agreements with potential equity investors in Parent and/or a direct or indirect subsidiary or holding company of Parent (the “equity syndication”). The merger agreement provides that no equity investor may be included, directly or indirectly, in the equity syndication if the contemplated investment by such equity investor results or would be reasonably likely to result (other than, in each case, in de minimis respects) in: (1) the imposition of new, or additional, conditions to the closing, diminution of the likelihood of the closing occurring, or adverse impact on the debt financing, (2) any delay of the closing (including any delay in filing for, or obtaining, the CFIUS approval), or (3) any adverse impact on the likelihood of receiving any required consents from any governmental entity in connection with the transactions contemplated by the merger agreement. Subject to certain terms and conditions in the merger agreement, we will use commercially reasonable efforts to provide, and will cause each of our subsidiaries and our and their respective representatives to use commercially reasonable efforts to provide, to the Parent Parties cooperation reasonably requested and customary in connection with the equity syndication. Parent and Merger Sub have agreed to reimburse us for any out-of-pocket costs incurred by us and our subsidiaries in connection with the equity syndication and indemnify us and our subsidiaries and affiliates and representatives from and against any and all documented out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the equity syndication and any information utilized in connection therewith. Notwithstanding the entry into or consummation of the equity syndication, the equity commitment letters will remain in full force and effect, and the equity syndication will not in any way reduce or otherwise limit the aggregate commitment or any obligations or liability under the equity commitment letters of the parties thereto.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to approve the merger and the other proposals described above, our stockholders should be aware that our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its unanimous decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement. In addition, the transaction committee, which was composed exclusively of non-employee, independent directors, considered these interests, among other matters, in reaching its decisions related to the merger, the merger agreement and the other transactions contemplated by the merger agreement, including during executive sessions of the transaction committee without management present. These interests are discussed below.

For purposes of this section, the “executive officers” include our current executive officers, Mary B. Fedewa, Sherry L. Rexroad, Chad A. Freed, Craig A. Barnett, Tyler S. Maertz, Lori Markson and David Alexander McElyea and our former executive officers, Catherine Long and Christopher H. Volk. Although Ms. Long and Mr. Volk are no longer executive officers of the Company due to their ceasing employment in November 2021 and December 2021, respectively, we have included in this section information with respect to each of Ms. Long and Mr. Volk because they were executive officers during the fiscal year ended December 31, 2021 and will receive compensation that is based on, or otherwise relates to, the merger. This section does not include information with respect to Einar A. Seadler because, while he was a member of our board of directors during the fiscal year ended December 31, 2021, he left our board on February 17, 2022 and will not receive any compensation that is based on, or otherwise relates to, the merger.

Treatment of Compensatory Awards

Restricted Stock. The merger agreement provides that, effective immediately prior to the merger effective time, each outstanding award of restricted stock granted pursuant to the Equity Incentive Plan will automatically become fully vested and all restrictions and repurchase rights thereon will lapse, and thereafter all shares of our common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will have the right to receive an amount in cash equal to the merger consideration, less required withholding taxes.

Performance Units. The merger agreement provides that, effective immediately prior to the merger effective time, outstanding awards of performance units granted pursuant to the Equity Incentive Plan will automatically become earned and vested as further described below under the section entitled “—Quantification of Potential Payments and Benefits,” and thereafter will be cancelled and, in exchange therefor, each holder of any such cancelled vested performance units will cease to have any rights with respect thereto, except the right to receive as of the merger effective time, in consideration for the cancellation of such vested performance unit and in settlement therefor, an amount in cash equal to the product of (1) the merger consideration and (2) the number of so-determined earned performance shares subject to such vested performance units, without interest, less required withholding taxes. In addition, on the closing date, we will pay each holder of performance units an amount equivalent to all cash dividends that would have been paid on the number of so-determined earned shares of our common stock subject to such performance units as if they had been issued and outstanding from the date of grant up to, and including, the merger effective time, less required withholding taxes.

Value of Payments. For an estimate of the value of the payments described above that would become payable to each of our named executive officers, see “—Quantification of Potential Payments and Benefits” below. The estimated value of the payments that will be made to the executive officers at the merger effective time in respect of their outstanding shares of restricted stock and performance units is approximately $31.0 million, which is based on the aggregate number of shares of restricted stock and performance units held by the executive officers as of October 24, 2022. The estimated value of the payments that will be made to our non-employee directors at the merger effective time in respect of their outstanding shares of restricted stock is approximately $1.6 million, which is based on the number of shares of restricted stock held by the non-employee directors as of October 24, 2022. These estimated values are based on the merger consideration of $32.25 per share and assume that all shares of restricted stock and performance units held by the executive officers and non-employee directors as of October 24, 2022, the latest practicable date prior to the date of this filing, remain outstanding as of the merger effective time and each of them does not receive any additional equity awards between such date and the merger effective time. In addition, the estimate includes an amount equivalent to all cash dividends that would have been paid on the number of earned shares of common stock subject to the performance units as if such shares had been issued and outstanding from the date of grant up to, and including, the merger effective time.

Employment Agreements

We are party to an employment agreement with each of our current executive officers, which provide for the severance benefits described below in the event of certain terminations of employment or a change in control of the Company. The severance benefits payable to each executive officer will be subject to compliance with the restrictive covenants described below. The following descriptions of the terms of the employment agreements with our current executive officers are intended as a summary only and, with respect to our named executive officers, are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 25, 2022, and the employment agreement that was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which was filed with the SEC on May 6, 2022.

Executive Severance Benefits. The employment agreements with the executive officers provide that, if the employment of an executive officer is terminated by the Company without “cause” or by the executive officer for “good reason” (each as defined in the applicable employment agreement), the executive officer will be eligible to receive the following benefits in addition to the executive officer’s accrued obligations (as defined in the applicable employment agreement):

•

an amount equal to the cash bonus at the target percentage for which the executive officer is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the executive officer was employed by the Company;

•

an amount equal to two times the sum of (1) the executive officer’s annual base salary in effect on the date of the termination and (2) the greater of (a) the average cash bonus received by the executive officer for the last two completed fiscal years or (b) the cash bonus at the target percentage (calculated on the basis of a full fiscal year) for which the executive officer was eligible during the last completed fiscal year;

•

monthly reimbursement for COBRA health insurance for a period of 12 months following the executive officer’s termination of employment, in an amount equal to (1) the monthly COBRA health insurance premium minus (2) the monthly health insurance premium the executive officer would have paid under our health plan had the executive officer not terminated employment; and

•	accelerated vesting of all of the executive officer’s unvested shares of restricted stock.

Golden Parachute Excise Tax. The employment agreements with each of our executive officers provide that if the payments and benefits provided to the executive officer in connection with the merger would be subject to an excise tax by reason of Sections 4999 and 280G of the Code, such benefits and payments will be reduced to the extent necessary to prevent any portion of the executive officer’s merger-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive officer exceeds the net after-tax benefit the executive officer would receive if no reduction was made. None of the employment agreements provide for indemnification or “gross-up” payments for golden parachute excise tax liabilities.

Restrictive Covenants. Each employment agreement also contains customary restrictive covenants, including confidentiality, non-competition and non-solicitation provisions, that apply during the term of the executive officer’s employment with the Company and for 12 months thereafter.

Value of Payments. For an estimate of the value of the severance payments and benefits described above that would become payable to each of our named executive officers upon a severance-qualifying termination, see “—Quantification of Potential Payments and Benefits” below.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that from and after the merger effective time, the Surviving Entity will (and the Parent will cause the Surviving Entity to) indemnify and hold harmless each individual who at the merger effective time is, or at any time prior to the merger effective time was, a trustee, director or officer of the Company or any subsidiary of the Company (each an “Indemnified Party”), for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which will be advanced as they are incurred; provided, that the Indemnified Party will have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under the merger agreement), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or legal proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”), (1) by reason of such Indemnified Party being or having been such trustee, director or officer or otherwise in connection with any action taken or not taken at the request of us or any of our subsidiaries at, or at any time prior to, the merger effective time or (2) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a trustee, director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan) at, or at any time prior to, the merger effective time, in each of (1) or (2), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the merger effective time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law, subject to certain limitations set forth in the merger agreement. Additionally, the Surviving Entity will (and the Parent will cause the Surviving Entity to) fulfill and honor in all respects our obligations pursuant to specified agreements in effect as of the date of the merger agreement between the Company and any indemnified person and any indemnification provision (including advancement of expenses) and any exculpation provision set forth in our or our subsidiaries’ organizational documents as in effect on the date of the merger agreement.

The parties have agreed not to terminate or modify the obligations described above regarding indemnification of indemnified persons in such a manner as to adversely affect such indemnified persons, and such obligations must be assumed by any successor entity to the Surviving Entity as a result of any consolidation or merger or transfer or conveyance of all or substantially all of its properties and assets.

Subject to certain terms and conditions set forth in the merger agreement, we will, effective at the merger effective time, extend coverage under our officers’ and directors’ liability insurance by obtaining prepaid extended reporting period coverage for our existing officers’ and directors’ liability insurance policies, or with other insurers on terms and conditions no less favorable to the insureds than such existing insurance, which provides coverage for an aggregate period of six years from and after the merger effective time with respect to claims arising from facts or events that occurred on or before the merger effective time; provided, however, neither Parent nor the Surviving Entity will be obligated to pay an aggregate amount for such extended reporting insurance in excess of 300% of the amount per annum that we paid for such insurance in the fiscal year ended December 31, 2021 (the “maximum amount”). If the aggregate amount for such extended reporting insurance would exceed the maximum amount, then we will obtain the most advantageous such insurance available at an aggregate amount equal to the maximum amount. We will reasonably cooperate with and consult Parent prior to the purchase of such insurance.

Quantification of Potential Payments and Benefits

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of our named executive officers that is based on or otherwise relates to the merger. Solely for purposes of the table below, it is assumed that each named executive officer incurs a severance-qualifying termination immediately following the merger effective time. In addition, while Ms. Long and Mr. Volk no longer serve as executive officers of the Company, they are required to be included in the table below pursuant Item 402(t) of Regulation S-K. For additional details regarding the terms of the payments described below, see the discussion under “—Interests of Our Directors and Executive Officers in the Merger” above.

The following table sets forth the amount of payments and benefits that may be paid or become payable to each of our named executive officers in connection with the merger pursuant to all applicable compensation plans or agreements, assuming that the merger effective time occurred on February 1, 2023, which is the earliest date the closing will take place (unless otherwise agreed in writing by Parent) and the assumed date of the merger effective time solely for purposes of this merger-related compensation disclosure and that each named executive officer incurs a severance-qualifying termination immediately following the merger effective time. The amounts in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect any reduction in payments pursuant to the employment agreements to the extent necessary to prevent any portion of each named executive officer’s merger-related payments and benefits from becoming subject to excise tax by reason of Section 4999 of the Code. The actual value to be received by our named executive officers may be greater or less than the amounts presented below.

“Golden Parachute” Compensation

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)(4)
Mary B. Fedewa President and Chief Executive Officer	5,832,546	11,758,098	13,965	17,604,609
Sherry L. Rexroad Executive Vice President – Chief Financial Officer and Treasurer	2,542,466	3,868,552	6,485	6,417,503
Chad A. Freed Executive Vice President – General Counsel, Chief Compliance Officer and Secretary	2,004,870	2,510,289	19,386	4,534,545
Craig A. Barnett Executive Vice President – Underwriting and Portfolio Management	1,617,637	1,993,253	19,386	3,630,276
Tyler S. Maertz Executive Vice President – Acquisitions	1,509,795	1,932,591	19,386	3,461,772
Catherine Long Former Executive Vice President – Chief Financial Officer and Treasurer(5)	—	2,903,272	—	2,903,272
Christopher H. Volk Former Chief Executive Officer and Executive Chair(6)	—	4,817,559	—	4,817,559

(1)

For our current executive officers, this figure represents the prorated cash bonus and cash severance payment in accordance with the employment agreements. The aggregate amount is payable to each of the named executive officers in a single lump sum no later than 62 days after the executive’s employment termination date. The amounts included in this column with respect to the prorated cash bonus and the cash severance payment are conditioned upon a qualifying termination of employment, whether or not in connection with a change in control. The cash severance payment, as further described above under the section entitled “—Interests of Our Directors and Executive Officers in the Merger—Employment Agreements,” is an amount equal to two times the sum of (a) the executive officer’s annual base salary in effect on the date of the termination and (b) the greater of (i) the average cash bonus received by the executive officer for the last two completed fiscal years or (ii) the cash bonus at the target percentage (calculated on the basis of a full fiscal year) for which the executive officer was eligible during the last completed fiscal year.

The amounts set forth in the table below are the estimates of the prorated cash bonus and cash severance payment that each named executive officer will receive. For purposes of this table, (a) the prorated cash bonus is based on each executive officer’s target cash bonus for 2022 and (b) the cash severance payment is based on each executive officer’s base salary for 2022 and the average of (x) the executive officer’s cash bonus for 2021 and maximum cash bonus for 2022.

Name	Prorated Cash Bonus ($)	Cash Severance Payment ($)
Mary B. Fedewa	101,281	5,731,265
Sherry L. Rexroad	42,466	2,500,000
Chad A. Freed	26,753	1,978,117
Craig A. Barnett	23,887	1,593,750
Tyler S. Maertz	22,295	1,487,500

(2)

The treatment of compensatory awards at the merger effective time is a “single-trigger” benefit contingent upon the occurrence of the merger. Pursuant to the terms of the merger agreement (a) performance units that were granted in 2020 will vest with respect to approximately 53% of the maximum number of shares of our common stock subject to the award, (b) performance units that were granted in 2021 will vest with respect to 50% of the maximum number of shares of our common stock subject to the award, and (c) performance units that were granted in 2022 will vest with respect to approximately 33% of the maximum number of shares of our common stock subject to the award. The amounts set forth in the table above and the table below are estimates of the value each named executive officer will receive in respect of his or her outstanding compensatory awards. These estimates assume that all shares of restricted stock and performance units held by each named executive officer as of October 24, 2022, the latest practicable date prior to the date of this filing, remain outstanding as of the merger effective time, that each named executive officer does not receive any additional compensatory awards between such date and the merger effective time, and disregards any vesting of compensatory awards that may occur prior to the merger effective time. These amounts were calculated based on the number of shares subject to the portion of the award that would accelerate and the merger consideration of $32.25 per share. In addition, the estimates include an amount equivalent to all cash dividends that would have been paid on the number of earned shares of common stock subject to the performance units as if such shares had been issued and outstanding from the date of grant up to, and including, the merger effective time. For further details regarding the value of accelerated compensatory awards, see “—Interests of Our Directors and Executive Officers in the Merger—Treatment of Compensatory Awards” above.

Name	Value of Restricted Stock ($)	Value of Performance Units ($)	Total ($)
Mary B. Fedewa	2,586,805	9,171,293	11,758,098
Sherry L. Rexroad	815,345	3,053,207	3,868,552
Chad A. Freed	424,378	2,085,911	2,510,289
Craig A. Barnett	772,226	1,221,027	1,993,253
Tyler S. Maertz	793,028	1,139,563	1,932,591
Catherine Long	—	2,903,272	2,903,272
Christopher H. Volk	—	4,817,559	4,817,559

(3)

This amount represents the estimated payments the Company will reimburse for each of our current executive officers with respect to premiums under COBRA for health benefits for 12 months following the named executive officer’s termination of employment, such that the cost of health benefits premiums to the executive would be limited to the amount the executive would have paid under our health plan had the executive officer not terminated employment. The value of the perquisites/benefits reported in this column assume that such coverage continues for the full 12 months.

The amounts included in this column are conditioned upon a qualifying termination of employment, whether or not in connection with a change in control. For further details regarding the perquisites and benefits, see “—Interests of Our Directors and Executive Officers in the Merger—Employment Agreements” above.

(4)

The total amounts do not reflect any reductions to “parachute payments” (as defined by Section 280G of the Code) pursuant to each named executive officer’s employment agreement, that may be economically beneficial to the named executive officers in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code.

(5)	Ms. Long retired from her positions effective November 8, 2021 and left the employment of the Company effective November 12, 2021.
(6)

Mr. Volk, our former Chief Executive Officer, became Executive Chair effective April 15, 2021. His employment with the Company and service as a member of our board of directors terminated effective December 27, 2021.

Regulatory Matters

Unless Parent agrees otherwise, the merger will not be completed until the parties have obtained the CFIUS approval. We are unaware of any other material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland, and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to common stockholders whose shares are surrendered in the merger in exchange for the right to receive the merger consideration as described herein. This discussion is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”), concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (1) U.S. federal taxes other than income taxes, (2) state, local or non-U.S. taxes, (3) tax reporting requirements, or (4) withholding taxes under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA). This discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of restricted stock, performance units, or other awards received as compensation. In addition, this discussion does not address the tax treatment of special classes of common stockholders, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	tax-exempt entities or persons holding our common stock in a tax-deferred or tax advantaged account;

•	persons acting as nominees or otherwise not as beneficial owners;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders that are subject to “applicable financial statement” rules under Section 451(b) of the Code;

•	holders who acquired our common stock as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	non-U.S. governments;

•	qualified foreign pension funds, as defined in Section 897(l) of the Code;

•	qualified stockholders, as defined in Section 897(k) of the Code; and

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity is holding our common stock, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND DISPOSING OF OUR COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Treatment of the Merger

The merger of the Company with and into Merger Sub will be treated for U.S. federal income tax purposes as a taxable sale by the Company of all of its assets to Merger Sub in return for the merger consideration and the assumption of the Company’s liabilities, followed by a deemed liquidation of the Company under Section 331 and Section 562 of the Code. We will be deemed to have distributed the merger consideration to our stockholders in connection with the deemed liquidation. The liquidating distribution will be treated as a dividend for purposes of the dividend paid deduction to the extent of our earnings and profits and thus will be sufficient to satisfy our requirement to distribute 90% of our REIT taxable income for the taxable year of the merger.

Consequences of the Merger to U.S. Holders of Our Common Stock

General

The receipt of cash by U.S. holders in exchange for their shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and

•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holders, this gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a reduced maximum U.S. federal income tax rate (20% under current law). Additionally, a 3.8% Medicare unearned contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rate applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured section 1250 gain.”

Special Rule for U.S. Holders Who Have Held our Common Stock for Less than Six Months

A U.S. holder who has held our common stock for less than six months at the time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.

Consequences of the Merger to Non-U.S. Holders of Our Common Stock

General

The U.S. federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of “United States real property interests.” The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law, unless an exception applies, a non-U.S. holder’s receipt of a liquidating distribution from a REIT (which would include the receipt of cash in exchange for Company shares in the merger, which, as noted above, will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that the cash received in exchange for our common stock will be subject to tax in accordance with Notice 2007-55, subject to the 10% exception described below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT shares by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests

To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by non-U.S. holders in the merger is attributable to gain from the deemed sale of our United States real property interests (which we expect to be a substantial portion of such cash), then, subject to the 10% exception described below, such amount will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% of any such amounts paid to a non-U.S. holder will be required to be withheld and remitted to the IRS. Notwithstanding the foregoing, if a non-U.S. holder has not owned more than 10% of our common stock at any time during the one-year period ending on the date of the merger and our common stock is treated as “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States, the tax treatment described above would not apply, in which case we intend to take the position that such non-U.S. holder would instead be subject to the rules described below in the section entitled “—Taxable Sale of Our Common Stock.” We believe that our common stock is, and will be at the effective time of the merger, treated as regularly traded on an established securities market in the United States.

Taxable Sale of Our Common Stock

To the extent the tax treatment set forth in Notice 2007-55 does not apply (or, in the event a holder qualifies for the 10% exception described above), then subject to the discussion of backup withholding below, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain or loss from the merger unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (3) such shares constitute “United States real property interests” in the non-U.S. holder’s hands under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain described in clause (1) of the previous paragraph.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares constitute United States real property interests under FIRPTA, any gain recognized by such holder in the merger will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A non-U.S. holder’s shares of common stock generally will not constitute U.S. real property interests if either (1) we are a “domestically controlled qualified investment entity” at the merger effective time, or (2) both (a) shares of our common stock are treated as regularly traded on an established securities market at the date of the merger and (b) the non-U.S. holder has held 10% or less of the total fair market value of that class of shares at all times during the shorter of (i) the five-year period ending with the effective time of the merger and (ii) the non-U.S. holder’s holding period for the shares. As discussed above, we believe that our common stock will be regularly traded on an established securities market. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the merger effective time. While we believe that we have been and currently are “domestically controlled” as of the date of this proxy statement, no assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the merger effective time.

Income Tax Treaties

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax

As described above, it is not entirely clear whether the receipt of the merger consideration by a non-U.S. holder will be treated as a sale or exchange of our common stock (in the event Notice 2007-55 does not apply) or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the merger (in the event Notice 2007-55 does not apply). Accordingly, we intend to withhold U.S. federal income tax at a rate of 21% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder unless such holder qualifies for the 10% exception described above.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA; provided, that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Possible Legislative Changes—Possible Change in Tax Rates

This discussion is based upon the provisions of the Code, the Treasury Regulations and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences (including applicable tax rates) different from those summarized above. We cannot assure you that a change in law, including the possibility of major tax legislation, possibly with retroactive application, will not significantly alter the tax consequences (including applicable tax rates) that we describe herein. We have not sought and do not plan to seek any ruling from the IRS with respect to statements made and the conclusions reached in the above discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, COMMON STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. We recommend that you read the merger agreement attached to this proxy statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, Parent and Merger Sub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the merger agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of us or our affiliates.

The Merger

Pursuant to the merger agreement, on the closing date, the Company will be merged with and into Merger Sub, and the separate existence of the Company will cease. Merger Sub will continue as the Surviving Entity in the merger. At the merger effective time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub will become the debts, liabilities, duties and obligations of the Surviving Entity. Following the completion of the merger, shares of our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Effective Time; Closing Date

The closing of the merger will take place as soon as practicable (and in any event, within three business days) following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the merger described below in the section entitled “—Conditions to the Merger” (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions) or at such date and time as may be agreed to in writing by us and Parent; provided, that, unless otherwise agreed in writing by Parent, the closing will not take place prior to February 1, 2023.

On the closing date, we and Merger Sub will cause articles of merger to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland and cause a certificate of merger to be executed, acknowledged and filed with the Delaware Secretary of State. The merger will become effective upon the later of the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with the Delaware Secretary of State or such other date and time as may be agreed between the parties to the merger agreement and specified in the articles of merger and certificate of merger.

Organizational Documents

At the merger effective time, unless otherwise jointly determined by us and Parent prior to the merger effective time, the name of the Surviving Entity will be “STORE Capital LLC,” the certificate of formation and operating agreement of Merger Sub, as in effect immediately prior to the merger effective time (except to the extent amended by the certificate of merger to change the name of Merger Sub), will be the certificate of formation and the operating agreement, respectively, of the Surviving Entity, until, subject to the terms of the merger agreement, amended in accordance with applicable law.

Directors and Officers

From and after the merger effective time, until successors are duly elected or appointed and qualified in accordance with applicable law, (1) Parent will be the sole member of the Surviving Entity entitled to such rights, duties and obligations as are more fully set forth in the operating agreement of the Surviving Entity and (2) the officers of the Company immediately prior to the merger effective time will be the initial officers of the Surviving Entity.

Treatment of Common Stock, Restricted Stock and Performance Units

Common Stock

At the merger effective time, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than excluded stock) will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, without interest. Each share of excluded stock issued and outstanding immediately prior to the merger effective time will be cancelled and retired and will cease to exist, and no consideration will be paid, nor will any right inure or be made with respect thereto in connection with or as a consequence of the merger. If we declare and pay a dividend to holders of shares of our common stock to maintain our qualification as a REIT under the Code or to avoid the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the merger consideration will be decreased by an amount equal to the per share amount of such dividend.

Restricted Stock

Effective immediately prior to the merger effective time, each outstanding award of restricted stock granted pursuant to the Equity Incentive Plan will automatically become fully vested and all restrictions and repurchase rights thereon will lapse, and thereafter all shares of our common stock represented thereby will be considered outstanding for all purposes under the merger agreement and subject to the right to receive an amount in cash equal to the merger consideration, less required withholding taxes.

Performance Units

Effective immediately prior to the merger effective time, outstanding awards of performance units granted pursuant to the Equity Incentive Plan will automatically become earned and vested , as further described above in the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” and “—Quantification of Potential Payments and Benefits,” and thereafter will be cancelled and, in exchange therefor, each holder of any such cancelled vested performance units will cease to have any rights with respect thereto, except the right to receive as of the merger effective time, in consideration for the cancellation of such vested performance unit and in settlement therefor, an amount in cash equal to the product of (1) the merger consideration and (2) the number of so-determined earned performance shares subject to such vested performance units, without interest, less required withholding taxes. In addition, on the closing date, we will pay each holder of performance units an amount equivalent to all cash dividends that would have been paid on the number of so-determined earned shares of our common stock subject to such performance units as if they had been issued and outstanding from the date of grant up to, and including, the merger effective time, less required withholding taxes.

No Further Ownership Rights

The merger consideration paid upon surrender of any certificates (or automatically in the case of book-entry shares of common stock) will be deemed to have been paid in full satisfaction of all rights pertaining to such certificates. From and after the merger effective time, the holders of shares of our common stock outstanding immediately prior to the merger effective time will cease to have any rights with respect to such shares of common stock, except as otherwise provided for in the merger agreement or by applicable law.

Payment Procedures

Prior to the merger effective time, Parent will deposit, or cause to be deposited, with an exchange agent reasonably acceptable to us, cash in an amount sufficient in the aggregate to enable the exchange agent to make payments of the merger consideration to holders of shares of our common stock outstanding immediately prior to the merger effective time. At the merger effective time, Parent and/or Merger Sub will deposit with the Surviving Entity cash in the amount necessary, together with the other funds of the Surviving Entity, to make the payments to the holders of restricted stock and performance units, other than payments in respect of accrued and unpaid cash dividends to the holders of performance units, and Parent will cause the Surviving Entity to make such payments through the Surviving Entity’s payroll within five business days after the merger effective time, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

Within five business days after the merger effective time, Parent and the Surviving Entity will cause the exchange agent to, in accordance with, and as required by the exchange agent’s customary procedures, mail to each holder of record of certificates that, immediately prior to the merger effective time, represented outstanding shares of our common stock, whose shares of common stock were converted into the right to receive or be exchanged for the merger consideration, a form of letter of transmittal and instructions for use in effecting the surrender of certificates previously representing such shares of common stock in exchange for payment therefor. Upon surrender to the exchange agent of such certificates (or an affidavit of loss in lieu of a certificate as described below), together with a properly executed letter of transmittal, the holder of such certificates will promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to the merger agreement. Exchange of book-entry shares or book-entry units representing shares of our common stock will be effected in accordance with the exchange agent’s customary procedures with respect to securities represented by book entry.

If any certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, to the reasonable satisfaction of Parent and the exchange agent and the taking of such actions as may be reasonably requested by the exchange agent, including, if required by the Surviving Entity or the exchange agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made with respect to such certificates, the merger consideration, as applicable, payable in respect thereof pursuant to the merger agreement, the exchange agent will pay in exchange for such lost, stolen or destroyed certificate the cash amount payable in respect thereof pursuant to the merger agreement.

Each of Parent, the Company, Merger Sub, the Surviving Entity, any affiliate thereof and the exchange agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to the merger agreement to any person such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law, and such amounts so deducted and withheld will be treated as having been paid to the person in respect of which such deduction and withholding was made.

As of the merger effective time, our stock transfer books will be closed and thereafter there will be no further registration of transfers of any shares of our common stock outstanding immediately prior to the merger effective time on our records. If, after the merger effective time, certificates representing such shares of common stock are presented to the Surviving Entity for transfer, they will be cancelled and exchanged as provided in the merger agreement.

On or after the first anniversary of the merger effective time, the Surviving Entity will be entitled to cause the exchange agent to deliver to the Surviving Entity any funds made available by Parent to the exchange agent which have not been disbursed to holders of certificates, and thereafter such holders will be entitled to look to Parent and the Surviving Entity with respect to the cash amounts payable upon surrender of their certificates. Neither the exchange agent nor the Surviving Entity will be liable to any holder of a certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law. Any amounts remaining unclaimed by holders of the certificates, book-entry shares or book-entry units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Representations and Warranties

We have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

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the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate the properties and assets and to conduct our business as presently conducted by us and our subsidiaries;

•	our charter and bylaws and the similar organizational documents of us and our subsidiaries;

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the capital structure and indebtedness of us and our subsidiaries, including our equity awards, the absence of restrictions or liens with respect to the equity interests of us and our subsidiaries, and the absence of declared and unpaid dividends and distributions of us and our subsidiaries;

•	our SEC filings since January 1, 2020, and the financial statements contained in those filings;

•	our system of internal control over financial reporting and disclosure controls and procedures;

•	our compliance with current listing requirements of the NYSE;

•	the absence of certain undisclosed liabilities;

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the conduct of business in the ordinary course of business in all material respects consistent with past practice, the absence of any material adverse effect and certain other changes and events with respect to us and our subsidiaries since January 1, 2022 through the date of the merger agreement;

•	real property owned and leased by us and our subsidiaries;

•	our and our subsidiaries’ leases;

•	environmental matters relating to us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under the provisions of such material contracts;

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possession of all permits necessary for us and our subsidiaries to own, lease and operate our and our subsidiaries’ properties and assets and to carry on and operate our and our subsidiaries businesses as presently conducted and the absence of a failure by us or our subsidiaries to comply with such permits;

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the conduct by us and our subsidiaries of our and our subsidiaries’ businesses in compliance with applicable laws; including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

•	the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to us or our subsidiaries or any investigations by any governmental entity;

•	tax matters affecting us and our subsidiaries;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters related to us and our subsidiaries;

•	ownership of or rights with respect to the intellectual property of us and our subsidiaries;

•	our and our subsidiaries’ insurance policies;

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our corporate power and authority to enter into and to perform our obligations under the merger agreement, and, subject to receipt of the stockholder approval, to consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the stockholder approval required in connection with the approval of the merger and the other transactions contemplated by the merger agreement;

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the absence of certain conflicts with, or violations of, organizational or governing documents or any applicable law and the absence of certain conflicts with, violations of or defaults under material contracts or any lease to which we or any of our subsidiaries is a party, in each case, in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

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filings with or consents of any person required in connection with execution, delivery and performance of the merger agreement and the performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

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the receipt by our board of directors of the opinions from each of Evercore and Goldman Sachs providing that the merger consideration was fair, from a financial point of view, to certain holders of our common stock;

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the absence of any banking, broker’s, finder’s or similar fees or commissions, other than those payable to Evercore and Goldman Sachs, in connection with the transactions contemplated by the merger agreement;

•	our and our subsidiaries’ status under the Investment Company Act of 1940, as amended;

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the exemption of the merger and the other transactions contemplated by the merger agreement from the requirements of any business combination, control share acquisition, fair price, moratorium or other similar antitakeover statutes or regulations; and

•	the accuracy of the information supplied by us in this proxy statement.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the merger agreement, a “material adverse effect” means, with respect to us, any effect, change, event, occurrence, circumstance or development that, individually or taken together with all other effects, changes, events, occurrences, circumstances or developments that have occurred prior to the date of determination, (1) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, properties or results of operations of us and our subsidiaries, taken as a whole or (2) does or would reasonably be expected to prevent or materially impair our ability to timely consummate the merger prior to March 31, 2023; provided, that, for purposes of clause (1), in no event will any of the following, alone or in combination, or any effect, change, event, occurrence, circumstance or development to the extent any of the foregoing results from any of the following, be taken into account in determining whether a material adverse effect will have occurred:

•	changes in the price or trading volume of our common stock or changes in the ratings or ratings outlook;

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any failure by us to meet, or any changes to, published revenue, earnings or other financial projections, or any failure by us to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided, that the exceptions in this bullet and in the first bullet will not in any way prevent or otherwise affect a determination that any effect, change, event, occurrence, circumstance or development underlying such failures has resulted in, or contributed to, a material adverse effect if not otherwise excluded);

•	changes in general business, economic or political conditions in the United States or any other country or region in which we or our subsidiaries conduct business;

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conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in which we or our subsidiaries conduct business, or changes therein, including (a) changes in interest rates in the United States or any other country or region in which we or our subsidiaries conduct business and changes in exchange rates for the currencies of any countries in which we or our subsidiaries conduct business and (b) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in which we or our subsidiaries conduct business;

•	changes in conditions in the industries in which we and our subsidiaries conduct business, including changes in conditions in the real estate industry generally;

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acts of armed hostilities, war, sabotage or terrorism, including cyber-terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world;

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the existence, occurrence or continuation of any earthquakes, hurricanes, tropical storms, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world, any national, international or regional calamity or any outbreak of illness, epidemic, pandemic or other disease outbreak (including COVID-19) or any COVID-19 measures or other restrictions imposed by a governmental entity to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other disease outbreak (including COVID-19), or any escalation of the foregoing;

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the entry into or the announcement, pendency or performance of the merger agreement or the transactions contemplated by the merger agreement or the consummation of any transactions contemplated by the merger agreement, including (a) the identity of Parent and its affiliates, (b) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of us and our subsidiaries following the closing of the merger, (c) the failure to obtain any third party consent in connection with the transactions contemplated by the merger agreement, (d) any condition or requirement of or arising from the CFIUS approval, and (e) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, vendors, business partners, employees or any other persons (provided, however, that this bullet will not apply to any inaccuracy in certain representations and warranties made by us);

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(a) any action taken to which Parent has in writing expressly approved, consented to or requested, (b) the taking of any action expressly required by the merger agreement, or (c) the failure to take any action expressly prohibited by the merger agreement;

•	changes in law (or the interpretation thereof);

•	changes in GAAP or other accounting standards (or the interpretation thereof); and

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any claim, lawsuit, court action, arbitration or other proceeding (including any class action or derivative litigation) asserted or commenced by, or on behalf of or in the name of, against or otherwise involving us, our board of directors, any committee thereof or any of our directors or officers relating directly or indirectly to the merger agreement, the merger or any of the transactions contemplated by the merger agreement or disclosures related thereto;

provided, that, in each of the exceptions set forth in the third, fourth, fifth, sixth, seventh, tenth and eleventh bullets above, such effects, changes, events, occurrences, circumstances or developments referred to therein may be taken into account to the extent that we are disproportionately affected relative to other companies in the industry in which we and our subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a material adverse effect.

The merger agreement also contains customary representations and warranties made, jointly and severally, by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	their organization, valid existence, good standing, qualification to do business and power and authority to own and operate their properties and to conduct their businesses as presently conducted;

•	the ownership of Merger Sub and absence of prior conduct of business of Parent and Merger Sub;

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the absence of any lawsuits, court actions, arbitrations or other court proceedings against Parent or any of its subsidiaries that would reasonably be expected to prevent or materially impair the ability of the Parent Parties to consummate the merger or the other transactions contemplated by the merger agreement by the end date;

•	their power and authority to enter into and perform their obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

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the absence of violations of organizational or governing documents or any applicable law, in each case, in connection with the execution, delivery and performance of the merger agreement or consummation of the transactions contemplated by the merger agreement;

•	filings with or consent of any person in connection with the execution, delivery and performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	their beneficial ownership of shares of our common stock within the past five years;

•	the delivery of the equity commitment letters and the debt commitment letter (including executed fee letters) and the enforceability thereof;

•	the solvency of Parent and the Surviving Entity as of the merger effective time and immediately after the consummation of the transactions contemplated by the merger agreement;

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the absence of any banking, broker’s, finder’s or similar fees or commissions payable by us in connection with the merger and the other transactions contemplated by the merger agreement based upon arrangements made by and on behalf of them;

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the absence of any agreements (1) that entitle any of our stockholders to receive consideration of a different amount or nature than the merger consideration or pursuant to which any of our stockholders has agreed to vote to adopt the merger agreement or has agreed to vote against any superior proposal or (2) pursuant to which any of our stockholders has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by the merger agreement, in each case, that would not terminate and be void concurrently with any termination of the merger agreement;

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the absence of any contract or any commitment to enter into any contracts between the Parent Parties, the Sponsors or any of their respective controlled affiliates, on the one hand, and any of our directors, officers, employees or stockholders, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by the merger agreement or the operations of the Surviving Entity after the merger effective time;

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the absence of any contract with any person prohibiting or seeking to prohibit such person from providing or seeking to provide debt financing to any person in connection with a transaction involving us;

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their compliance with applicable laws since January 1, 2020, except where the failure to comply with such laws does not and would not reasonably be expected to prevent or materially impair their ability to consummate the merger by the end date;

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the absence of certain economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by certain governmental entities or other relevant sanctions authority; and

•	the accuracy of the information supplied by Parent and Merger Sub in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have each agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, from and after the date of the merger agreement until the earlier of the merger effective time or termination of the merger agreement we will, and will cause our subsidiaries to:

•	carry on our and our subsidiaries’ businesses in the ordinary course consistent with past practice in all material respects; and

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use commercially reasonable efforts to (1) maintain our and our subsidiaries’ material assets and properties in good repair and condition in all material respects, (2) retain the services of our and our subsidiaries’ current officers and key employees, (3) maintain and preserve our and our subsidiaries’ business organization intact, and maintain our existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, tenants and other persons with which we and our subsidiaries have significant business relations, (4) maintain all insurance policies in all material respects, and (5) maintain our status as a REIT.

We have also each agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, from the date of the merger agreement until the earlier of the merger effective time or termination of the merger agreement, we will not, and will not permit any of our subsidiaries to, do any of the following, among other things, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend our and our subsidiaries’ organizational documents (whether by merger, consolidation or otherwise);

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of us or our subsidiaries, other than (1) the payment of dividends or distributions declared prior to the date of the merger agreement, (2) the declaration and payment of our regular quarterly dividend per share of common stock for the fiscal quarter ended September 30, 2022, in an amount not to exceed $0.41 per share of common stock (and corresponding dividends, distributions or equivalents with respect to any compensatory awards, as and if required by the terms thereof), (3) dividends or distributions, declared, set aside or paid by any of us or our subsidiaries to any other subsidiary that is, directly or indirectly, wholly owned by us, (4) dividends or distributions required for us to maintain our status as a REIT under the Code or to avoid the incurrence of any income or excise taxes (which payment will result in a reduction of the merger consideration as described in the section entitled “—Treatment of Common Stock, Restricted Stock and Performance Units—Common Stock”), and (5) dividends or distributions resulting from the vesting or settlement of, and payment of accrued dividends on, our compensatory awards;

•	split, combine or reclassify any capital stock of us or our subsidiaries;

•	issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of us or our subsidiaries;

•	purchase, redeem or otherwise acquire any of our securities, except for acquisitions of shares of common stock in satisfaction by holders of compensatory awards of applicable withholding taxes;

•	enter into any amendment or other modification to the material terms of any material indebtedness for borrowed money of us or our subsidiaries;

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issue, deliver, sell, grant, pledge, transfer, subject to any lien or dispose of any of our securities, other than the issuance of shares of our common stock upon the settlement of outstanding performance units, in accordance with the terms thereof as in effect on the date of the merger agreement, or amend any term of any security of us or our subsidiaries (in each case, whether by merger, consolidation or otherwise);

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adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to us or our subsidiaries;

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(1) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to our current or former directors, officers, employees or individual service providers of us or our subsidiaries, except for increases (a) made in the ordinary course of business or that do not exceed the U.S. Consumer Price Index over the previous 12 months prior to such increase, (b) in the ordinary course of business in connection with the promotion of certain existing employees, or (c) otherwise required under any employee benefit plan as in effect as of the date of the merger agreement or under applicable law, (2) terminate the employment of any employee at the level of vice president or above, other than for “cause,” or hire any new employee to a position of vice president or above, or (3) (a) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, bonus, termination or similar agreements or (b) except as required by any employee benefit plan as in effect as of the date of the merger agreement, or as required by applicable law, enter into, adopt, amend or terminate any of our employee benefit plans or take any action to fund, accelerate or in any way secure the payment of compensation or benefits under any contract or employee benefit plan;

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unless required by law, (1) modify, extend or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements without any labor union, labor organization or works council or (2) recognize or certify any labor union, labor organization, works council or group of employees of us or our subsidiaries as the bargaining representative for any employees of any of us or our subsidiaries;

•	waive the restrictive covenant obligations of any current or former director, officer, employee or natural independent contractor of us or any of our subsidiaries;

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acquire any business, assets or capital stock of any person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than (1) any acquisitions of real property for cash (a) in the ordinary course of business that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by the merger agreement, (b) the terms of which reflect the criteria set forth in the merger agreement and the disclosure schedules delivered in connection therewith, and (c) for which the fair market value of the total consideration paid by us and our subsidiaries in such acquisitions does not exceed (i) in the case of an acquisition of a single service or retail property, $15,000,000, (ii) in the case of an acquisition of a single manufacturing or industrial property (or other type of property), $25,000,000, and (iii) in the case of an acquisition involving a portfolio transaction, $60,000,000 (unless any individual properties contained in such portfolio transaction otherwise exceed any of such thresholds described above), subject to certain conditions as described in the merger agreement;

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sell, lease, license, pledge, transfer, ground lease, subject to any lien, assign or otherwise dispose of any real property or any other material assets or material properties (including capital stock of our subsidiaries and indebtedness of others held by us or our subsidiaries), except (1) certain permitted liens incurred in the ordinary course of business and (2) the dispositions set forth in the company disclosure schedules, subject to certain conditions as described in the merger agreement;

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change any of the accounting methods materially affecting our assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC prior to the date of the merger agreement;

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incur, create or assume, refinance, replace or prepay any indebtedness (or modify any of the material terms of any outstanding indebtedness), guarantee any indebtedness of any person or issue or sell any warrants or rights to acquire any indebtedness of us or our subsidiaries, other than (1) indebtedness of any of our wholly-owned subsidiaries to us or to another of our wholly owned subsidiaries, (2) indebtedness of any of our subsidiaries to or among one of its wholly-owned subsidiaries, (3) new incurrences of indebtedness under our unsecured revolving credit facility, unsecured bank term loans or any of our other existing credit facilities in the ordinary course of business that do not, in the aggregate, exceed $400,000,000, (4) repayments of indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any of our properties), and (5) mandatory payments under the terms of any indebtedness in accordance with its terms; provided, that, notwithstanding the foregoing or anything in the merger agreement to the contrary, at no time after the date hereof and prior to the merger effective time will any debt financing borrower (except to the extent any such arrangement or condition is in place as of the date of the merger agreement) (a) incur, create, assume or otherwise permit to exist any indebtedness or commitments for any indebtedness, other than pursuant to the terms of the applicable debt financing agreements, (b) guarantee any indebtedness of any person, or (c) issue or sell any warrants or rights to acquire any indebtedness of any person;

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make any capital expenditures or enter into any contract for any renovation, construction or capital expenditure other than (1) capital expenditures required by law, (2) emergency capital expenditures in any amount that we determine is necessary in our reasonable judgment to maintain our ability to operate our businesses in the ordinary course, (3) capital expenditures in the ordinary course of business in any amount not exceeding $15,000,000 in the aggregate for all projects of us or our subsidiaries; provided, that we will consult in good faith with Parent before undertaking any capital expenditures exceeding (a) $250,000 at any property which is a retail property and (b) $1,000,000 at any property which is an industrial property, and (4) contracts related to capital expenditures permitted by clauses (1) through (3);

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waive, release, assign, settle or compromise any legal proceeding, other than waivers, releases, assignments, settlements or compromises providing solely for the payment of an amount less than $1,000,000 individually or $5,000,000 in the aggregate (in each case, net of any amount covered by insurance or indemnification); provided, that in no event will we our or any of our subsidiaries settle any transaction litigation except in accordance with the provisions of the merger agreement;

•	enter into any new line of business;

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fail to maintain in full force and effect material insurance policies or comparable replacement policies covering us and our subsidiaries, and our properties, assets and businesses in a form and amount consistent with past practice;

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except under specific circumstances as described in the merger agreement, (1) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except in the ordinary course of business consistent with past practices or as may be required under the terms of) any of our leases, so long as, in each case, any of the foregoing does not cause the aggregate annual revenue of our properties to decrease by 0.25% or more, (2) enter into, amend, terminate or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any material contract, or (3) enter into a new contract that, if entered into prior to the date of the merger agreement, would have been a material contract;

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except in each case to the extent we (1) determine, after prior notification to and consultation with Parent, that such action is reasonably necessary to preserve our status as a REIT or to preserve the status of any of our subsidiaries as a REIT, partnership, disregarded entity, taxable REIT subsidiary, or qualified REIT subsidiary for U.S. federal income tax purposes and (2) reasonably cooperate with Parent to mitigate any adverse effect on Parent or its affiliates or stockholders of the taking of such action, file any material tax return materially inconsistent with past practice, cause any subsidiary of the company to elect to be treated as a corporation for U.S. federal income tax purposes, make, change or rescind any material tax election (it being understood and agreed, for the avoidance of doubt, that nothing in the merger agreement will preclude us from designating dividends paid by us as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material tax claim or assessment by any governmental entity, change any accounting method with respect to taxes, enter into any closing agreement with a taxing authority, surrender any right to claim a refund of a material amount of taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

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enter into any tax protection agreement or take any action or fail to take any action that would violate or be inconsistent with any tax protection agreement or otherwise give rise to a material liability with respect thereto; or

•	authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, we and our subsidiaries will not be restricted from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among us and our subsidiaries.

Acquisition Proposals and Obligations of the Board of Directors with Respect to its Recommendation

The “Go-Shop” Period: Solicitation of Acquisition Proposals

Until 11:59 p.m., Eastern time, on the no-shop period start date, we had the right to:

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solicit, initiate, encourage or facilitate any acquisition inquiry, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of us and our subsidiaries to any person (and its representatives, including potential financing sources) pursuant to an acceptable confidentiality agreement; provided, that we provided to Parent and Merger Sub (and their representatives, including financing sources) any non-public information or data that was provided to any person given such access that was not previously made available to Parent and Merger Sub prior to or substantially concurrently with the time it was provided to such person (and in any event within 24 hours thereafter); and

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engage in any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to an acquisition proposal or potential acquisition proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any acquisition inquiries.

Within one business day after the no-shop period start date, we were required to:

•	notify Parent in writing of the identity of each person from whom we received an acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date;

•	provide Parent a list identifying each excluded party as of the no-shop period start date; and

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provide to Parent (1) an unredacted copy of any acquisition proposal made in writing and any other written terms or proposals provided (including financing commitments and fee letters and all transaction documents related thereto) to us in connection with any acquisition proposal and any modifications to the financial and other material terms thereof and (2) a written summary of the material terms and conditions of any acquisition proposal not made in writing (including any material terms and conditions proposed orally or supplementally, any financing commitments related thereto and any modifications to the financial and other material terms thereof).

Promptly after the no-shop period start date (and, in any event, within 24 hours thereafter), we were required to:

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request each person (other than Parent, its affiliates and their respective representatives) that has executed a confidentiality agreement at any time within 12 months immediately preceding the no-shop period start date in connection with any acquisition inquiry, acquisition proposal or its consideration of any acquisition proposal to promptly return or destroy all non-public information furnished to such person by or on behalf of us or any of our subsidiaries prior to the no-shop period start date;

•	cease providing any further information with respect to us or any of our subsidiaries to any such person or its representatives; and

•	terminate any data room or other diligence access to each such person (and its representatives);

provided, that we will not be required to take any such action in respect of any excluded party unless and until such person or group ceases to be an excluded party (in which case all references in this sentence to the no-shop period start date will be read as the date on which such person or group ceases to be an excluded party); Excluded Party). Any person or group of persons will immediately cease to be an excluded party upon the earliest to occur of the following: (1) the acquisition proposal made by such person or group of persons prior to the no-shop period start date expires, is withdrawn or is terminated (it being understood that any amendment, modification or replacement of such acquisition proposal will not, in and of itself, be deemed a withdrawal, termination or expiration of such acquisition proposal); (2) in the case of a group, if the persons in such group, as of the time the group submitted the qualified proposal that most recently rendered such group an excluded party, cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by persons who were themselves in a group of persons that was an excluded party prior to the no-shop period start date; (3) such acquisition proposal, in the good faith determination of our board of directors (after consultation with its outside legal counsel and financial advisors) no longer constitutes or would no longer reasonably be expected to lead to a superior proposal; and (4) the cut-off time.

For purposes of the merger agreement:

•

“Cut-off time” means 11:59 p.m., Eastern time, on October 20, 2022; provided, that, if such original time would be during (1) a notice of change period with respect to our intention to terminate the merger agreement to enter into a definitive agreement with respect to a qualified proposal that our board of directors has determined constitutes a superior proposal or (2) an excluded party notice period, then such original time will be extended, solely with respect to the excluded party making the qualified proposal, to 11:59 p.m., Eastern time, on (a) in the case of clause (1), the last day of the excluded party notice period immediately following such notice of change period or (b) in the case of clause (2), the date that is the last day of such excluded party notice period.

•

“Excluded party notice period” means, with respect to an excluded party, a period of three business days ending at 11:59 p.m., Eastern time, on such third business day commencing upon the expiration of a notice of change period with respect to our intention to terminate the merger agreement to enter into a definitive agreement with respect to a qualified proposal (as such proposal may be amended, modified or replaced) which was submitted by such excluded party.

•

“Superior proposal” means a bona fide written acquisition proposal (with all of the references to twenty percent (20%) included in the definition of acquisition proposal increased to fifty percent (50%) for purposes of this definition) that: (1) includes a proposed alternative acquisition agreement with respect thereto or confirms in writing that any purchase agreement in connection therewith will be on substantially the same terms as the merger agreement, and is not withdrawn; (2) is made by a third party that did not result from a breach of our obligations under the merger agreement; (3) is on terms that our board of directors (or a committee thereof) determines in good faith, after consultation with our outside legal counsel and financial advisors, would result, if consummated, in a transaction that is more favorable to the holders of our common stock (solely in their capacity as such) from a financial point of view than the merger, taking into consideration, among other things, all of the terms and conditions of such acquisition proposal and the merger agreement (including any revisions to the terms of the merger agreement proposed by Parent in writing prior to the time of such determination); and (4) is reasonably likely to be completed in accordance with its terms, in each case taking into account all legal, financial, financing, regulatory approvals, conditionality, identity of the third party making the acquisition proposal, certainty and likelihood of closing, breakup fee provisions and other aspects of such acquisition proposal and the merger agreement that our board of directors (or a committee thereof) deems relevant (including any revisions to the terms of the merger agreement proposed by Parent in writing prior to the time of such determination as set forth in the merger agreement.

The “No-Shop” Period: No Solicitation of Acquisition Proposals

From and after the no-shop period start date, we have agreed that, except as permitted for any excluded party (for so long as such person or group is an excluded party) or as permitted pursuant to certain exceptions described below, we will, and will cause each of our subsidiaries to, and will direct our and their respective representatives to, immediately cease any solicitations, discussions, negotiations or communications with any person that may be ongoing with respect to any acquisition proposal.

We have further agreed that, except as permitted for any excluded party (for so long as such person or group is an excluded party) or as permitted pursuant to certain exceptions described below, from and after the no-shop period start date, we will not, and will cause each of our subsidiaries not to, and will not authorize our or our subsidiaries respective representatives to:

•

solicit, initiate, knowingly encourage or knowingly facilitate the submission or announcement of any acquisition proposal or acquisition inquiry (including by approving any transaction, or approving any person acquiring our common stock such that the person becomes an “interested stockholder” for purposes of the MGCL);

•	furnish any non-public information regarding us or our subsidiaries to any third party with respect to any acquisition proposal or acquisition inquiry;

•	engage in or otherwise participate in any discussions or negotiations with any third party with respect to any acquisition proposal or acquisition inquiry;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal or acquisition inquiry;

•

terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which us or our subsidiaries are a party, except to the extent necessary to allow the counterparty thereof to make a private acquisition proposal to our board of directors in accordance with the merger agreement;

•	provide any further information with respect to us or our subsidiaries or any acquisition proposal (and will turn off any data rooms maintained by the us) to any third party or its representatives;

•	approve or recommend an acquisition proposal or enter into any alternative acquisition agreement; or

•	resolve, propose or agree to do any of the foregoing.

At any time on or after the no-shop period start date and prior to obtaining the stockholder approval, in response to a bona fide written acquisition proposal by a third party (including any person or group of persons who has ceased to be an excluded party, after such person or group of persons has ceased to be an excluded party, and such acquisition proposal will not be deemed to be solicited by reason of the fact that such person or group of persons was solicited while an excluded party) made after the date of the merger agreement and that did not result in whole or in part from a breach of our obligations described in this section, we and our subsidiaries may, directly or indirectly, through any of our representatives (1) correspond in writing with any person making such a written acquisition proposal to request clarification of the terms and conditions thereof so as to determine whether such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and (2) if, after obtaining any such written clarifications, our board of directors determines in good faith after consultation with its independent financial advisors and outside legal counsel, that such acquisition proposal (if consummated in accordance with its terms) either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal, (a) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s representatives, including potential financing sources) with respect to the acquisition proposal and (b) furnish non-public information to such third party (and such third party’s representatives, including potential financing sources) making such acquisition proposal; provided, however, that:

•

prior to so furnishing any material non-public information regarding us or our subsidiaries to such third party (or its representatives), we receive from the third party (or there is then in effect with such party) an acceptable confidentiality agreement; and

•

any non-public information regarding the us or our subsidiaries that is provided to such third party (or its representatives) will be made available to Parent (to the extent such non-public information has not been previously made available to Parent) as promptly as practicable after providing it to such third party (and, in any event, within 24 hours thereafter).

From and after the no-shop period start date, if we receive an acquisition proposal or acquisition inquiry, then we will:

•

promptly (and in no event later than 24 hours after receipt of such acquisition proposal or acquisition inquiry): (1) notify parent in writing of such acquisition proposal or acquisition inquiry; (2) identify the third party or group making such acquisition proposal or acquisition inquiry; (3) indicate the material terms and conditions of such acquisition proposal or acquisition inquiry, to the extent known, and (4) provide to Parent copies of any such acquisition proposal or acquisition inquiry made in writing and any proposed agreements related thereto;

•

keep Parent reasonably informed, on a reasonably prompt basis, of any material change to the status and terms of any and all acquisition proposals it has received (including any amendments and updates thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such acquisition proposal or acquisition inquiry);

•

promptly (and in any event within 24 hours) notify Parent in writing if it enters into discussions or negotiations concerning any acquisition proposal or provides non-public information regarding us or our subsidiaries to any third party; and

•

keep Parent reasonably informed, on a reasonably prompt basis, of any material change to the status and any change to the financial and other material terms of any and all acquisition proposals or acquisition inquiries it has received (including any amendments and updates thereto), including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto.

Obligations of the Board of Directors with Respect to its Recommendation

Except in the circumstances and pursuant to the procedures described below, neither our board of directors nor any committee thereof will:

•	withdraw, withhold, modify, amend or qualify, in a manner adverse to the Parent Parties, its recommendation that our stockholders approve the merger;

•	adopt, endorse, approve, recommend or otherwise declare advisable any acquisition proposal;

•	fail to include its recommendation that our stockholders approve the merger in this proxy statement;

•

if any acquisition proposal (other than an acquisition proposal in the circumstances described in bullet five below) has been made public, fail to publicly affirm or reaffirm its recommendation that our stockholders approve the merger upon request of Parent within five business days after the date an acquisition proposal will have been publicly announced (or if the stockholders meeting is scheduled to be held within five business days from the date an acquisition proposal is publicly announced, promptly and in any event prior to the date on which the stockholders meeting is scheduled to be held); provided, that Parent may make any such request only once with respect to such acquisition proposal unless such acquisition proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made;

•

fail to publicly recommend against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders) within ten business days after the commencement of such tender or exchange offer;

•	publicly propose or publicly announce an intention to take any of the foregoing actions in the foregoing five bullets; or

•

approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, stock purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other contract (other than an acceptable confidentiality agreement) contemplating an acquisition proposal or requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement (an “alternative acquisition agreement”) or otherwise resolve or agree to do so.

We refer to any action in the first six bullets above as a “change in recommendation.”

At any time prior to obtaining the stockholder approval, our board of directors may make a change in recommendation if an intervening event (as defined below) has occurred and our board of directors (or an authorized committee thereof) determines in good faith, after consultation with our outside legal counsel and financial advisors, that the failure to make a change in recommendation would be inconsistent with the duties of our board of directors under applicable law. In addition, at any time prior to obtaining the stockholder approval, if we have not breached certain obligations under the merger agreement (other than, in the case of certain obligations, any breach that has a de minimis effect), our board of directors may make a change in recommendation and/or terminate the merger agreement to enter into a definitive agreement providing for the implementation of a superior proposal in response to (1) after the date of the merger agreement and prior to the cut-off time, an acquisition proposal from an excluded party or (2) after the no-shop period start date, an unsolicited bona fide written acquisition proposal that, in each case of clauses (1) and (2), our board of directors (or an authorized committee thereof) determines in good faith, after consultation with our outside legal counsel and financial advisors, constitutes a superior proposal and that, in light of such acquisition proposal, a failure to make a change in recommendation and/or to cause us to terminate the merger agreement would be inconsistent with the duties of our board of directors under applicable law, after having complied (other than any non-compliance that has a de minimis effect) with, and giving effect to all of the adjustments which may be offered by Parent pursuant to the merger agreement, and such acquisition proposal is not withdrawn.

Our board of directors may make a change in recommendation and/or terminate the merger agreement in accordance with the foregoing paragraph if:

•

we have delivered to Parent a prior written notice (a “notice of change in recommendation”) that includes a statement that our board of directors intends to take such action, the identity of the person or group of persons making the superior proposal, as applicable, and the material terms and conditions of the superior proposal or intervening event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to the superior proposal, as applicable (it being agreed that the delivery of the notice of change in recommendation will not constitute a change in recommendation);

•

during the five business day period following Parent’s receipt of the notice of change in recommendation and ending at 11:59 p.m., Eastern time, on such fifth business day (a “notice of change period”), we have made our representatives reasonably available for the purpose of engaging in negotiations and have negotiated, and have caused our representatives to negotiate, in good faith with Parent (to the extent Parent desires to negotiate) regarding such adjustments in the terms and conditions of the merger agreement, so that, in the case of a superior proposal, such superior proposal ceases to constitute a superior proposal, or, in the case of an intervening event, in order to obviate the need to make such change in recommendation; and

•

after the expiration of the notice of change period, our board of directors (or an authorized committee thereof) has determined in good faith, after consultation with its outside legal counsel and financial advisors, and after taking into account any changes to the merger agreement that the Parent Parties have irrevocably agreed in writing to make as a result of the negotiations contemplated by the third bullet point above or otherwise, that (1) in the case of an acquisition proposal, the superior proposal giving rise to the notice of change in recommendation continues to constitute a superior proposal and the failure to make a change in recommendation and/or enter into such alternative acquisition agreement would be inconsistent with the duties of our board of directors under applicable law and (2) in the case of an intervening event, the failure of our board of directors to effect a change in recommendation would be inconsistent with its duties under applicable law.

For purposes of the merger agreement, “intervening event” means any material change in circumstances that, in each case, occurred or arose after the date hereof that materially affects the business, assets or operations of us and our subsidiaries, taken as a whole, which (1) was not known to or reasonably foreseeable by, or, if known, the material consequences of which were not known to or reasonably foreseeable by, our board of directors prior to the execution of the merger agreement and (2) becomes known to our board of directors prior to the stockholder approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an intervening event: (a) the receipt of, or the existence or terms of, an acquisition proposal or acquisition inquiry or any matter relating thereto or consequence thereof; (b) any matter relating to the Parent Parties, the Sponsors or their respective affiliates; or (c) the fact that, in and of itself, we meet or exceed any internal or public projections or forecasts or estimates of revenues, earnings or other financial results for any period (provided, that the underlying causes thereof will not be excluded by this clause (c)).

Any amendment to the financial terms or any other material amendment of such a superior proposal will require a new notice of change in recommendation, and we will be required to comply again with the requirements described above; provided, however, that the notice of change period will be reduced to three business days following receipt by Parent of any such new notice of change in recommendation and ending at 11:59 p.m., Eastern time, on such third business day.

Nothing contained in the merger agreement prohibits us, our board of directors or our representatives from:

•

taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of our or its position thereunder; provided, that any such disclosure does not contain an express change in recommendation;

•

disclosing to our stockholders any factual information regarding our business, financial condition or results of operations or the fact that an acquisition proposal has been made, the identity of the party making such acquisition proposal or the material terms of such acquisition proposal, in each case, that our board of directors (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) is required under applicable law (it being understood that disclosure under this bullet will not limit or otherwise affect our obligations or the obligations of our board of directors (or any committee thereof) under the merger agreement and no such disclosure will, taken by itself, be deemed to be a change in recommendation); or

•

communicating in writing with any third party (or the representatives of such person) that makes any acquisition proposal or acquisition inquiry to the extent necessary to direct such third party to the provisions of the merger agreement;

provided, however, that in the case of each of the three bullets above, (1) our board of directors will not make any change in recommendation except in accordance with the provisions of the merger agreement and (2) any such statement or disclosure made by our board of directors (or a committee thereof) pursuant to any of the foregoing three bullets will be subject to the terms and conditions of the merger agreement and nothing in the foregoing three bullets will be deemed to permit us or our board of directors (or an authorized committee thereof) to effect a change in recommendation.

Stockholders’ Meeting

Under the merger agreement, we are required, as promptly as reasonably practicable upon the earlier of (1) receiving notification that the SEC is not reviewing the preliminary proxy statement and (2) the conclusion of any SEC review of the preliminary proxy statement, in accordance with applicable law and our organizational documents, to duly set a record date for, call, give notice of, convene and hold a special meeting of our stockholders for the purpose of obtaining the stockholder approval. We may postpone or adjourn the special meeting after consultation with Parent:

•	with the consent of Parent;

•	for the absence of a quorum;

•

to ensure that any necessary supplement or amendment to this proxy statement is provided to the holders of shares of our common stock within a reasonable amount of time in advance of the special meeting; or

•	to allow additional solicitation of votes in order to obtain the stockholder approval;

provided, that, in the case of the second, third and fourth bullets above, without the written consent of Parent, in no event will the special meeting (as so postponed or adjourned) be held on a date later than the earlier of

(a) 30 days after the date on which the special meeting was originally scheduled (and in the case of the third bullet above, excluding any adjournments or postponements required by applicable law) and (b) 120 days after the original record date for the special meeting.

Unless our board of directors (or any committee thereof) has withdrawn its recommendation to stockholders to approve the merger, we will, through our board of directors, recommend to holders of our common stock that they vote in favor of the merger, so that we may obtain the stockholder approval. We will use commercially reasonable efforts to solicit the stockholder approval (including by soliciting proxies from the holders of our common stock and taking all other action necessary or advisable to secure the stockholder approval).

We will keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless the merger agreement is terminated:

•	we will not submit to the vote of our stockholders any acquisition proposal; and

•

our obligation to duly call, give notice of, convene and hold the special meeting and mail this proxy statement (and any amendment or supplement hereto that may be required by law) to our stockholders will not be affected by a change in recommendation (as described above).

Agreement to Take Certain Actions; CFIUS Approval

Each party to the merger agreement has agreed to:

•

as promptly as practicable, if necessary, make all registrations, filings and submissions required to be made by it or otherwise advisable pursuant to applicable antitrust laws and other applicable law with respect to the merger;

•	use reasonable best efforts to obtain the CFIUS approval;

•	use commercially reasonable efforts to obtain all consents and approvals required from third parties in connection with the transactions contemplated by the merger agreement; and

•

use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the merger agreement.

Except as set forth in the merger agreement, without the prior written consent of Parent, we will not pay any fee, penalty or other consideration, make any commitment or incur any liability to any person for any consent or approval in connection with the transactions contemplated by the merger agreement. None of the Parent Parties or any of their affiliates will be required to pay any fee, penalty or other consideration, make any commitment or incur any liability to any person for any consent or approval in connection with the transactions contemplated by the merger agreement; provided, however, that Parent will pay all filing fees payable in connection with obtaining the CFIUS approval. In the event that any party fails to obtain any such consent or approval, the parties to the merger agreement will use commercially reasonable efforts to minimize any adverse effect upon us and Parent and our respective affiliates and businesses that results, or which would reasonably be expected to result, after the merger effective time, from the failure to obtain such consent.

Subject to certain exceptions set forth in the merger agreement, nothing in the merger agreement will require the Parent Parties, the Sponsors or any of their respective affiliates to: (1) enter into any agreement or undertaking that requires the holding of direct or indirect equity interests of the Company through proxy holders or in a voting trust; (2) diminish in any material respect the scope of Parent’s information rights with respect to the Company (other than with respect to identified matters of national security); (3) otherwise take or commit to take any actions that would reasonably be expected to materially and adversely (a) affect one or more of the businesses, product lines or assets of Parent, its subsidiaries, the Sponsors or their respective affiliates (other than us and our subsidiaries) or (b) limit the ability of Parent, its subsidiaries, the Sponsors or their respective affiliates (other than the us and our subsidiaries) to retain, one or more of their businesses, product lines or assets; (4) implement internal controls, compliance programs or other similar processes with respect to Parent’s, the Sponsors’ or their respective affiliates’ respective business beyond its investment in us (including any portfolio company); or (5) commence or participate in any action, suit or other legal proceeding (other than regulatory proceedings with respect to the CFIUS approval). In addition, in connection with seeking the CFIUS approval, in no event will either Sponsor or its affiliates be required to provide to any governmental entity any material non-public information with respect to itself or its affiliates or material non-public information with respect to its and its affiliates’ portfolio holdings (including whether or not any such holdings exist), other than material non-public information (i) required to be provided to CFIUS under the DPA or customarily requested by any such governmental entity as part of seeking and obtaining approvals from CFIUS and (ii) which either Sponsor has previously provided in connection with seeking and obtaining prior approvals from CFIUS; provided, however, that, to the extent that any governmental entity requests any material non-public information with respect to either Sponsor or its affiliates that is not required to be provided pursuant to this sentence, Parent will cause such Sponsor to use its reasonable best efforts within the constraints imposed on it and its affiliates by applicable law and its and its affiliates’ organizational documents and consistent with its and its affiliates’ internal policies and past practices, to provide such information and, in the absence of being able to provide such information, to enter into good faith discussions with us and the governmental entity to provide other information, within the constraints imposed on it and its affiliates by applicable law and its and its affiliates’ organizational documents and consistent with its and its affiliates’ internal policies and past practices, that attempts to address the topics of inquiry then being made by such governmental entity.

In connection with obtaining the CFIUS approval in accordance with the DPA, the parties will use reasonable best efforts to: (1) submit, or cause to be submitted, to CFIUS a draft joint voluntary notice as promptly as practicable (and in no event later than the date that is 15 business days after the date of the merger agreement); (2) provide any information requested by CFIUS or any other governmental entity in connection with the CFIUS review or investigation of the merger and the other transactions contemplated by the merger agreement within the timeframes set forth in the DPA; and (3) submit, or cause to be submitted, to CFIUS a final joint voluntary notice as promptly as practicable following the date that CFIUS provides comments to the draft notice. In addition, the Parent Parties will cooperate in good faith with CFIUS and use their reasonable best efforts to undertake promptly any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any legal proceeding, the issuance of any order, or any other action, by or on behalf of CFIUS that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the merger or the other transactions contemplated by the merger agreement, including by (a) proffering and consenting and/or agreeing to an order or other agreement providing for the sale, divesture, license, hold separate or other disposition, contemporaneously with or subsequent to the merger effective time, of any of our or our subsidiaries’ properties and (b) promptly effecting the sale, divestiture, licensing or holding separate or other disposition of any of our or our subsidiaries’ properties, in each case, at such time as may be necessary to permit the lawful consummation of the merger and the other transactions contemplated by the merger agreement on or prior to the end date; provided, that, in no event, will the Parent Parties be required to proffer and consent and/or agree to any order or other agreement providing for such sale, divesture or other disposition to the extent that any such properties required to be so sold, divested or otherwise disposed of are, in the aggregate, subject to leases that provided, as of the end of our most recent fiscal quarter, annual base rent and interest greater than 3.0% of the our aggregate annual base rent and interest as of the end of our most recent fiscal quarter. Except as set forth above, the entry by any governmental entity in any legal proceeding of an order permitting the consummation of the merger and the other transactions contemplated by the merger agreement, but requiring any of our or our subsidiaries’ properties to be sold, divested or disposed of thereafter will not be deemed a failure to satisfy any condition specified in the merger agreement.

Subject to applicable law, each party to the merger agreement will:

•

give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or other legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement;

•	keep the other parties informed as to the status of any such request, inquiry, investigation, action or other legal proceeding; and

•

promptly inform the other parties of (and provide copies of) any communication to or from any other governmental entity and keep the other parties reasonably informed regarding any substantive communications to or from a third party, in each case regarding the merger or other transactions contemplated by the merger agreement.

Each party to the merger agreement has the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any governmental entity in connection with any such request, inquiry, investigation, action or other legal proceeding. In addition, except as may be prohibited by any governmental entity or by any law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each party to the merger agreement will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or other legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any governmental entity in connection with such request, inquiry, investigation, action or other legal proceeding.

In the event that any litigation or other administrative or judicial action or legal proceeding is commenced challenging the merger or any of the other transactions contemplated by the merger agreement and such litigation, action or other legal proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the merger or the other transactions contemplated by the merger agreement, the parties to the merger agreement will use reasonable best efforts to resolve any such litigation, action or other legal proceeding and each of the parties to the merger agreement will cooperate with each other and use their respective reasonable best efforts to contest any such litigation, action or other legal proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or the other transactions contemplated by the merger agreement.

Employee Benefits

For a period of 12 months after the closing date, Parent will, or will cause the Surviving Entity to, provide to each of our employees who continues employment with the Surviving Entity following the merger effective time (each, a “continuing employee”) (for so long as such continuing employee remains employed with the Surviving Entity or any controlled affiliate of the Surviving Entity) with (1) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such continuing employee immediately prior to the merger effective time and (2) other compensation and benefits (including severance benefits, paid-time off and health insurance, but excluding equity-based compensation, long-term incentive compensation, retention bonuses or payments, defined benefit pension plans, retiree health and welfare benefits and any post-termination or post-employment health benefits) that are substantially comparable, in the aggregate, to the other compensation and benefits as provided to each such continuing employee immediately prior to the merger effective time.

Parent will cause the Surviving Entity to ensure that, as of the merger effective time, each continuing employee receives full credit (for purposes of eligibility, vesting and entitlement to benefits) for service with us or our subsidiaries (or predecessor employers to the extent we provide such past service credit) under the comparable employee benefit plans, programs and policies of the Surviving Entity and any of its controlled affiliates, as applicable, in which such employees became participants; provided, however, that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

With respect to each health or welfare benefit plan maintained by the Surviving Entity or any of its controlled affiliates for the benefit of continuing employees, Parent will cause the Surviving Entity to (1) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (2) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar benefit plan for the plan year that includes the merger effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by the Surviving Entity or any of its controlled affiliates, as applicable, for the plan year in which the merger effective time occurs.

From and after the closing date, Parent will cause the Surviving Entity and its controlled affiliates to honor in accordance with its terms, each employee benefit plan (other than any equity-based plan) and each other existing (as of immediately prior to the merger effective time) employment, bonus, change in control, retention, severance and termination protection plan, policy or agreement of or between us or our subsidiaries and any current or former officer, director or employee, in each case in accordance with the terms of the merger agreement and the disclosure schedules delivered in connection therewith. Parent acknowledges and agrees that the transactions contemplated by the merger agreement constitute a “change in control” for purposes of each of our benefit plans that uses such term or a similar term, including, without limitation, certain specified employment agreements.

Financing

Each of Parent and Merger Sub will use, and will cause their respective affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the initial proceeds of the equity financing and the debt financing at or prior to the closing of the merger on the terms and subject to the conditions set forth in the equity commitment letters and the debt commitment letter (including any “flex” provisions), respectively, including using, and causing their respective affiliates to use, reasonable best efforts to execute and deliver all such documents and instruments as may be reasonably required thereunder and to:

•	comply with and maintain in full force and effect the equity and debt commitment letters (and, once entered into, the debt financing agreements (as defined below));

•

negotiate and enter into definitive financing agreements with respect to the debt financing on the terms and conditions set forth in the debt commitment letter (including any “flex” provisions) or on other terms permitted under the merger agreement or otherwise satisfactory in form and substance to us (such definitive agreements, the “debt financing agreements”), so that such agreements are in full force and effect no later than the closing;

•

satisfy, or obtain the waiver of, as promptly as practicable and on a timely basis (and in any event, no later than the closing) all conditions to the debt financing contemplated by the debt commitment letter and debt financing agreements that relate to Parent and Merger Sub or are within its or their control; and

•

cause the parties to the equity commitment letters to fund the equity financing and the lenders to fund the debt financing, in each case no later than the closing of the merger, including by enforcing its rights under the equity and debt commitment letters and/or debt financing agreements, as applicable.

Parent will be fully responsible for the equity financing and will use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the equity financing, including using reasonable best efforts to take all actions necessary to (1) comply with the terms of and maintain in effect the equity commitment letters, (2) satisfy on a timely basis all conditions and obligations in the equity commitment letters, and (3) consummate and fund the equity financing at or prior to the closing of the merger. Parent further agrees that it shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the equity commitment letters.

Parent acknowledges and agrees that neither the obtaining of the equity or debt financing or any alternative financing is a condition to the consummation of the merger.

Financing Cooperation

Prior to the closing date, we will use our reasonable best efforts to provide, and will cause each of our subsidiaries and representatives to use its reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and customary in connection with the debt financing, the assumption or continuance after the closing date of any indebtedness (including unfunded commitments in respect thereof) of us or our subsidiaries, including with respect to obtaining the Noteholder Consent and Rating Condition (as defined below) (collectively, the “assumption transactions”), and other financing or refinancing transactions, including using reasonable best efforts to:

•

upon reasonable notice, arrange or participate in a reasonable number of meetings (electronic, telephonic or in person) and presentations with existing and/or prospective lenders, the applicable rating agencies, the Master Indenture Trustee (as defined below), the back-up manager and any other third party necessary or desirable to engage with in connection with the debt financing, the assumption transactions and any other financing or refinancing transactions, at reasonable times and locations mutually agreed;

•

assist with the preparation of materials for information memoranda, internal presentations, committee meeting agendas and similar documents reasonably necessary in connection with the debt financing, the assumption transactions and any other financing or refinancing transactions;

•

furnish Parent reasonably promptly with certain financial statements and other financial information relating to us and our subsidiaries and otherwise of the type that would reasonably be required by Regulation S-X or Regulation S-K promulgated under the Securities Act for a public offering of our securities; provided, however, that in no event will such financial information be deemed to include or will we otherwise be required to provide projections or information of a forward-looking nature or of a general or industry specific nature;

•

assist with the preparation of the definitive loan documentation contemplated by the debt commitment letter (including schedules) and prepare the documentation required to evidence the assumption transactions and any other financing or refinancing transactions, including executing and delivering any customary guarantee, pledge and security documents, amendments, consents, required certifications (including certain solvency certificates), lender or noteholder solicitations and/or other notices, offers or communications required to be made to any applicable third parties in connection with the debt financing, the assumption transactions and any other financing or refinancing transactions (provided, that any such documents or agreements and any obligations contained in such documents applicable to us and our subsidiaries will be effective no earlier than as of the merger effective time);

•

provide to Parent at least five business days prior to the closing date a beneficial ownership certification under 31 C.F.R. 1010.230 and all documentation and other information with respect to the us and our subsidiaries required by regulatory authorities under applicable “know your customer,” anti-money laundering, beneficial ownership and other similar rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended from time to time, and the rules and regulations promulgated thereunder, to the extent requested by Parent in writing at least ten business days prior to the closing date;

•

provide to Parent and the arrangers in respect of the debt financing, the assumption transactions and any other financing or refinancing transactions, customary authorization letters with respect to bank or investor information memoranda with respect to information provided by us for inclusion therein;

•	provide to Parent or any other third party (at the reasonable request of Parent) in connection with the debt financing, the assumption transactions and any other financing or refinancing transactions, certificates, affidavits or other documents that are customary in similar transactions that will be effective no earlier than as of the merger effective time (or the effectiveness of which is otherwise conditioned upon the effectiveness of the closing);

•

furnish Parent reasonably promptly with financial information relating to us and out subsidiaries reasonably required in connection with the debt financing, the assumption transactions and any other financing or refinancing transactions, and to assist Parent in connection with the preparation of any pro forma financial information and financial statements as may be required in connection therewith; provided, however, that neither we nor any of our affiliates will be responsible in any manner for information relating to the proposed debt and equity capitalization that may be provided in any such pro forma financial information or financial statements; and

•

(1) cooperate in connection with the repayment or defeasance of any existing indebtedness of us or our subsidiaries, the termination of commitments (whether drawn or undrawn) in respect of such existing indebtedness, the termination of all agreements, documents and filings in respect of each of the foregoing, and the automatic release of related liens upon the repayment in full of such indebtedness, in each case as of, and subject to the occurrence of, the closing, (2) deliver notices of prepayment and termination in respect of indebtedness of us or our subsidiaries and commitments therefor within the time periods required by the applicable agreements in respect of such indebtedness and commitments as are reasonably requested by Parent, and (3) deliver such customary payoff letters (substantially final drafts of which will be provided at least three business days prior to the closing date), and defeasance and other documentation related to the foregoing as are reasonably requested by Parent, including release documents and other customary documentation necessary to release liens securing, and guarantees of, any indebtedness and commitments in respect thereof (provided, that in the case of clauses (2) and (3), we will not be required to deliver any notices, commitments or other documents that are not conditioned on, and subject to the occurrence of, the closing).

Notwithstanding the foregoing, we will not be required to provide, or cause our subsidiaries to provide, cooperation to the extent that it:

•	unreasonably interferes with our or our subsidiaries’ ongoing business;

•	causes any covenant, representation or warranty in the merger agreement to be breached (unless waived by Parent in writing);

•

causes any closing condition set forth in the merger agreement to fail to be satisfied or otherwise causes the breach of this Agreement (unless waived by Parent in writing) or any material contract to which we or our subsidiaries is a party;

•

requires us or our subsidiaries to incur any liability (including any commitment fees and expense reimbursement) in connection with the debt financing, the assumption transactions or any other financing or refinancing transactions prior to the closing of the merger (except for costs, expenses and fees for which we are reimbursed by Parent);

•

requires us or our subsidiaries or our or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the debt financing, the assumption transactions or any other financing or refinancing transactions (other than with respect to customary authorization letters with respect to bank information memoranda and customary authorization letters, issuer orders or similar documents necessary or required by the Master Indenture Trustee to obtain the Noteholder Consent and Rating Condition) or adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing, , the Assumption Transactions and/or and any other financing or refinancing transactions are obtained, in the case of the foregoing, that would become effective prior to the Closing (or that is not conditioned upon the effectiveness of the Closing);

•

requires us or our subsidiaries to give any legal opinion or other opinion of counsel (except as may be required or requested by the Master Indenture Trustee or the Rating Agency (as such term is defined in the Master Servicing Agreement) in connection with the Noteholder Consent and Rating Condition);

•

requires us or our subsidiaries to provide any information that is prohibited or restricted by applicable law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product (provided, that we will, and will cause our subsidiaries and representatives to, use reasonable best efforts to provide such information that does not violate such obligations or privilege and notify Parent as to what information is being covered by such obligations or privilege in a manner that would not reasonably be expected to jeopardize such obligations or privilege);

•

requires us or our subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, our or their organizational documents(unless pursuant to any modification effective no earlier than as of the Closing Date);

•

results in any of our or our subsidiaries’ officers or directors incurring personal liability with respect to any matter relating to the debt financing, the assumption transactions or any other financing or refinancing transactions or requires any of our or our subsidiaries’ officers, trustees, directors or other representatives to deliver any certificate that such officer, trustee, director or other representative reasonably believes, in good faith, contains any untrue certifications; or

•	requires us or our subsidiaries or our or their representatives, as applicable, to waive or amend any terms of the merger agreement.

Prior to the closing date, we will use reasonable best efforts to, and will cause each of our subsidiaries and their representatives to use reasonable best efforts to, in each case at Parent’s sole expense, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (1) obtain the consent of the “Requisite Global Majority” to a “Change of Control” (as each such term is defined in the Seventh Amended and Restated Property Management and Servicing Agreement, dated as of June 29, 2021 (the “Master Servicing Agreement”), among, the Company, Citibank, N.A., as indenture trustee (the “Master Indenture Trustee”) and the other parties thereto), and (2) obtain the “Rating Condition” from each applicable “Rating Agency” (as each such term is defined in the Master Servicing Agreement) pursuant to the Eighth Amended and Restated Indenture, dated as of June 29, 2021, among the Master Indenture Trustee and the co-issuers party thereto (the “Master Indenture”) and the Master Servicing Agreement, in each case, such that the consummation of the transactions contemplated by the merger agreement does not result in a “Servicer Replacement Event” (as such term is defined in the Master Servicing Agreement) or a breach of the Master Servicing Agreement (such consent, the “Noteholder Consent and Rating Condition”) and provide copies of the Noteholder Consent and Rating Condition in form and substance acceptable to Parent.

Pre-Closing Transactions

We will use commercially reasonable efforts to provide cooperation to Parent regarding modifications to the structure of the transactions contemplated by the merger agreement that Parent reasonably requests, including such modifications that are intended to mitigate, reduce, or eliminate any transfer tax or other tax that may be borne by any us, our subsidiaries, Parent, Merger Sub, the Surviving Entity or any affiliate thereof, or any direct or indirect owner of Parent; provided, that (1) any such changes do not have an adverse effect on us or our stockholders, including any adverse effect on the time by which the merger may be consummated, (2) neither us nor any of our subsidiaries will be required to take any action in contravention of any organizational document, material contract or applicable law, (3) any such modifications or other obligations of us or our subsidiaries to incur any liabilities with respect thereto (other than customary and reasonable joinder agreements), will be contingent upon all of the conditions set forth in the merger agreement having been satisfied or waived and receipt by us of a written notice from Parent to such effect and that the Parent Parties are prepared to proceed immediately with the closing and any other evidence reasonably requested by us that the closing will occur, (4) such modifications (or the inability to complete such modifications) will not affect or modify in any respect the obligations of the Parent Parties under merger agreement, including the amount of or timing of payment of the merger consideration, and (5) neither us nor any of our subsidiaries will be required to take any such action that could adversely affect our classification as a REIT, or would reasonably be expected to adversely affect the intended tax treatment of the transactions contemplated by the merger agreement.

Certain Other Covenants

The merger agreement contains certain other covenants of the parties to the merger agreement relating to, among other things:

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•

giving Parent and its representatives reasonable access during normal business hours and upon reasonable advance written notice to our and our subsidiaries’ properties and other facilities, personnel and books and records;

•	the interim operations of Merger Sub;

•	the consultation regarding any press releases or other public statements with respect to the merger agreement or the transactions contemplated by the merger agreement;

•	the indemnification of our and our subsidiaries’ directors and officers;

•	certain matters related to Section 16(a) of the Exchange Act and Rule 16b-3 thereunder;

•

providing notice to Parent, and giving Parent the opportunity to participate in, any legal proceeding relating to the merger agreement, the merger or the transactions contemplated by the merger agreement;

•	confidentiality;

•	certain tax matters;

•	the delisting of our common stock from the NYSE and the deregistration of our common stock under the Exchange Act; and

•	actions necessary to eliminate or minimize the effects any applicable anti-takeover statutes on the merger agreement, the merger and the transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of each party to the merger agreement to consummate the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of us and Parent, on or prior to closing, of the following conditions:

•	the stockholder approval has been obtained; and

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger has been issued by any governmental entity of competent jurisdiction and remains in effect, and there has not been any law enacted or deemed applicable to the merger that makes consummation of the merger illegal or otherwise restricts or prohibits consummation of the merger.

The obligation of the Parent Parties to consummate the merger is subject to the satisfaction, or waiver by Parent, at or prior to closing, of the following conditions:

•

(1) our representations and warranties regarding certain fundamental representations must be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) in all material respects as of the date of the merger agreement and as of the closing date, as if made at and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date), (2) certain of our representations and warranties regarding our capital structure must be true and correct in all respects as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date), except where the failure to be true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability, individually or in the aggregate, that is more than $1,000,000, and (3) each of our other representations and warranties must be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) as of the date of the merger agreement and as of the closing date, as if made at and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not have, a material adverse effect;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement on or prior to the closing date;

•	since the date of the merger agreement, there must not have occurred any material adverse effect;

•

Parent must have received at the closing a certificate signed on our behalf by our Chief Executive Officer or our Chief Financial Officer, certifying that the conditions specified in the first, second and third bullet points above have been satisfied;

•

Parent must have received a tax opinion of DLA Piper (or such other nationally recognized REIT counsel as may be reasonably acceptable to us and Parent), dated as of the closing date (which such opinion is subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiaries), to the effect that beginning with our taxable year ended December 31, 2011 and through and including our short taxable year that ends on the closing date, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•	in respect of the Parent’s obligation to consummate the merger, the parties to the merger agreement must have obtained the CFIUS approval.

Our obligation to consummate the merger is subject to the satisfaction, or waiver by us, at or prior to closing, of the following conditions:

•

the representations and warranties of the Parent Parties must be true and correct in all material respects as of the date hereof and as of the closing date as if made at and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects only as of such earlier date);

•	each of the Parent Parties must have performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date; and

•

we must have received at the closing a certificate signed on behalf of Parent by an executive officer of Parent certifying that the conditions specified in the first and second bullet points above have been satisfied.

Termination of the Merger Agreement

We and Parent may mutually agree to terminate the merger agreement and abandon the merger at any time prior to the closing of the merger, even after we have obtained the stockholder approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement upon prior written notice to the other party at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

the merger has not occurred on or before 11:59 p.m., Eastern time, on the end date; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such party has been the cause of, or resulted in, the failure of the merger to be consummated by the end date;

•

any governmental entity of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the issuance of such final, non-appealable order was primarily due to the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under the merger agreement; or

•

the stockholder approval has not been obtained upon a vote taken at the special meeting (or any postponement or adjournment thereof); provided, that the right to terminate the merger agreement under this bullet will not be available to any party to the merger agreement if the failure to receive the stockholder approval was primarily due to the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under the merger agreement.

Termination by Parent

Parent may also terminate the merger agreement, upon prior written notice to us, at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

we have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to us and two business days prior to the end date; provided, that Parent will not have the right to terminate the merger agreement under this bullet if, at the time Parent delivers notice of its election to terminate the merger agreement, Parent or Merger Sub has breached any of their representations or warranties or failed to perform any obligation set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties or obligations not to be satisfied, subject to a cure period; or

•	(1) prior to receipt of the stockholder approval, our board of directors has effected a change in recommendation, or (2) we enter into an alternative acquisition agreement.

Termination by the Company

We may also terminate the merger agreement, upon prior written notice to Parent, at any time prior to the closing of the merger, even after we have obtained the stockholder approval, if:

•

Parent or Merger Sub has breached any representation or warranty or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to our obligation to effect the merger not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from us to Parent and two business days prior to the end date; provided, that we will not have the right to terminate the merger agreement under this bullet if, at the time we deliver notice of our election to terminate the merger agreement, we have breached any of our representations or warranties or failed to perform any obligation set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties or obligations not to be satisfied, subject to a cure period;

•

prior to receipt of the stockholder approval, our board of directors has effected a change in recommendation in respect of a superior proposal in accordance with the terms of the merger agreement and our board of directors has approved, and concurrently with such termination we enter into, a definitive agreement providing for the implementation of such superior proposal in accordance with the terms of the merger agreement; provided, that such termination will not be effective until we have paid in full the Company termination fee; or

•	all of the following requirements are satisfied:

•

the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger (other than those conditions that by their terms are to be satisfied by actions taken at the closing; provided, that each such condition is then capable of being satisfied at a closing on such date) have been satisfied or waived by Parent;

•

on or after the date the closing of the merger should have occurred pursuant to the merger agreement, we have irrevocably notified Parent in writing that all of the conditions to the parties’ obligations to effect the merger or, with respect to our conditions, waived (or would be satisfied or waived if the closing were to occur on the date of such notice) and we are ready, willing and able to consummate the merger; and

•

the Parent Parties fail to consummate the merger within three business days after our delivery to Parent of such notice and we stood ready, willing and able to effect the closing of the merger through the end of such three-business day period.

Termination Fees

Company Termination Fee

We have agreed to pay Parent the Company termination fee of $274 million, if:

•	Parent terminates the merger agreement pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by Parent”;

•	we terminate the merger agreement pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company”; or

•	all of the following requirements are satisfied:

•

we or Parent terminate the merger agreement pursuant to the provisions described in the first bullet or the third bullet in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet in the section entitled “—Termination of the Merger Agreement—Termination by Parent”; and

•	(1) an acquisition proposal has been received by us or our representatives or any person has publicly proposed or publicly announced an intention (whether or not conditional) to make an acquisition proposal (and, in the case of a termination pursuant to the provision described in the third bullet in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such acquisition proposal or publicly proposed or announced intention was made prior to the special meeting), and (2) within 12 months after the date of the termination referred to in the immediately preceding sub-bullet, we enter into a definitive agreement providing for the implementation of any acquisition proposal, or any acquisition proposal is consummated (provided, that for purposes of this sub-bullet, each reference to “20% or more” in the definition of “acquisition proposal” will be deemed to be references to “more than 50%”).

However, the Company termination fee would have equaled $137 million in the event that the merger agreement had been terminated by us pursuant to the provisions described in the second bullet point under “—Termination of the Merger Agreement—Termination by the Company” prior to the cut-off time in order to enter into a definitive agreement with an excluded party providing for the implementation of a superior proposal.

Parent Termination Fee

Parent has agreed to pay to us the Parent termination fee of $503 million, if we terminate the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company.”

Specific Performance; Remedies

The parties to the merger agreement have agreed that irreparable harm would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and that each party will be entitled, prior to the valid termination of the merger agreement, to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (other than the Parent Parties obligation to effect the closing, which is governed by the next sentence), without bond or other security being required, this being in addition to any remedy to which they are entitled under certain provisions of the merger agreement. The parties to the merger agreement have further agreed that, prior to the valid termination of the merger agreement and any dispute over the right to termination having been finally resolved, we will be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Parent Parties’ obligation to effect the closing on the terms and conditions set forth in the merger agreement in the event that (1) the mutual conditions to the parties’ obligations to effect the merger and the additional conditions to the obligations of Parent and Merger Sub to effect the merger (other than those conditions that by their nature are to be satisfied at the closing; provided, that each such condition is then capable of being satisfied at the closing) have been satisfied or waived, (2) the debt financing is available to be funded or will be funded or will be funded if the equity financing is funded, in each case in accordance with the terms of the debt commitment letter, (3) Parent has failed to consummate the closing at the time when it was required under the merger agreement, and (4) we have irrevocably confirmed in writing to Parent that if specific performance were granted and the debt financing and equity financing were funded, then the closing would occur in accordance with the terms of the merger agreement.

In connection with the execution of the merger agreement, an affiliate of GIC and Oak Street have guaranteed certain payment obligations of Parent, including with respect to payment of the Parent termination fee under the merger agreement, subject to the terms and limitations set forth in their respective equity commitment letters. The maximum aggregate liability of the affiliate of GIC and Oak Street under the applicable equity commitment letters will be limited to an amount equal to the Parent termination fee, plus the amounts payable or reimbursable by Parent pursuant to the specified provisions of the merger agreement and our costs and expenses (including reasonable attorney’s fees and disbursements) in connection with any legal proceeding brought by us to enforce our rights under the equity commitment letters, if we prevail in such legal proceeding.

Third Party Beneficiaries

The merger agreement provides that (other than the provisions discussed in the sections of this proxy statement entitled (1) “The Merger—Interests of Our Directors and Executive Officers in the Merger— Indemnification; Directors’ and Officers’ Insurance,” which will be for the benefit of the parties described therein, and (2) certain express rights of the debt financing sources of the Parent Parties specified in the merger agreement) nothing in the merger agreement, express or implied, is intended to or will confer on any person (other than the parties to the merger agreement) any rights, remedies, obligations or liabilities under or by reason of the merger agreement.

Amendment and Waiver

The merger agreement may be amended with the mutual agreement of the parties thereto at any time, whether before or after we have obtained the stockholder approval; provided, that after the stockholder approval has been obtained, no amendment or waiver may be made that pursuant to applicable law requires further approval or adoption by our stockholders without such further approval or adoption. No amendment to certain provisions of the merger agreement may be made in a manner that is adverse to the interests of the debt financing sources of the Parent Parties without the prior written consent of such debt financing sources adversely affected.

Debt Financing Sources

We will not have any rights or claims (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) against any of the debt financing sources of the Parent Parties for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to the merger agreement or the transactions contemplated by the merger agreement, or based on, in respect of or by reason of the merger agreement or its negotiation, execution, performance or breach.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 21, 2022, except as otherwise set forth in the footnotes to the table, the beneficial ownership of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each director, (3) each named executive officer, and (4) our directors and named executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days, except as otherwise set forth in the footnotes to the table.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of our directors or executive officers has pledged shares of common stock as collateral. Unless otherwise noted, the address for each beneficial owner is c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owners	Number		Percentage(1)
Greater than Five Percent Holders
The Vanguard Group, Inc.	35,699,044	(2)	12.6%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	27,906,158	(3)	9.8%
55 East 52nd St.
New York, NY 10055
Berkshire Hathaway Inc.	24,415,168	(4)	8.6%
Warren E. Buffett
National Indemnity Company
Berkshire Hathaway Homestate Insurance Company
Berkshire Hathaway Consolidated Pension Plan Master Trust
Precision Castparts Corp. Master Trust
2555 Farnam St.(5)
Omaha, NE 68131
Directors and Executive Officers
Jawad Ahsan(6)	6,096		*
Joseph M. Donovan(6)(8)	85,793		*
David M. Edwards(6)	7,116		*
Mary B. Fedewa(7)	730,451		*
Morton H. Fleischer(6)	510,817		*
William F. Hipp(6)	44,667		*
Tawn Kelley(6)	21,035		*
Catherine D. Rice(6)	22,437		*
Quentin P. Smith, Jr.(6)	34,638		*
Sherry L. Rexroad(7)	116,313		*
Chad A. Freed(7)	91,276		*
Craig A. Barnett(7)	79,790		*
Tyler S. Maertz(7)	87,304		*
Catherine Long(7)(9)	417,291		*
Christopher H. Volk(7)(10)	1,006,643		*
All directors and named executive officers as a group (15 persons)	3,261,667		1.2%

*	Represents ownership of less than 1.0%.
(1)	Based on 283,409,920 shares of common stock outstanding as of October 21, 2022.
(2)

Based upon information contained in a Schedule 13G/A filed on February 10, 2022, The Vanguard Group has shared voting power over 359,971 of the reported shares, sole dispositive power over 35,121,572 of the reported shares, shared dispositive power over 577,472 of the reported shares and sole voting power over none of the reported shares.

(3)

Based upon information contained in a Schedule 13G/A filed on January 27, 2022, BlackRock, Inc. has sole voting power over 25,918,763 of the reported shares, sole dispositive power over all of the reported shares and no shared voting or shared dispositive power with respect to any of the reported shares.

(4)

Based upon information contained in a Schedule 13G/A filed on February 16, 2021, as a group, by Warren E. Buffett, Berkshire Hathaway, Inc., National Indemnity Company, Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust. Warren E. Buffett and Berkshire Hathaway Inc. each reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 24,415,168 of the reported shares. National Indemnity Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 20,797,214 of the reported shares. Berkshire Hathaway Homestate Insurance Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 602,954 of the reported shares. Berkshire Hathaway Consolidated Pension Plan Master Trust reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 1,515,000 of the reported shares. Precision Castparts Corp. Master Trust reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 1,500,000 of the reported shares. Based on the Schedule 13G/A filing, National Indemnity Company owned 7.44% of the outstanding shares of our common stock as of March 31, 2022, while each of Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust owned less than 0.1% of the outstanding shares of our common stock as of such date.

(5)

This address is listed in the Schedule 13G/A filed with the SEC on February 16, 2021, as a group, by Warren E. Buffett, Berkshire Hathaway, Inc., National Indemnity Company, Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust, as the address of each of Mr. Buffett, Berkshire Hathaway Inc., and Berkshire Hathaway Consolidated Pension Plan Master Trust. The address of National Indemnity Company and Berkshire Hathaway Homestate Insurance Company is listed as 1314 Douglas Street, Omaha, Nebraska 68102. The address of Precision Castparts Corp. Master Trust is listed as 4650 SW Macadam Ave., Portland, Oregon 97239.

(6)

Includes 4,862, 4,862, 4,862, 13,641, 4,862, 6,918, 4,862 and 4,862 shares of restricted stock held by Jawad Ahsan, Joseph M. Donovan, David M. Edwards, Morton H. Fleischer, William F. Hipp, Tawn Kelley, Catherine D. Rice and Quentin P. Smith, Jr., respectively.

(7)

Includes 80,211, 25,282, 13,159, 23,945 and 24,590 shares of restricted stock held by Mary B. Fedewa, Sherry L. Rexroad, Chad A. Freed, Craig A. Barnett and Tyler S. Maertz, respectively, and 264,266, 89,057, 59,864, 35,672, 33,292, 81,318 and 134,585 performance units (based on the board-approved number of shares to be earned in connection with the merger) held by each of Mary B. Fedewa, Sherry L. Rexroad, Chad A. Freed, Craig A. Barnett, Tyler S. Maertz, Catherine Long and Christopher H. Volk, respectively.

(8)

Includes 350 shares of our common stock held in an IRA owned by Mr. Donovan’s spouse over which Mr. Donovan has shared dispositive power. Mr. Donovan disclaims any beneficial ownership of any such shares.

(9)	The number of shares of our common stock beneficially owned is based on the Form 4 filed with the SEC on August 31, 2021.
(10)

The number of shares of our common stock beneficially owned and the information in this footnote are based on the Form 4 filed with the SEC on February 24, 2021. Incudes 169,198 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are organized as a corporation under Maryland law. Under the MGCL, because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger. In addition, holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board, determines that the rights apply. Our board of directors has made no such determination. However, our stockholders can vote against the merger proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting of stockholders in 2023 only if the merger is not completed. If we hold such an annual meeting, stockholders who intend to present proposals at the 2023 annual meeting of stockholders, and who wish to have those proposals included in our proxy statement for the 2023 annual meeting, must be certain that those proposals are received at our principal executive offices at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, no later than December 15, 2022. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2023 annual meeting of stockholders outside of Rule 14a-8, including director nominations submitted by eligible stockholders for inclusion in our proxy materials pursuant to the proxy access provisions in our bylaws, must be received by our Secretary at the address set forth above no earlier than November 15, 2022 and not later than 5:00 p.m., Arizona time, on December 15, 2022. The stockholder notice must comply with the information requirements set forth in our bylaws. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023

STOCKHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address own shares of our common stock in “street name,” your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or other nominee. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, we will promptly send a copy to you if you address your written request to Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, or call (480) 256-1100 or e-mail: CorporateSecretary@storecapital.com. If you are receiving multiple copies of this proxy statement, you can request householding by contacting us in the same manner.

OTHER MATTERS

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available free of charge on our website at www.storecapital.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. The reference to the SEC’s website is intended to be an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC (other than any portion of these documents that is furnished or otherwise deemed not to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 6, 2022 and August 5, 2022, respectively; and

•	our Current Reports on Form 8-K, filed with the SEC on February 23, 2022, April 1, 2022, April 28, 2022, June 1, 2022, September 15, 2022 and October 17, 2022.

All documents that we file (but not those that we furnish) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement and prior to the date of the special meeting are deemed to be incorporated by reference into this proxy statement and will automatically update and supersede the information in this proxy statement and any previously filed documents.

To the extent that any information contained in any filing with the SEC, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

We will provide without charge to each person, including any beneficial owner of our common stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and

Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, or call (480) 256-1100 or e-mail: CorporateSecretary@storecapital.com.

If you have any questions about this proxy statement, the special meeting or the merger, or if you would like additional copies of this proxy statement, please contact [                ], our proxy solicitor, at:

[                ]

[                ]

[                ]

Telephone: [(      )         -            ]

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                ], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO OUR STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Exhibit A

AGREEMENT AND PLAN OF MERGER

By and Among

IVORY PARENT, LLC,

IVORY REIT, LLC,

and

STORE CAPITAL CORPORATION

Dated as of September 15, 2022

i

Exhibit A – Form of Company Counsel Tax Opinion

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 15, 2022, by and among Ivory Parent, LLC, a Delaware limited liability company (“Parent”), Ivory REIT, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and STORE Capital Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

RECITALS

A. The parties wish to effect a business combination in which the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger pursuant to the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) and, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than the Excluded Shares (as defined below)) shall be converted into the right to receive cash as set forth herein, upon the terms and conditions of this Agreement.

B. The board of directors of the Company (the “Company Board”) has unanimously (i) approved this Agreement, the Merger and the other Transactions (as defined below), (ii) determined and declared that this Agreement and the consummation of the Merger and the other Transactions substantially upon the terms set forth in this Agreement are advisable and in the best interests of the Company and its stockholders and directed that the Merger be submitted for consideration at a special meeting of the holders of Company Common Stock, and (iii) resolved to recommend that the holders of Company Common Stock approve the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, an Affiliate (as defined below) of G Sponsor (as defined below) and OS Sponsor (as defined below), together with its affiliates, managed funds and accounts, are each entering into an equity financing commitment letter in favor of the Parent Parties and, with respect to the guarantee of certain obligations of the Parent Parties under this Agreement, in favor of the Company (together, including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letters”), pursuant to which such entities have committed, subject to the terms and conditions therein, to invest in, or pay to, Parent the respective amounts set forth therein.

D. Concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, the Parent has delivered an executed copy of (i) a commitment letter, dated as of September 15, 2022, among Parent and the Debt Financing Sources (as defined below) party thereto (including all exhibits, schedules and annexes thereto, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to the borrowers described therein for the purpose of funding a portion of the amounts required to fund the Merger and the other Transactions, and (ii) redacted fee letters, dated as of September 15, 2022, among Parent and the Debt Financing Sources party thereto, related to the Debt Financing (as defined below) (collectively, the “Fee Letters” and, together with the Debt Commitment Letter, the “Debt Financing Documents”; and the Debt Financing Documents, together with the Equity Commitment Letters, the “Financing Commitments”), with the fee letters customarily redacted with respect to fee amounts, pricing caps and other economic provisions (including “flex” provisions), so long as none of the redacted terms would adversely affect the availability of the Debt Financing at Closing (as defined below) or allow the Debt Financing Sources to reduce the amount of funding to be provided at and for the Closing under the Debt Financing from the amount set forth in the Debt Commitment Letter as of the date hereof, or the conditions on which such funding is available at Closing, in the case of each of the foregoing, except as permitted under Section 5.12.

E. Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Parent and Merger Sub and to approve this Agreement and the consummation of the Merger and the other Transactions by Parent and Merger Sub.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no more favorable in any material respect to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions); provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article 5.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information or discussions from a Third Party that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from any Third Party relating to, in a single transaction or series of related transactions: (i) any direct or indirect acquisition or issuance (whether by merger, consolidation or otherwise) of twenty percent (20%) or more of any class of the equity interests in the Company (by vote or by value) by any Third Party; (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Acquired Companies, taken as a whole (as determined on a fair market value basis (including Indebtedness secured solely by such assets)); (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any Entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Acquired Companies, taken as a whole (as determined on a book value basis (including Indebtedness secured solely by such assets)); (iv) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization, sale or purchase or other similar transaction involving the Company, or any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock (or any class of voting securities of the Company); (v) any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets of any Acquired Company having a fair market value equal to or greater than twenty percent (20%) of the fair market value of all of the assets of the Acquired Companies, taken as a whole, immediately prior to such transaction; or (vi) any combination of the foregoing.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the

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immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) the Parent Parties and their respective Subsidiaries shall not be deemed to be Affiliates of the Acquired Companies, (ii) the Acquired Companies shall not be deemed to be Affiliates of the Parent Parties, and (iii) no portfolio company affiliated with either Sponsor (excluding the Parent Parties and their Subsidiaries) shall be deemed to be Affiliates of the Parent Parties and their Subsidiaries.

“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Business Day” means any day other than a Saturday, Sunday or a day on which the SDAT or all banking institutions in New York, New York, Baltimore, Maryland or Singapore are authorized or obligated by Law or executive order to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (i) CFIUS has concluded that none of the Transactions are “covered transactions” and not subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Transactions, and has concluded all action under the DPA; or (iii) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions, or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other compensation and benefit arrangement, including stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, Contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Acquired Companies or with respect to which any Acquired Company has any Liability.

“Company Compensatory Award” means outstanding shares of Company Restricted Stock and outstanding Company Performance Units.

“Company Disclosure Schedule” means the Company Disclosure Schedule, dated the date hereof, delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plan” means each of the Company’s 2015 Omnibus Equity Incentive Plan and the Company’s 2012 Long-Term Incentive Plan, in each case, including any amendments.

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“Company Leases” means each lease, sublease and/or other agreement (including any amendment(s) or other modification(s) thereto) pursuant to which any of the Acquired Companies leases or subleases (in each case, whether as landlord, sublandlord, or in a similar capacity) any Company Property to another Person.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, properties or results of operations of the Acquired Companies, taken as a whole, or (ii) does or would reasonably be expected to prevent or materially impair the ability of the Company to timely consummate the Merger prior to the End Date; provided that, for purposes of clause (i), in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (A) changes in the price or trading volume of the Company Common Stock or changes in the ratings or ratings outlook of any of the Acquired Companies; (B) any failure by the Company to meet, or any changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exceptions in this clause (B) and in clause (A) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect if not otherwise excluded hereunder); (C) changes in general business, economic or political conditions in the United States or any other country or region in which the Acquired Companies conduct business; (D) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in which the Acquired Companies conduct business, or changes therein, including (1) changes in interest rates in the United States or any other country or region in which the Acquired Companies conduct business and changes in exchange rates for the currencies of any countries in which the Acquired Companies conduct business, and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in which the Acquired Companies conduct business; (E) changes in conditions in the industries in which the Acquired Companies conduct business, including changes in conditions in the real estate industry generally; (F) acts of armed hostilities, war, sabotage or terrorism, including cyber-terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world; (G) the existence, occurrence or continuation of any earthquakes, hurricanes, tropical storms, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world, any national, international or regional calamity or any outbreak of illness, epidemic, pandemic or other disease outbreak (including COVID-19) or any COVID Measures or other restrictions imposed by a Governmental Entity to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other disease outbreak (including COVID-19), or any escalation of the foregoing; (H) the entry into or the announcement, pendency or performance of this Agreement or the Transactions or the consummation of any Transactions, including (1) the identity of Parent and its Affiliates, (2) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies following the Closing, (3) the failure to obtain any Third Party consent in connection with the Transactions, (4) any condition or requirement of or arising from the CFIUS Approval, and (5) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, vendors, business partners, employees or any other Persons (provided, however, that this clause (H) shall not apply to any inaccuracy in the representations and warranties set forth in Section 3.18(a) (or Section 6.2(a) as it relates to Section 3.18(a))); (I) (1) any action taken to which Parent has in writing expressly approved, consented to or requested, (2) the taking of any action expressly required by, this Agreement, or (3) the failure to take any action expressly prohibited by this Agreement; and (J) changes in Law (or the interpretation thereof); (K) changes in GAAP or other accounting standards (or the interpretation thereof); (L) Transaction Litigation; provided, that, in each of the foregoing clauses (C), (D), (E), (F), (G), (J) and (K), such Effects referred to therein may be taken into account to the extent that the Company is disproportionately affected relative to other companies in the industry in which the Acquired Companies operate, in which case only

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the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Termination Fee” means an amount equal to $274,000,000, except that the Company Termination Fee shall be an amount equal to $137,000,000 in the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) prior to the Cut-Off Time in order to enter into a definitive agreement with an Excluded Party providing for the implementation of a Superior Proposal.

“Confidentiality Agreement” means, together, the Non-Disclosure Agreement, dated as of April 19, 2022, between the Company and an Affiliate of G Sponsor, and the letter agreement, dated as of July 20, 2022, between the Company, an Affiliate of G Sponsor and OS Sponsor.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, deed of trust, debenture, note, option, warrant, warranty, purchase order, license, Permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID Measures” means any quarantine, “shelter in place,”, “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendation by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act (Pub. L. 116-127).

“Credit Facility” means that certain unsecured revolving credit facility of up to $600,000,000 pursuant to the Second Amended and Restated Credit Agreement, dated as of June 3, 2021, by and among the Company, as borrower, and the lenders party thereto.

“Cut-Off Time” means 11:59 p.m., Eastern time, on October 20, 2022; provided that, if such original Cut-Off Time would be during (i) a Notice of Change Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 7.1(d)(ii) to enter into a definitive agreement with respect to a Qualified Proposal that the Company Board has determined (in accordance with Section 5.2(f)) constitutes a Superior Proposal, or (ii) an Excluded Party Notice Period, then the Cut-Off Time shall be extended, solely with respect to the Excluded Party making the Qualified Proposal, to 11:59 p.m., Eastern time, on (A) in the case of clause (i), the last day of the Excluded Party Notice Period immediately following such Notice of Change Period, or (B) in the case of clause (ii), the date that is the last day of such Excluded Party Notice Period.

“Debt Financing Borrower” means each entity identified as a “Debt Financing Borrower” in Section 1.1(a) of the Company Disclosure Schedule.

“Debt Financing Source Parties” means the Debt Financing Sources and their respective Affiliates and any of their respective direct or indirect, former, current or future stockholders, managers, members partners, directors, officers, employees, agents, advisors, other representatives, in each case in their capacities as such, or any successors or assignees of any of the foregoing.

“Debt Financing Sources” means (i) the commitment parties that are a party, as of the date hereof, to the Debt Commitment Letter that has been delivered to the Company in accordance with Section 4.6, and (ii) the Persons, in their respective capacities as such, that have committed to provide or have otherwise entered into agreements (including the Debt Commitment Letter, any Alternative Financing Debt Commitment Letter, or any Debt Financing Agreements), in each case, in connection with all or any portion of the Debt Financing or

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Alternative Financing (in each case, other than the Equity Financing) in connection with the Merger and the other Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, together with their Affiliates, or any successors or assignees of any of the foregoing (it being understood that the Sponsors, Parent, Merger Sub and each of their respective Affiliates shall not constitute “Debt Financing Sources” for any purposes hereunder).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.

“Effect” means any effect, change, event, occurrence, circumstance or development.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any investigation, Legal Proceedings or Orders alleging potential Liability arising out of (i) the release or threatened release of any Hazardous Materials, or (ii) any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law concerning pollution or protection of the environment or human health (as it relates to the exposure to Hazardous Materials), including any Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all Permits required to be obtained by each Acquired Company in connection with its business under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Company Board has determined in good faith prior to the No-Shop Period Start Date (after consultation with its outside legal counsel and financial advisors) constitutes or could reasonably be expected to lead to a Superior Proposal (a “Qualified Proposal”); provided that a Person or group of Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to any Excluded Party shall cease to apply with respect to such Person or group of Persons) upon the earliest to occur of the following (i) such Acquisition Proposal made by such Person or group of Persons prior to the No-Shop Period Start Date expires, is withdrawn or is terminated (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal, termination or expiration of such Acquisition Proposal), (ii) in the case of a group, if the Persons in such group, as of the time the group submitted the Qualified Proposal that most recently rendered such group an Excluded Party, cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that was an Excluded Party prior to the No-Shop Period Start Date, (iii) such Acquisition Proposal, in the good faith determination of the Company Board (after consultation with its outside legal counsel and financial advisors) no longer constitutes or would no longer reasonably be expected to lead to a Superior Proposal, and (iv) the Cut Off Time.

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“Excluded Party Notice Period” means, with respect to an Excluded Party, the period of three (3) days ending at 11:59 p.m., Eastern time, on such third (3rd) day commencing upon the expiration of a Notice of Change Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 7.1(d)(ii) to enter into a definitive agreement with respect to a Qualified Proposal (as such proposal may be amended, modified or replaced) which was submitted by such Excluded Party.

“G Sponsor” means GIC (Realty) Private Limited.

“GAAP” means U.S. generally accepted accounting principles.

“Government Official” means any officer or employee of a Governmental Entity, including state-owned Entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Entity or public organization.

“Governmental Entity” means any federal, domestic, foreign, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law, including, but not limited to, petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances.

“Indebtedness” means, as to the Acquired Companies, without duplication, all (i) indebtedness of the Acquired Companies for borrowed money, (ii) obligations of the Acquired Companies evidenced by notes, debentures or similar instruments, (iii) obligations of the Acquired Companies under leases required to be treated as capitalized leases in accordance with GAAP, (iv) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (v) net obligations of the Acquired Companies in respect of interest rate, currency and other obligations, swaps, hedges or similar arrangements, (vi) obligations of the Acquired Companies to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Acquired Companies, and (vii) all outstanding prepayment premium obligations of the Acquired Companies, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (v); provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables”. Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Acquired Companies which are wholly owned.

“Intervening Event” means any material change in circumstances that, in each case, occurred or arose after the date hereof that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, which (i) was not known to or reasonably foreseeable by, or, if known, the material consequences of which were not known to or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, and (ii) becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (A) the receipt by the Company of, or the existence or terms of, an Acquisition Proposal or Acquisition Inquiry or any matter relating thereto or consequence thereof, (B) any matter relating to the Parent Parties, the Sponsors or their respective Affiliates; or (C) the fact that, in and of itself, the Company meets or exceeds any internal or public projections or forecasts or estimates of revenues, earnings or other financial results for any period (provided, that the underlying causes thereof shall not be excluded by this clause (C)).

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“IRS” means the Internal Revenue Service.

“Knowledge of Parent”, or “to Parent’s Knowledge”, whether or not capitalized, or any similar expression used with respect to the Parent Parties, means the actual knowledge of the individuals set forth in Section 1.1(a) of the Parent Disclosure Schedule.

“Knowledge of the Company”, or “to the Company’s Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge of the individuals set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, Permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Proceeding” means any lawsuit, court action, arbitration or other court proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset.

“made available to Parent” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (ii) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (iii) made available for review by Parent or Parent’s Representatives prior to 8:00 p.m. Eastern time on the day prior to the date of this Agreement in the virtual data room maintained by the Company in connection with the Merger.

“Master Indenture” means that certain Eighth Amended and Restated Indenture (as further amended, restated, supplemented or otherwise modified from time to time), dated as of June 29, 2021, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC and STORE Master Funding XX, LLC, as issuers (collectively, the “Co-Issuers”), and Citibank, N.A., as indenture trustee (the “Master Indenture Trustee”).

“Master Servicing Agreement” means that certain Seventh Amended and Restated Property Management and Servicing Agreement (as further amended, restated, supplemented or otherwise modified from time to time), dated as of June 29, 2021, among, the Co-Issuers, each joining party thereto, the Company, as property manager and special servicer, KeyBank National Associated, as back-up manager, and the Master Indenture Trustee.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation and other charter documents, bylaws and similar organizational documents, as amended and in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended and in effect on the date hereof,

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(iii) if such Entity is a trust, such Entity’s declaration of trust, bylaws and similar organizational documents, as amended and in effect on the date hereof, and (iv) if such Entity is a limited partnership, such Entity’s certificate of limited partnership, partnership agreement and similar organizational documents, as amended and in effect on the date hereof.

“OS Sponsor” means Oak Street Real Estate Capital, LLC.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule, dated the date hereof, delivered by Parent to the Company prior to or simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” means, with respect to the Parent Parties, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, does or would reasonably be expected to prevent or materially impair the ability of the Parent Parties to consummate the Merger or the Transactions by the End Date.

“Parent Termination Fee” means an amount equal to $503,000,000.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended from time to time, and the rules and regulations promulgated thereunder.

“Permitted Liens” means (i) Liens disclosed or reflected on the consolidated balance sheet of the Company as of June 30, 2022, and the footnotes thereto, set forth in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2022, (ii) Liens for Taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which sufficient reserves have been established in accordance with GAAP, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not due and payable as of the Closing Date, or that are being contested in good faith and for which sufficient reserves have been established in accordance with GAAP, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon or which do not, and would not reasonably be expected to, (individually and/or in the aggregate) materially impair the marketability, value or use and enjoyment of such real property, (v) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Company which are disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys performed by Parent as of the date hereof and the existence of which does not, and would not reasonably be expected to, (individually and/or in the aggregate) materially impair the marketability, value or use and enjoyment of such real property, (vi) Liens imposed by Law that are not violated by the current use or occupancy of real property or the operation of the business thereon or which do not, and would not reasonably be expected to, (individually and/or in the aggregate) materially impair the marketability, value or use and enjoyment of such real property, (vii) rights of tenants or other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Company Property (or any portion thereof), (viii) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way that are not violated by the current use or occupancy of real property or the operation of the business thereon or which do not, and would not reasonably be expected to, (individually and/or in the aggregate) materially impair the marketability, value or use and enjoyment of such real property, and (ix) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

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“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, Entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Property Data Tape” means the property data tape of the Company, dated as of June 30, 2022.

“Representatives” means, with respect to any Person, the trustees, directors, officers, employees, agents, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity and, in the case of Parent, its financing sources.

“Requested Company Properties” means those Company Properties set forth on Section 3.6(a)-1 of the Company Disclosure Schedule.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any U.S. Governmental Entity (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount that the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the sum of the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent and other Liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Sponsors” means, together, G Sponsor and OS Sponsor.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal Entity of which (i) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting interests or value of such corporation, partnership, limited liability company, joint venture or other legal Entity, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary REIT” means any Subsidiary that for the applicable period has filed an election under Section 856(c) of the Code to be taxed as a REIT or otherwise intended (or intends) to qualify as a REIT for the applicable period.

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“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to twenty percent (20%) included in the definition of Acquisition Proposal increased to fifty percent (50%) for purposes of this definition) that: (i) includes a proposed Alternative Acquisition Agreement with respect thereto or confirms in writing that any purchase agreement in connection therewith will be on substantially the same terms as this Agreement, and is not withdrawn; (ii) is made by a Third Party that did not result from a breach of Section 5.2; (iii) is on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, would result, if consummated, in a transaction that is more favorable to the holders of Company Common Stock (solely in their capacity as such) from a financial point of view than the Merger, taking into consideration, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination as set forth in Section 5.2(g)); and (iv) is reasonably likely to be completed in accordance with its terms, in each case taking into account all legal, financial, financing, regulatory approvals, conditionality, identity of the Third Party making the Acquisition Proposal, certainty and likelihood of closing, breakup fee provisions and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination as set forth in Section 5.2(g)).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local, foreign or other income, branch profits or other profits, gross receipts, property, sales, use, license, lease, franchise, employment, escheat, payroll, premium, estimated, withholding, stamp, recording, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax or similar charge of any kind whatsoever, however denominated, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of another Person.

“Tax Protection Agreements” means any Contract to which any of the Acquired Companies is a party pursuant to which: (i) any liability to holders of equity of a Subsidiary of the Company relating to Taxes may arise and give rise to an indemnity obligation by any of the Acquired Companies, whether or not as a result of the consummation of the Transactions; or (ii) in connection with the deferral of income Taxes of a holder of equity of a Subsidiary of the Company, any Acquired Company has agreed to (A) maintain a minimum level of debt or continue a particular debt or allow a partner or member to guarantee any debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) only dispose of assets in a particular manner, (F) use (or refrain from using) a specific method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, and/or (G) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code.

“Tax Return” means any return, report, declaration, document or similar filing or statement filed or required to be filed with respect to any Tax (including any amendment thereof and any attached schedules or other attached documents), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company or the Parent Parties, or any Affiliates thereof.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving any of the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions or disclosures related to the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’ entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

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“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code, include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unsecured Term Loan” means the Term Loan Agreement, dated as of April 28, 2022, by and among the Company, as borrower, and the lenders named therein.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Acquisitions	Section 5.1(b)(viii)
Affiliates	Section 4.5
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(e)
Alternative Financing	Section 5.12(c)
Alternative Financing Debt Commitment Letter	Section 5.12(c)
Applicable Investment	Section 5.19
Applicable Investor	Section 5.19
Articles of Merger	Section 2.3(b)
Assumption Transactions	Section 5.13(a)
Bankruptcy and Equity Exception	Section 3.8(c)
Capitalization Date	Section 3.3(a)
Certificate	Section 2.5(a)(i)
Change in Recommendation	Section 5.2(e)
Chosen Courts	Section 8.5
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Co-Issuers	Section 1.1(a)
Company	Preamble
Company Board	Recital B
Company Board Recommendation	Section 3.16(a)
Company Common Stock	Recital A
Company Financial Statements	Section 3.4(b)
Company Intellectual Property	Section 3.14(a)
Company Material Contract	Section 3.8(b)
Company Performance Unit Dividends	Section 2.7(b)
Company Performance Units	Section 2.7(b)
Company Properties	Section 3.6(a)
Company Property	Section 3.6(a)
Company Restricted Stock	Section 2.7(a)
Company SEC Documents	Section 3.4(a)
Company Stockholder Approval	Section 3.16(a)
Company Terminating Breach	Section 7.1(c)(i)
Continuing Employee	Section 5.8(a)
Contracting Party	Section 8.11(c)
Debt Commitment Letter	Recital D
Debt Financing	Section 4.6(b)
Debt Financing Agreements	Section 5.12(a)(i)
Debt Financing Documents	Recital D
DLLCA	Recital A
DSOS	Section 2.3(b)

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End Date	Section 7.1(b)(i)
Equity Commitment Letters	Recital C
Equity Financing	Section 4.6(a)
Equity Syndication	Section 5.19
Evercore	Section 3.19
Exchange Agent	Section 2.6(a)
Exchange Fund	Section 2.6(a)
Excluded Shares	Section 2.5(a)(ii)
FCPA	Section 3.9(c)
Fee Letters	Recital D
Financing	Section 4.6(b)
Financing Commitment Letters	Recital D
Financing Commitments	Recital D
Financing Indemnitees	Section 5.13(e)
Funding Obligations	Section 4.6(c)
Goldman Sachs	Section 3.19
Indemnified Party	Section 5.9(b)
Indemnified Party Proceeding	Section 5.9(b)
Lease Form	Section 3.6(c)
Master Indenture Trustee	Section 1.1(a)
Maximum Amount	Section 5.9(a)
Merger	Recital A
Merger Certificate	Section 2.3(b)
Merger Consideration	Section 2.5(a)(i)
Merger Effective Time	Section 2.3(b)
Merger Sub	Preamble
MGCL	Recital A
Non-Recourse Party	Section 8.11(c)
No-Shop Period Start Date	Section 5.2(a)
Noteholder Consent and Rating Condition	Section 5.13(d)
Notice of Change in Recommendation	Section 5.2(g)
Notice of Change Period	Section 5.2(g)
OFAC	Section 4.11
Parent	Preamble
Parent Expenses	Section 7.3(c)(ii)
Parent Liability Cap	Section 8.11(c)
Parent Parties	Preamble
Parent Terminating Breach	Section 7.1(d)(i)
Permits	Section 3.9(a)
President	Section 1.1(a)
Proxy Statement	Section 5.3(a)
PSA Form	Section 3.6(c)
QRS	Section 3.11(a)
Qualified Proposal	Section 1.1(a)
Qualifying Income	Section 7.4(a)
Real Property Acquisition Agreement	Section 3.8(b)(v)
Recovery Costs	Section 7.3(c)(ii)
REIT	Section 3.11(a)
Required Financial Information	Section 5.13(a)(iii)
SDAT	Section 2.3(b)
Specific Performance Conditions	Section 8.11(a)
Stockholders Meeting	Section 5.3(c)

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Surviving Entity	Section 2.1
Takeover Statutes	Section 3.22
Transfer Taxes	Section 5.16(b)
TRS	Section 3.11(a)

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Parts, Exhibits and Schedules are to Articles, Sections, Parts, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of the definition of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. Except as otherwise specifically indicated, references to “party” or “parties” shall be to a party or parties to this Agreement.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Merger Effective Time (as defined below), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall thereupon cease. Merger Sub will continue as the surviving Entity in the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Effect of the Merger. The Merger shall have the effects provided in this Agreement, the Articles of Merger (as defined below) and the Merger Certificate (as defined below), and as set forth in the applicable provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.3 Closing; Merger Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place (i) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three (3) Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the

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satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or (ii) at such physical location or on such date and time as may be agreed to in writing by Parent and the Company; provided that, unless otherwise agreed in writing by Parent, the Closing shall not take place prior to February 1, 2023. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Merger Sub and the Company shall (i) duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the Laws of the State of Maryland, (ii) cause a certificate of merger (the “Merger Certificate”) to be executed, acknowledged and filed with the Delaware Secretary of State (the “DSOS”) in accordance with the DLLCA, and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub in connection with the Merger, in each case, in a form reasonably acceptable to Parent and Merger Sub. The Merger shall become effective upon the later of (x) the date and time at which the Articles of Merger have been filed with, and accepted for record by, the SDAT, (y) the filing of the Merger Certificate with the DSOS, or (z) such other date and time as is agreed between the parties hereto and specified in the Articles of Merger and Merger Certificate (such date and time being hereinafter referred to as the “Merger Effective Time”).

(c) Unless otherwise agreed, the parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents; Members; Officers. At the Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Merger Effective Time:

(a) the name of the Surviving Entity shall be “STORE Capital, LLC”;

(b) the certificate of formation and operating agreement of Merger Sub, except to the extent amended by the Merger Certificate to change the name of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of formation and the operating agreement, respectively, of the Surviving Entity until, subject to Section 5.9, amended in accordance with applicable Law; and

(c) from and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (A) Parent shall be the sole member of the Surviving Entity entitled to such rights, duties and obligations as are more fully set forth in the operating agreement of the Surviving Entity, and (B) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Entity.

Section 2.5 Merger Consideration; Effect on Company Common Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock:

(i) Each share of Company Common Stock, issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares and shares of Company Common Stock to be cancelled or converted pursuant to Section 2.7(a)), shall be automatically cancelled and converted into the right to receive an amount in cash equal to $32.25 per share of Company Common Stock (the “Merger Consideration”), without interest. At the Merger Effective Time, all of the shares of Company Common Stock (other than the Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate representing ownership of the Company Common Stock (other than the Excluded Shares) or any book-entry shares or book-entry units representing Company Common Stock (other than the Excluded Shares) (each such certificate, book-entry share or book-entry unit, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration therefor upon the surrender of such, without interest, and each Certificate formerly representing shares of Company Common Stock (other than the Excluded Shares), shall thereafter only represent the right to receive the payment to which reference is made in Section 2.6.

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(ii) Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time and then held by the Company, the Parent Parties or any of their respective wholly-owned Subsidiaries (collectively, the “Excluded Shares”), if any, shall be cancelled and retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(iii) Each unit of limited liability company interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be unaffected by the Merger and shall remain outstanding as limited liability company interests of the Surviving Entity held by Parent and G Sponsor and its Affiliates.

(b) Without duplication of the effects of Section 2.5(a), if, between the date hereof and the Merger Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock is converted in the Merger shall be adjusted to provide the holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing set forth in this Section 2.5(b) shall be construed to (i) permit the Company or Parent or any of their respective Subsidiaries to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement, or (ii) supersede or in any way limit the prohibitions set forth in Section 5.1.

Section 2.6 Payment of Merger Consideration.

(a) Prior to the Merger Effective Time, (i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent with respect to the Merger (the “Exchange Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent cash in an amount sufficient in the aggregate to enable the Exchange Agent to make payments of the Merger Consideration to holders of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time pursuant to Section 2.5(a) (the “Exchange Fund”). The Exchange Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Within five (5) Business Days after the Merger Effective Time, Parent and the Surviving Entity shall cause the Exchange Agent to, in accordance with, and as required by the Exchange Agent’s customary procedures, mail to each holder of record of a Certificate or Certificates that, immediately prior to the Merger Effective Time, represented outstanding Company Common Stock whose shares were converted into the right to receive or be exchanged for the Merger Consideration pursuant to Section 2.5(a): (i) a form of letter of transmittal (mutually approved by Parent and the Company) and (ii) instructions for use in effecting the surrender of Certificates previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Exchange Agent of each such Certificate (or an affidavit of loss in lieu of a Certificate pursuant to Section 2.6(d)), together with a properly executed letter of transmittal, the holder of such Certificate (or, under the circumstances described in Section 2.6(e), the transferee of the Company Common Stock previously represented by such Certificate) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 2.5(a). Exchange of book-entry shares or book-entry units representing Company Common Stock shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

(c) On or after the first anniversary of the Merger Effective Time, the Surviving Entity shall be entitled to cause the Exchange Agent to deliver to the Surviving Entity any funds made available by Parent to the Exchange Agent which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Entity with respect to the cash amounts payable upon surrender of their Certificates. Neither the Exchange Agent nor the Surviving Entity shall be liable to any holder of a

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Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat Law. Any amounts remaining unclaimed by holders of the Certificates, book-entry shares or book-entry units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(d) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, to the reasonable satisfaction of Parent and the Exchange Agent and the taking of such actions as may be reasonably requested by the Exchange Agent, including, if required by the Surviving Entity or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made with respect to such Certificates, the Merger Consideration, as applicable, payable in respect thereof pursuant to Section 2.5(a) hereof, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Certificate (if applicable) previously representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f) As of the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Common Stock outstanding immediately prior to the Merger Effective Time on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article 2 upon surrender of any Certificates (or automatically in the case of book-entry shares of Company Common Stock) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates. From and after the Merger Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Certificates representing such shares of Company Common Stock are presented to the Surviving Entity for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(g) After the Closing Date, the Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Entity. Any interest and other income resulting from such investments shall be paid to the Surviving Entity. Until the termination of the Exchange Fund, to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Entity shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the cash portion of the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

Section 2.7 Company Compensatory Awards.

(a) Treatment of Company Restricted Stock. Immediately prior to the Merger Effective Time, each outstanding award of restricted shares of Company Common Stock (“Company Restricted Stock”) granted pursuant to the Company Equity Incentive Plans shall automatically become fully vested and all restrictions and repurchase rights thereon shall lapse, and thereafter all shares of Company Common Stock represented thereby shall be considered outstanding for all purposes of this Agreement and subject to the right to receive an amount in cash equal to the Merger Consideration (less required withholdings as provided in Section 2.10).

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(b) Treatment of Company Performance Units. Immediately prior to the Merger Effective Time, outstanding awards of restricted share units with respect to shares of Company Common Stock (“Company Performance Units”) granted pursuant to the Company Equity Incentive Plans shall automatically become earned and vested as set forth on Section 2.7(b) of the Company Disclosure Schedule, and thereafter shall be cancelled and, in exchange therefor, each holder of any such cancelled vested Company Performance Unit shall cease to have any rights with respect thereto, except the right to receive as of the Merger Effective Time, in consideration for the cancellation of such vested Company Performance Unit and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of so-determined earned performance shares subject to such vested Company Performance Units, without interest (less required withholdings as provided in Section 2.10). In addition, on the Closing Date, the Company shall pay each holder of Company Performance Units an amount equal to all accrued and unpaid cash dividends that would have been paid on the number of so-determined earned shares of Company Common Stock subject to such Company Performance Units as if they had been issued and outstanding from the date of grant up to, and including, the Merger Effective Time (such dividend amounts, the “Company Performance Unit Dividends”) (less required withholdings as provided in Section 2.10).

(c) Further Action. At or prior to the Merger Effective Time, the Company Board (or, if appropriate, any authorized committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.7.

(d) Termination of Company Equity Incentive Plans. As of the Merger Effective Time, each Company Equity Incentive Plan shall terminate, and the Company shall ensure that following the Merger Effective Time, no participant in the Company Equity Incentive Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity or any Subsidiary thereof.

(e) Parent Funding. At the Merger Effective Time, Parent and/or Merger Sub shall deposit with the Surviving Entity cash in the amount necessary, together with the other funds of the Surviving Entity, to make the payments required under this Section 2.7 (together with the employer portion of Taxes payable in respect thereof), other than the Company Performance Unit Dividends, and Parent shall cause the Surviving Entity to make the payments required under this Section 2.7 through the Surviving Entity’s payroll within five (5) Business Days after the Company Merger Effective Time, or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code.

Section 2.8 Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or other Transactions.

Section 2.9 Further Action. If, at any time after the Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers of the Surviving Entity and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

Section 2.10 Withholding of Tax. Each of Parent, the Company, Merger Sub, the Surviving Entity, any Affiliate thereof and the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amount as Parent, the Company, Merger Sub, the Surviving Entity, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Company, Merger Sub, the Surviving Entity, any Affiliate thereof or the Exchange Agent and withheld amounts are paid over to the applicable Governmental Entity, then for all purposes of this Agreement such amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 2.11 Tax Consequences. The parties intend that for U.S. federal, and applicable state and local, income tax purposes the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub (or, if Merger Sub is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub) in exchange for the applicable Merger Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), or (y) as set forth in the Company SEC Documents furnished or filed since January 1, 2021, and prior to the date hereof and available on the SEC’s Electronic Data Gathering and Retrieval System to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the “Risk Factors” or “Forward-Looking Statements” sections of the Company SEC Documents and any other cautionary, predictive or forward-looking disclosures contained therein), the Company hereby represents and warrants to the Parent Parties as follows:

Section 3.1 Organization and Good Standing; Subsidiaries.

(a) Each of the Acquired Companies (i) is a corporation or other Entity that is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign Entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, as applicable, in such Subsidiary. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, none of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies.

Section 3.2 Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) accurate and complete copies of the Organizational Documents of the Company and each other material Subsidiary of the Company, each as amended to date, and each as so provided was duly adopted and is in full force and effect. The Company and each Subsidiary of the Company is in compliance in all material respects with the terms of its Organizational Documents. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in

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the Company Disclosure Schedule, none of the Acquired Companies has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 375,000,000 shares of Company Common Stock, of which 282,686,763 were issued and outstanding as of September 14, 2022 (the “Capitalization Date”) (which includes 448,612 unvested shares of Company Restricted Stock); and (ii) 125,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the Capitalization Date. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. None of the Company’s Subsidiaries owns any Company Common Stock. As of the Capitalization Date, (x) 1,635,060 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Performance Units (assuming achievement based on maximum performance), and (y) 724,123 shares of Company Common Stock were approved for issuance in accordance with Section 2.7(b) by the Company Board (or a duly authorized committee thereof). From the Capitalization Date until the date of this Agreement, no shares of capital stock of the Company or Company Compensatory Awards have been issued or granted.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to Company Performance Units as of the Capitalization Date: (i) the name of the holder of such Company Performance Units; (ii) the number of shares of Company Common Stock subject to such Company Performance Units (assuming achievement based on maximum performance); (iii) the number of shares of Company Common Stock approved for issuance in accordance with Section 2.7(b) by the Company Board (or a duly authorized committee thereof); (iv) the date on which such Company Performance Units were granted; and (v) the times such Company Performance Units (assuming achievement based on maximum performance) are scheduled, notwithstanding anything to the contrary in this Agreement, to become vested and/or non-forfeitable thereafter.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right, (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of any of the Acquired Companies, and (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other securities.

(d) There is no Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) Except for the Company Compensatory Awards outstanding on the Company Capitalization Date, for changes since the Capitalization Date resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date or granted thereafter as permitted under Section 5.1(b), or as otherwise set forth in this Section 3.3, there is no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock units, stock-based performance units, shares of phantom stock, stock appreciation rights, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company or other securities of any of the Acquired Companies; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of

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any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares of share capital or other equity securities of each of the Acquired Companies, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the Organizational Documents of the Acquired Companies, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to the Organizational Documents of the Company and each material Subsidiary of the Company, (ii) for equity securities and other instruments (including loans) in wholly owned Subsidiaries of the Company, and (iii) none of the Acquired Companies has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Subsidiary of the Company).

(g) Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, all dividends or other distributions on the Company Common Stock and any dividends or other distributions on any securities of any of the Subsidiaries of the Company that have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(h) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Acquired Companies, in the aggregate, in excess of $1,000,000 in principal amount, other than Indebtedness in the aggregate principal amounts identified by instrument in Section 3.3(h) of the Company Disclosure Schedule.

Section 3.4 SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since January 1, 2020 (as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof) (the “Company SEC Documents”) have been filed with or furnished to the SEC on a timely basis. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is currently subject to the periodic reporting requirements of the Exchange Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including, in each case, any related notes or schedules thereto) contained or incorporated by reference in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material

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respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Acquired Companies. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(d) The Company is in compliance in all material respects with all current listing requirements of the NYSE.

(e) None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Acquired Companies in the Company Financial Statements or other Company SEC Documents.

(f) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2020. As of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review.

(g) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) of the Exchange Act, since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h) As of the date hereof, none of the Acquired Companies has liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities disclosed in the Company Financial Statements as of June 30, 2022 (including any related notes) contained in the Company SEC Documents; (ii) Liabilities incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2022; (iii) Liabilities to perform under Contracts entered into by the Acquired Companies; (iv) Liabilities that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect; and (v) Liabilities and obligations incurred in connection with the Transactions.

Section 3.5 Absence of Certain Changes. Except as otherwise contemplated by this Agreement or set forth on Section 3.5 of the Company Disclosure Schedule, since January 1, 2022, through the date hereof, (a) the Acquired Companies, taken as a whole, have conducted their respective businesses in the ordinary course of business in all material respects consistent with past practice, except any commercially reasonable actions taken in response to COVID-19 and to comply with COVID Measures (to the extent such actions are substantially consistent with any prior such actions), (b) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) except for (i) regular quarterly cash dividends or other distributions on the Company Common Stock, and (ii) the payment of Company Performance Unit Dividends upon the vesting and settlement of Company Performance Units, there

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has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock.

Section 3.6 Properties.

(a) Except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Company Material Adverse Effect, the Acquired Companies own fee simple title to each of the real properties (including all buildings, structures and improvements and fixtures located thereon) identified as real property assets on the most recent consolidated balance sheet of the Company included in the Company SEC Documents (each, a “Company Property” and collectively, the “Company Properties”), in each case free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected to have (individually or in the aggregate) a Company Material Adverse Effect, (i) no condemnation or rezoning proceedings are pending or, to the Knowledge of the Company, threatened, with respect to any of the Company Properties, and (ii) the Acquired Companies are in compliance with the terms and provisions of all restrictive covenants, easements and agreements affecting the Company Properties. The Property Data Tape contains a complete and accurate list, in all material respects, as of June 30, 2022, of the street address of each Company Property and the Acquired Company that owns such Company Property, as well as each property subject to a ground leasehold. Except as would not have, or would not reasonably be expected to have (individually or in the aggregate), a Company Material Adverse Effect, the Company has, with respect to each Requested Company Property, to the extent in the possession and control of Company or any Acquired Company, made available to Parent the most current title insurance policies, surveys, zoning reports, environmental assessments and similar reports relating to such Requested Company Properties. Section 3.6(a)-2 of the Company Disclosure Schedule contains a complete and accurate list, in all material respects, of the street address of each real property leased or subleased by any Acquired Company.

(b) The Property Data Tape contains a complete and accurate list, in all material respects, as of June 30, 2022, of all Company Leases, including, with respect to each Company Lease, the address, the identity of the landlord and the tenant, and, as of the applicable date, the annualized rent and the remaining term of such lease. Except in each case as would not have, or would not reasonably be expected to have (individually or in the aggregate), a Company Material Adverse Effect, (i) the Company has made available to Parent a copy of each Company Lease for each Requested Company Property, and (ii) as of the date hereof, each Company Lease is valid, binding and enforceable against the Acquired Companies and the tenants thereunder, as applicable, in accordance with its terms, and in full force and effect, and none of the Acquired Companies nor any of the tenants is in default beyond any applicable notice and cure period under any Company Lease. As of the date of this Agreement, (A) no tenant under any Company Lease is currently asserting in writing a right to cancel or terminate such Company Lease prior to the end of the current term, (B) none of the Acquired Companies has received notice of any insolvency or bankruptcy proceeding (or threatened proceedings) involving any tenant under any Company Lease where such proceeding remains pending, (C) neither the Company nor any of the other Acquired Companies is in receipt of any rent under any Company Lease paid more than 30 days before such rent is due and payable, and (D) there are no material disputes, oral agreements or forbearance programs between the Company or any of the Acquired Companies and the applicable counterparty to any Company Lease, except, in each case of clauses (A), (B), (C) and (D), as would not reasonably be expected to have (individually or in the aggregate) a Company Material Adverse Effect. Section 3.6(b)-2 of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is required under a binding contract to be leased or subleased by an Acquired Company as lessee or sublessee after the date of this Agreement. Except as set forth in Section 3.6(b)-1 of the Company Disclosure Schedule, there are no written agreements to which any Acquired Company is a party pursuant to which any Acquired Company is obligated to lease or sublease to any Person any real property(ies) after the date hereof.

(c) Section 3.6(c)-1 of the Company Disclosure Schedule sets forth a true, correct and complete copy of the form purchase agreement (including all riders, amendments and supplements) customarily used by the Acquired Companies in connection with acquiring real property (the “PSA Form”). Each Real Property

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Acquisition Agreement set forth on Section 3.8(b)(v) of the Company Disclosure Schedule (and each real property acquisition agreement consummated since January 1, 2021) is substantially in the form of the PSA Form, subject to commercially reasonable deviations based upon various factors, including the nature of the transaction, condition of the property and the parties involved. Section 3.6(c)-2 of the Company Disclosure Schedule sets forth a true, correct and complete copy of the form lease/sublease (including all riders, amendments and supplements) customarily used by the Acquired Companies in connection with each lease of any Company Property (or any portion thereof) by any of the Acquired Companies to another Person (the “Lease Form”). Each Company Lease is substantially in the form of the Lease Form, subject to commercially reasonable deviations based upon various factors, including the nature of the transaction, condition of the property and the parties involved; provided that any such deviations do not cause the rent from any such Company Lease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

(d) Except for loan documents with respect to Indebtedness secured by any Company Property entered into in the ordinary course of business or as otherwise set forth on Section 3.6(d) of the Company Disclosure Schedule, (i) there are no agreements which restrict any Acquired Company from transferring such Company Property, and (ii) none of Acquired Companies and none of the Company Properties is subject to any restriction on the sale or other disposition of or on the financing or release of financing of any Company Properties, except, in each case, as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Company Material Adverse Effect.

(e) Except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Company Material Adverse Effect, the Acquired Companies have good and sufficient title to, or are permitted to use under valid and existing leases, all material personal property held or used by them at the Company Properties, free and clear of all Liens, except Permitted Liens.

(f) Except for discrepancies, errors or omissions that have not had, and would not reasonably be expected to have, (individually and/or in the aggregate) a Company Material Adverse Effect, the Property Data Tape correctly (i) identities each Company Lease relating to such Company Property that was in effect as of June 30, 2022 and data relating to such Company Lease (including expiration date of such Company Lease), and/or whether such Company Property as of June 30, 2022, was vacant or not subject to any lease or sublease, (ii) identifies tenant credit metrics (4-Wall Coverage and FCCR coverage), (iii) provides acquisition data (including date of acquisition, investment amount and replacement cost estimate), (iv) identifies the rent currently payable, any contractual rent bumps and security deposit amounts currently held by the Acquired Companies under the Company Leases as of June 30, 2022, and (v) identifies the entry capitalization rate.

(g) Except as set forth in Section 3.6(g) of the Company Disclosure Schedule, except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Company Material Adverse Effect, there are no (i) outstanding options to purchase, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property in favor of any Person, or (ii) outstanding options or rights of any Person other than any Acquired Company to terminate any Company Lease prior to the expiration of the term thereof (except for customary termination rights following a casualty, condemnation, default or similar event).

(h) Except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Company Material Adverse Effect, (i) all Company Properties are supplied with utilities and other services adequate for the operation of such Company Properties, (ii) each of the Company Properties has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Entity, (iii) each Company Property is assessed by local property assessors as a separate tax parcel or parcels separate and apart from all other tax parcels, (iv) the existing buildings and improvements located on each Company Property are located entirely within the boundary lines of such Company Property or on permanent easements on adjoining land benefitting such Company Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance,

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or as a grandfathered use) for the purposes for which such Company Property is presently being used, and (v) each Company Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained.

(i) As of the date hereof, except as set forth in Section 3.6(i) of the Company Disclosure Schedule, except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Company Material Adverse Effect, no portion of any Company Property (or any improvements located thereon) has suffered damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (or, if such Company Property is leased pursuant to a Company Lease, repaired or restored in accordance with the terms of such Company Lease) (ordinary wear and tear excepted).

(j) Except as set forth in Section 3.6(j) of the Company Disclosure Schedule, none of the Acquired Companies (nor any of its Affiliates) has engaged any Person (other than another Acquired Company) to operate or manage any of the Company Properties pursuant to any agreement that remains in effect as of the date hereof.

(k) Except as set forth in Section 3.6(k) of the Company Disclosure Schedule, as of the date hereof, there is no existing or ongoing capital expenditure project or construction or development project occurring at any Company Property.

Section 3.7 Environmental Matters. (a) Each of the Acquired Companies is and has been in compliance in all material respects with all applicable Environmental Laws applicable to its operations as currently conducted and possesses and is and has been in compliance in all material respects with all required Environmental Permits; (b) there are no material Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies and there are no current facts, conditions or circumstances that could form the basis of such an Environmental Claim; (c) none of the Acquired Companies has received any claim or notice of violation from any Governmental Entity alleging that such Acquired Company is in violation of, or liable under, any Environmental Law, the subject of which remains unresolved, and (d) there has been no release of any Hazardous Materials at any Company Property in an amount or manner that would reasonably be expected to result in an Environmental Claim against the Acquired Companies. All environmental reports, assessments, and audits and all reports or correspondence regarding any violations of Environmental Law, in each case in the possession of any of the Acquired Companies have been made available to Parent.

Section 3.8 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any Company SEC Documents filed on or after January 1, 2021, pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.8(a) above, Section 3.8(b) of the Company Disclosure Schedule sets forth a complete list of all Company Material Contracts (or the accurate description of principal terms in the case of oral Contracts) as of the date of this Agreement, true, correct and complete copies of which the Company has made available to Parent prior to the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means all Contracts described in Section 3.8(a) and each Contract (other than Company Benefit Plans and insurance policies held by or for the benefit of the Acquired Companies) to which any of the Acquired Companies is a party to or bound or to which any of their respective assets is subject, including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, that:

(i) is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract between an Acquired Company and a Third Party;

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(ii) contains any non-compete or exclusivity provision that limits in any material respect the ability of any of the Acquired Companies to engage in any line of business in any geographic area, except for any such provision that may be contained in the Company Leases entered into in the ordinary course of business consistent with past practice;

(iii) is a collective bargaining agreement, labor agreement or other labor-related agreement with any labor union, labor organization or works council;

(iv) evidences Indebtedness to any Person, or any guaranty thereof, in excess of $1,000,000, whether unsecured or secured, of any of the Acquired Companies;

(v) involves the future (A) disposition of real property or any other assets, in each case, with a fair market value in excess of $10,000,000, (B) acquisition of real property (each, a “Real Property Acquisition Agreement”) or any other assets, in each case, with a fair market value in excess of $10,000,000, or (C) disposition or acquisition of real property or any other assets (not covered by the foregoing clauses (A) and (B)) that, individually or in the aggregate, have a fair market value in excess of $10,000,000;

(vi) involves a grant of rights to use or register material Company Intellectual Property (other than standard form Contracts granting rights to use readily commercially available software having a replacement cost and annual license fee of less than $100,000 in the aggregate for all such related Contracts), including license agreements, coexistence agreements, and covenants not to sue;

(vii) contains a put, call or similar right pursuant to which any of the Acquired Companies could be required to purchase or sell, as applicable, any equity interests of any Person that (A) owns or leases real property or (B) owns any other assets that have a fair market value or purchase price of more than $5,000,000;

(viii) requires any of the Acquired Companies to make non-discretionary expenditures or other disbursements (other than principal and/or interest payments, the deposit of other reserves or other obligations with respect to Indebtedness of any Acquired Company) in excess of $1,000,000, in any twelve (12) month period, other than any Company Lease or any ground lease pursuant to which any Third Party is a lessee or sublessee on any Company Property;

(ix) (A) requires any of the Acquired Companies to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any other Acquired Company or other Person in excess of $5,000,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person in excess of $5,000,000;

(x) relates to the settlement (or proposed settlement) of any pending or threatened Legal Proceeding, other than any settlement that provides solely for the payment of less than $1,000,000;

(xi) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(xii) is a Contract pursuant to which any Acquired Company operates or manages any real property for any Person (other than another Acquired Company); or

(xiii) calls for (A) aggregate payments by, or other consideration from, any of the Acquired Companies of more than $5,000,000 over the remaining term of such Contract or (B) annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $1,000,000.

(c) Except Company Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Company Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”). No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have,

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violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract, except, in each case, for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

Section 3.9 Permits; Compliance.

(a) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by each of the Acquired Companies and necessary for the Acquired Companies to own, lease and operate its properties and assets (including the Company Properties) are valid and sufficient in all respects for all business presently conducted by the Acquired Companies and for the operation of the Company Properties, and all such Permits are in full force and effect, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, (iii) none of the Acquired Companies has received any claim or notice indicating that any of the Acquired Companies is currently not in compliance with the terms of any such Permits, and to the Knowledge of the Company, no such noncompliance exists, and (iv) no suspension or cancellation of any Permits is pending or, to the Knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the Transactions.

(b) Each of the Acquired Companies, to the Knowledge of the Company, is in compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of the Acquired Companies is pending, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies has, during the one-year period prior to the date hereof: (i) received any written notice from any Governmental Entity regarding any material violation by the Acquired Companies of any Law; or (ii) provided any written notice to any Governmental Entity regarding any material violation by any of the Acquired Companies of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.9(b) with respect to compliance with Environmental Laws.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies nor, to the Knowledge of the Company, any director, officer or employee of any of the Acquired Companies in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

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Section 3.10 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened in writing) against or affecting any of the Acquired Companies as to which there is a significant possibility of an adverse outcome that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Acquired Companies is subject to any outstanding Order of any Governmental Entity or arbitrator under which any of them is subject to ongoing obligations that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, there is no pending or threatened investigation by any Governmental Entity with respect to any of the Acquired Companies that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Tax Matters.

(a) The Company (i) for all taxable years commencing with its initial taxable year ended December 31, 2011, through December 31, 2021, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has been organized and operated in conformity with all requirements to qualify for taxation as a REIT for such years, (ii) has operated since December 31, 2021, to the date hereof, and intends to continue to operate through the Closing (taking into account the effects of the Closing), in such a manner as to permit it to continue to qualify for taxation as a REIT, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify for taxation as a REIT, and no challenge to the Company’s status or qualification for taxation as a REIT is pending or, to the Knowledge of the Company, threatened. Section 3.11(a) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes. Each Subsidiary of the Company that is identified in Section 3.11(a) of the Company Disclosure Schedule as a partnership or disregarded entity has, since the date of its formation been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Subsidiary of the Company that is identified in Section 3.11(a) of the Company Disclosure Schedule as a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”), has, since the later of the date of its formation or the date on which the Company acquired an interest in such Entity, been treated as such for U.S. federal income tax purposes. The Company does not directly or indirectly hold any asset the disposition of which would subject it to Tax on built-in gain pursuant to Section 1374 of the Code or Section 1.337(d)-7 of the Treasury Regulations (or any other regulations under Section 337(d) of the Code), or any similar provisions of Tax Law, nor has the Company directly or indirectly disposed of any such asset during its current or the preceding taxable year.

(b) Each of the Acquired Companies has (i) timely filed (or had filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity), and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown due on any Tax Returns) that are required to be paid by it.

(c) None of the Acquired Companies: (i) is currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Taxes by any Governmental Entity; (ii) has received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is contesting any liability for material Taxes before any Governmental Entity; (vi) is subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn or has received notice in writing that any such claim or deficiency is contemplated or threatened; (vii) is subject to a

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claim by a Governmental Entity in a jurisdiction where such Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to taxation or Tax Return filing obligations in that jurisdiction; (viii) has any outstanding requests for any Tax ruling from any Governmental Entity or has received a Tax ruling; and (ix) is the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(d) None of the Acquired Companies (other than TRSs of the Company) currently has or, as of and for the year ended December 31, 2021, has had any earnings and profits attributable to such Entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(e) There are no Tax Protection Agreements to which any of the Acquired Companies is a party.

(f) No Acquired Company has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. No Acquired Company has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code. No Acquired Company has incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been paid in full, and no event has occurred that would result in the incurrence of such liability after the date of this Agreement.

(g) None of the Acquired Companies is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement solely between one or more Acquired Companies, and (ii) customary provisions in commercial contracts not primarily relating to Taxes.

(h) The Acquired Companies have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(j) In the two (2) years prior to the date of this Agreement, none of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k) Except as set forth on Section 3.11(k) of the Company Disclosure Schedule, none of the Acquired Companies (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is/was an Acquired Company that is and was a TRS of the Company), or (ii) has any liability for the Taxes of any Person (other than another Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(l) The Company’s aggregate tax basis in its assets exceeds its aggregate liabilities for U.S. federal income tax purposes (including its allocable share thereof under Section 752 of the Code).

(m) There are no Liens with respect to material Taxes on any assets of the Acquired Companies, other than Permitted Liens.

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Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees, directors or individual independent contractors of any of the Acquired Companies residing outside of the United States.

(b) With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto (or, in the case of a material plan that is not in writing, a written description of such plan) and all related trust agreements or documentation pertaining to other funding vehicles; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent IRS Form 5500 (including schedules and attachments) and financial statements; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (v) all material written correspondence in the Company’s possession and all non-routine filings made with any Governmental Entity within the three (3) years prior to the date of this Agreement.

(c) None of the Acquired Companies, nor any of their respective ERISA Affiliates, maintains, sponsors, contributes to or is required to contribute to or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(d) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a current favorable determination or opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has adversely affected, or would reasonably be expected to adversely affect, the qualification of such Company Benefit Plan.

(e) The Company Benefit Plans have been maintained, funded and administered in all material respects in accordance with their terms and applicable Law, including ERISA and the Code. All required payments and/or contributions have either been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law in all material respects. There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan (other than for benefits payable in the ordinary course of business) that would reasonably be expected to result in material Liability to any of the Acquired Companies.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, the execution of this Agreement or the consummation of the Transactions (either alone or in connection with any other event) will not (i) result in, or cause the acceleration of, vesting in, funding of, increase of or payment of, any benefits or compensation under any Company Benefit Plan or that are payable to any employee or individual service provider of any of the Acquired Companies, (ii) result in the forgiveness of any indebtedness of any employee or individual service provider of the Acquired Companies, (iii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan, or (iv) result in any payment or benefit to any Person that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

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(g) Each Company Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has complied, in all material respects, with the documentary and operational requirements of Section 409A of the Code. No employee or individual service provider of any of the Acquired Companies is entitled to any gross-up, indemnification or other reimbursement for any excess taxes, interest or penalties incurred pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

Section 3.13 Labor Matters.

(a) No Acquired Company is party to or bound by any collective bargaining agreement or similar labor agreement or arrangement with any labor union, labor organization, or works council. The employees of the Acquired Companies currently are not represented by a labor union, labor organization or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies (including, but not limited to, any written demand for recognition or certification by any labor organization or group of employees of any Acquired Company). There are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There has been no actual strike, slowdown, picketing, work stoppage or other material labor disputes against or affecting employees of the Acquired Companies, or to the Knowledge of the Company, that has been threatened.

(b) The Acquired Companies are, and have been, in material compliance with all applicable Laws and Orders relating to employment, labor and wage and hour matters, including those respecting (i) employment and employment practices, (ii) hiring, terms and conditions of employment and wages and hours (including the classification of independent contractors as non-employees, and the classification of employees as exempt or non-exempt from the overtime pay requirement of the federal Fair Labor Standards Act and similar applicable Laws), (iii) unfair labor practices, including child labor, (iv) disability rights or benefits, (v) plant closures or mass layoffs, (vi) employment discrimination, (vii) affirmative action, (viii) workers’ compensation, (ix) employee leaves of absence, (x) unemployment insurance, (xi) immigration, and (xii) occupational safety and health.

(c) To the Knowledge of the Company, no current employee of the Acquired Companies, who is at the level of Vice President or above, intends to terminate his or her employment.

(d) No Acquired Company is party to any settlement agreement with a current or former director, employee or contractor of the Acquired Companies that involves allegations relating to discrimination, harassment or sexual misconduct by a current or former director, employee or contractor of the Acquired Companies. To the Knowledge of the Company, in the last five (5) years, no allegations of discrimination, harassment or sexual misconduct have been made against (i) any officer of the Acquired Companies, or (ii) an employee of the Acquired Companies at a level of Vice President or above.

(e) The Acquired Companies have not received written (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied

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contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) No employee of the Acquired Companies is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation lawfully owed (i) to the Acquired Companies or (ii), to the Knowledge of the Company, to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Acquired Companies or (B) to the knowledge or use of trade secrets or proprietary information.

(g) No Acquired Company is materially delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.

Section 3.14 Intellectual Property.

(a) (i) the Acquired Companies own or have a valid license to use all trademarks, service marks, trade names, copyrights, trade secrets and rights in confidential information and know-how, data, patents, domain names, social media addresses and accounts, and any and all other intellectual property rights (including any registrations or applications for registration of any of the foregoing) used in or necessary to carry on their business as currently conducted (collectively, the “Company Intellectual Property”), (ii) none of the Acquired Companies has received any notice of infringement, misappropriation or other violation of or conflict with, and there are and since January 1, 2021, there has been no infringements, misappropriations or other violations of or conflicts with, the rights of others with respect to the use or practice of any Company Intellectual Property, and (iii) to the Knowledge of the Company, no Person is and since January 1, 2021, has been infringing on, misappropriating or otherwise violating any rights of the Company Intellectual Property.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a correct and complete list of all registrations and applications for Company Intellectual Property and all material software owned by the Acquired Companies. An Acquired Company is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the items set forth in Section 3.14(b) of the Company Disclosure Schedule, and all such items are subsisting, valid, and enforceable.

(c) With respect to the use of the software and information technology systems used in the business of the Acquired Companies, since January 1, 2021 (i) the Acquired Companies have not experienced any material defects in such software or systems, including any material error or omission in the processing of transactions, other than defects which have been corrected, (ii) there have been no material security breaches, and (iii) there have been no disruptions in any information technology systems that materially adversely affected the Acquired Companies’ business or operations. The Acquired Companies have evaluated their information technology security, disaster recovery and backup needs and have implemented plans and systems that adequately address their assessment of risk.

(d) The Acquired Companies have at all times complied with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information. Since January 1, 2021, to the Knowledge of the Company, no claims have been asserted or threatened against any Acquired Company alleging a violation of any Person’s privacy or personal information or data rights. The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, disclosure, or other misuse, including through industry standard administrative, technical, and physical safeguards.

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Section 3.15 Insurance.

(a) The Company has made available to Parent the material insurance policies held by or for the benefit of the Acquired Companies as of the date of this Agreement (other than with respect to any Company Benefit Plan), and (i) all such insurance policies maintained by the Acquired Companies are in full force and effect, (ii) all premiums due and payable thereon have been paid, and (iii) none of the Acquired Companies is in breach of or default under any of such insurance policies.

(b) From January 1, 2021, through the date hereof, none of the Acquired Companies has received any written communication notifying any of the Acquired Companies of any (i) premature cancellation or invalidation of any material insurance policy held by or for the benefit of any Acquired Company (except with respect to policies that have been replaced with similar policies), (ii) written refusal of any coverage or rejection of any material claim under any material insurance policy held by or for the benefit of the Acquired Companies, or (iii) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by or for the benefit of the Company, in each case, other than with respect to any Company Benefit Plan. Except as set forth in Section 3.15 of the Company Disclosure Schedule, as of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by or for the benefit of any Acquired Company.

Section 3.16 Authority; Binding Nature of Agreement.

(a) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the matter at the Stockholders Meeting to approve the Merger (the “Company Stockholder Approval”), to consummate the Transactions. The Company Board has duly adopted resolutions unanimously (i) approving and declaring advisable this Agreement and the consummation of the Merger and the other Transactions substantially upon the terms set forth in this Agreement, (ii) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Merger, (iii) directing that, subject to the terms and conditions of this Agreement, the Merger and the other Transactions be submitted to the stockholders of the Company for their approval, and (iv) resolving to, subject to the terms and conditions of this Agreement, recommend the approval of the Merger and the other Transactions by the stockholders of the Company (the “Company Board Recommendation”), which resolutions, except as permitted under Section 5.2, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or to consummate the Transactions, other than, with respect to consummation of the Merger, obtaining the Company Stockholder Approval.

(b) This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.17 Vote Required. The Company Stockholder Approval is the only vote or consent of the holders of any class of securities of the Company necessary to approve the Merger and the other Transactions.

Section 3.18 Non-Contravention; Consents.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions

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will not, (i) assuming receipt of the Company Stockholder Approval, cause a violation of any of the provisions of the Organizational Documents of any Acquired Company (including any of the restrictions on transfer and ownership of shares of capital stock of the Company set forth in Article VI of the charter of the Company), or (ii) assuming that all consents, approvals and authorizations described in Section 3.18(b) have been obtained and all filings and notifications described in Section 3.18(b) have been made, (A) cause a violation by any of the Acquired Companies of any Law applicable to the business of any Acquired Company or (B) conflict with, or cause a violation of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, acceleration or cancellation of any obligation or the loss of a material benefit under, or the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of any Acquired Company, pursuant to, any Company Material Contract to which any Acquired Company is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Lease, except for violations and defaults under clause (i) or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming receipt of the Company Stockholder Approval, the filing of the Articles of Merger with, and acceptance for recording of the Articles of Merger by, the SDAT, and the filing of the Merger Certificate with the DSOS, and except as may be required by the Exchange Act, the MGCL, the DPA, the DLLCA, the listing requirements of the NYSE, applicable Antitrust Laws, and such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including the Proxy Statement, the Company is not required to make any filing with or to obtain any consent from any Person at or prior to the Merger Effective Time in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19 Opinion of Financial Advisors. (a) Evercore Group L.L.C. (“Evercore”) has rendered to the Company Board its oral opinion, to be confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth in such opinion, the Merger Consideration to be received by holders of the Company Common Stock (other than the Company, Parent and any of their respective Affiliates) in the Transactions is fair, from a financial point of view, to such holders, and (b) Goldman, Sachs & Co. LLC (“Goldman Sachs”) has rendered to the Company Board its oral opinion, to be subsequently confirmed in a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock, other than Parent or any Affiliate of Parent, pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of each such opinion shall be made available to Parent as soon as practicable after receipt thereof by the Company, for information purposes only.

Section 3.20 Brokers. Except for Evercore and Goldman Sachs, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other Transactions. The Company has made available to Parent true and complete copies of all Contracts between the Company and Evercore, and between the Company and Goldman Sachs, relating to the Transactions, which agreements disclose all fees payable thereunder.

Section 3.21 Investment Company Act. None of the Acquired Companies is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.22 Takeover Statutes; Transfer and Ownership Restrictions. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions (i) the restrictions on transfer and ownership of shares of capital stock of the Company set forth in Article VI of the charter of the Company and (ii) the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL, and, to the Knowledge

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of the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to the Company (collectively, “Takeover Statutes”) are applicable to the Merger or the other Transactions.

Section 3.23 Information Supplied. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation in this Section 3.23 is made as to statements made or incorporated by reference based on information supplied by or on behalf of the Parent Parties in writing specifically for inclusion or incorporation by reference therein.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to any of the Acquired Companies, any of their respective Affiliates, or their respective business, operations, assets, liabilities, and conditions (financial or otherwise), notwithstanding the delivery or disclosure to the Parent Parties or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Parent Parties or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate or budget relating to any of the Acquired Companies or their respective businesses, or (b) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to the Parent Parties or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Merger, or the accuracy or completeness thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in the Parent Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or sub-Section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other Section or sub-Section of the Parent Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Parent Disclosure Schedule to such other Section or sub-Section is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), the Parent Parties jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing.

(a) Each of the Parent Parties (i) is a limited liability company or other Entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full power and authority to own and operate its properties and to conduct its business as presently conducted, and (iii) is duly qualified to do business as a foreign Entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership and operation of its properties or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified would not reasonably be expected to have a Parent Material Adverse Effect. Parent was formed solely

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for the purpose of engaging in the Transactions and it has not conducted any business prior to the date hereof and has no, and prior to the Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Transactions.

(b) All of the issued and outstanding units of limited liability company interest in Merger Sub are, and at all times prior to the Closing Date will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. At the Merger Effective Time, all of the issued and outstanding units of limited liability company interest in Merger Sub will be owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent and/or G Sponsor. Merger Sub was formed solely for the purpose of engaging in the Transactions and it has not conducted any business prior to the date hereof and has no, and prior to the Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.2 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened in writing) against Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding Order of any Governmental Entity or arbitrator that would reasonably be expected to have a Parent Material Adverse Effect.

(b) As of the date hereof, to the Knowledge of Parent, there is no pending or threatened investigation by any Governmental Entity with respect to any of the Parent Parties that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Authority; Binding Nature of Agreement.

(a) Each of the Parent Parties has the requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by each of the Parent Parties and the consummation by each of the Parent Parties of the Transactions have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no other proceedings on the part of the Parent Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions.

(b) This Agreement has been duly executed and delivered on behalf of the Parent Parties and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 Non-Contravention; Consents.

(a) Except for violations and defaults that would not reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions, will not (i) cause a violation of any of the provisions of the Organizational Documents of any Parent Party, or (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made, cause a violation by any Parent Party of any Law applicable to any Parent Party.

(b) Assuming the filing of the Articles of Merger with, and acceptance for recording of the Articles of Merger by, the SDAT and the filing of the Merger Certificate with the DSOS, and except as may be required by the Exchange Act, the MGCL, the DPA, the DLLCA, and applicable Antitrust Laws, none of the Parent Parties is required to make any filing with or to obtain any consent from any Person at or prior to the Merger Effective

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Time in connection with the execution, delivery and performance of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Transactions, except where the failure to make any such filing or obtain any such consent would not have a Parent Material Adverse Effect. No vote of Parent’s equity holders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 4.5 Not an Interested Stockholder. Except as set forth on Section 4.5 of the Parent Disclosure Schedule, none of the Parent Parties or any of their respective Affiliates, within the past five years, has beneficially owned (as defined in Rule 13d-3 under the Exchange Act) any Company Common Stock or any securities that are convertible into or exchangeable or exercisable for Company Common Stock, or holds any rights to acquire or vote any Company Common Stock, other than pursuant to this Agreement. None of the Parent Parties or any of their Subsidiaries, or the “Affiliates” or, to the Knowledge of Parent, the “associates” of any such Person, within the past five years, has been an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.6 Available Funds.

(a) Parent has delivered to the Company true, correct and complete copies of the duly executed Equity Commitment Letters pursuant to which each of an Affiliate of G Sponsor and OS Sponsor (together with its affiliates, managed funds and accounts) has committed to invest the respective amounts set forth therein (the “Equity Financing”). The Equity Commitment Letters are in full force and effect and have not been amended, modified or terminated. The Equity Commitment Letters are (i) legal, valid and binding obligations of each of the parties thereto, and (ii) enforceable in accordance with their terms against each of the parties thereto, subject to the Bankruptcy and Equity Exception. There is no breach or default under the Equity Commitment Letters by the parties thereto, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default).

(b) Parent has delivered to the Company (i) a true, correct and complete copy of the duly executed Debt Commitment Letter, pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to the borrowers described therein for the purpose of funding a portion of the amounts required to fund the Merger and the other Transactions (the “Debt Financing” and, together with the Equity Financing, the “Financing”), and (ii) true, correct and complete (except for the redactions described below) copies of the duly executed Fee Letters redacted in a manner consistent with Recital D above. As of the date hereof, Parent has accepted and is a party to the Debt Financing Documents, and the Debt Financing Documents are in full force and effect and, are legal, valid and binding obligations of Parent, and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with their respective terms against Parent and, to the Knowledge of Parent, against each of the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Debt Financing Documents, and the respective commitments or obligations thereunder, have not been withdrawn, terminated, reduced, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, reduction, repudiation, rescission, amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, any other party thereto (excluding any amendment to the Debt Commitment Letter or any Fee Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter or Fee Letters as of the date hereof). As of the date hereof, none of Parent or Merger Sub, nor any of their respective Affiliates, has, nor has, to the Knowledge of Parent, any other party to the Debt Financing Documents, committed any breach, or threatened in writing to commit any breach, of the performance, observance or fulfillment of any covenants, conditions or other obligations set forth in, or is in default under, any of the Debt Financing Documents.

(c) No event has occurred which, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent set forth in Article 6, would or would reasonably be expected to (i) as of the date hereof, constitute or result in a breach or default on the part of Parent, Merger Sub or, to the Knowledge of Parent, any of the other parties thereto under the Financing Commitments, (ii) constitute or result in a failure to satisfy a

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condition to Closing or other contingency to Closing set forth in the Financing Commitments that, in the case of the Debt Financing, has not been waived by the Debt Financing Sources party thereto, or (iii) otherwise result in any portion of the Financing not being available on the Closing Date. As of the date hereof, assuming satisfaction of the conditions precedent set forth in Article 6, none of Parent or Merger Sub has any reason to believe (both before and after giving effect to any “flex” provisions contained in the Fee Letters) that it will be unable to satisfy, on a timely basis (and in any event, not later than the Closing), any condition to Closing to be satisfied by it (or otherwise within either Sponsor’s, Parent’s or Merger Sub’s, or any of their respective Affiliates’, control) contained in the applicable Financing Commitments, or that the full amounts committed to be funded at Closing to fund a portion of the Merger and the other Transactions as set forth in such Financing Commitment, pursuant to the applicable Financing Commitment, will not be available as of the Closing. There are no conditions precedent or other contingencies or conditions related to the obligation of any party to the Financing Commitments to fund on the Closing Date the full amounts committed to be funded at Closing to fund a portion of the Merger and the other Transactions as set forth in such Financing Commitment, pursuant to such Financing Commitment, other than those conditions to Closing and initial funding expressly set forth in the unredacted provisions of such Financing Commitments, and, as of the date hereof, there are no side letters and (other than the Financing Commitments) there are no understandings or other agreements, Contracts or arrangements of any kind relating to the Financing Commitments or the Financing that could adversely affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Financing Commitments. As of the date of this Agreement, Parent, Merger Sub and/or their respective Affiliates have fully paid any and all commitment fees or other fees or deposits required by the applicable Financing Commitments to be paid on or before the date of this Agreement. Assuming (i) the Debt Financing is funded in accordance with the Debt Financing Documents, and (ii) the satisfaction of the conditions precedent set forth in Article 6, the aggregate proceeds from the Financing constitute all of the financing required for the consummation of the Merger and the other Transactions and are, after giving effect to available cash of Parent and its Subsidiaries, sufficient in amount (such amount, the “Funding Obligations”) to provide the Parent Parties with the funds necessary to consummate the Transactions contemplated hereby at Closing, including the payment of the Merger Consideration, the repayment or refinancing of Indebtedness of any Acquired Company contemplated by this Agreement and the payment of all other fees, expenses and obligations required to be paid or satisfied by any Parent Party in connection with the Merger and the Financing on the Closing Date. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledge and affirm that it is not a condition to the Closing or to any of its obligations under this Agreement that either Sponsor, Parent, Merger Sub and/or any of their respective Affiliates obtain any financing (including the Debt Financing) for any of the Transactions.

Section 4.7 Solvency. Assuming (a) satisfaction or waiver of the conditions to the Parent Parties’ obligation to consummate the Merger, and after giving effect to the Transactions, including the Financing and the payment of the Merger Consideration, (b) any repayment or refinancing of Indebtedness contemplated in this Agreement or the Financing Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the Transactions, and (e) payment of all related fees and expenses, each of Parent and the Surviving Entity will be Solvent as of the Merger Effective Time and immediately after the consummation of the Transactions.

Section 4.8 Brokers. There are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Parent Parties who are entitled to any banking, broker’s, finder’s or similar fee or commission payable by the Company or any of its Affiliates or any of their respective stockholders in connection with the Merger and the other Transactions based upon arrangements made by and on behalf of the Parent Parties.

Section 4.9 Absence of Certain Agreements. As of the date hereof, none of the Parent Parties nor any of their respective controlled Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company

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would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Acquired Companies has agreed to make an investment in, or contribution to, any of the Parent Parties in connection with the Transactions, in each case that would not terminate and be void concurrently with any termination of this Agreement. Other than this Agreement, the Equity Commitment Letters and the Confidentiality Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between the Parent Parties, the Sponsors or any of their respective controlled Affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, that relate in any way to, or are in connection with, the Transactions or the operations of the Surviving Entity after the Merger Effective Time. None of the Parent Parties, the Sponsors or any of their respective controlled Affiliates has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Acquired Companies in connection with the Merger (provided that the foregoing shall not be deemed to prohibit the establishment of customary “tree” arrangements).

Section 4.10 Compliance. Each of the Parent Parties is, and since January 1, 2020, has been, in compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of the Parent Parties has, during the past five years: (a) received any written notice from any Governmental Entity regarding any material violation by the Parent Parties of any Law; or (b) provided any written notice to any Governmental Entity regarding any material violation by any of the Parent Parties of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Sanctions. None of the Parent Parties or any of their respective Affiliates, nor any Person acting on behalf of the Parent Parties, (a) is currently the subject or the target of any Sanctions, (b) is located, organized or resident in a country, territory or geographical region that is itself the subject of Sanctions (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or whose government is the subject or target of Sanctions, (c) is named in any Sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (d) is, otherwise, by public designation of any Governmental Entity, the subject or target of any Sanctions, (e) is a Person with which any U.S. Person is prohibited from dealing or otherwise engaging in any transaction by any applicable Law, (f) is owned or controlled by Persons described in clauses (a) through (e) or is otherwise the subject of Sanctions, or (g) conducts any business or engages in, or has conducted any business or engaged in, making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory that is the subject of Sanctions, other than in compliance with Sanctions Laws and regulations. No Legal Proceeding by or before any Governmental Entity with respect to any such Sanctions is pending or threatened, nor is any investigation by or before any Governmental Entity involving the Parent Parties with respect to any such Sanctions pending or threatened.

Section 4.12 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the Parent Parties or any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4 or any document, agreement, certificate or other instrument contemplated

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hereby, neither of the Parent Parties nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to any of the Parent Parties, any of their respective Affiliates, or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Parent Parties nor any other Person makes or has made any express or implied representation or warranty to the Company or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate or budget relating to any of the Parent Parties or their respective businesses, or (b) except for the representations and warranties made by the Parent Parties in this Article 4, any oral or written information presented to the Company or any of their respective Representatives in the course of their due diligence investigation of the Parent Parties, the negotiation of this Agreement or the course of the Merger, or the accuracy or completeness thereof.

ARTICLE 5

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) From and after the date hereof until the earlier of the Merger Effective Time or termination of this Agreement in accordance with its terms, and except (i) as required by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to any of the Acquired Companies, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID Measures that are reasonably necessary to protect the health and safety of the Acquired Companies’ employees and other individuals having business dealings with or relating to any of the Acquired Companies or to respond to third-party supply, customer, service or other business disruptions caused by COVID-19 or any COVID Measures (provided that the Company shall consult in good faith with Parent before taking (or omitting) any such action), or (v) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company agrees as to itself and its Subsidiaries that such Entities shall (A) carry on their respective businesses in the ordinary course consistent with past practice in all material respects and (B) use commercially reasonable efforts to (1) maintain their material assets and properties in good repair and condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of the Acquired Companies’ reasonable control excepted), (2) retain the services of their current officers and key employees, (3) maintain and preserve the Acquired Companies’ business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, tenants and other Persons with which the Acquired Companies have significant business relations, (4) maintain all insurance policies in all material respects, and (5) maintain the status of the Company as a REIT.

(b) Without limiting the generality of the foregoing, the Company agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Merger Effective Time or termination of this Agreement in accordance with its terms, except (i) as required by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, or (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Acquired Companies, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend any of the Organizational Documents of the Acquired Companies (whether by merger, consolidation or otherwise);

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (1) the payment of dividends or distributions

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declared prior to the date of this Agreement, (2) the declaration and payment by the Company of the regular quarterly dividend per share of Company Common Stock for the fiscal quarter ending September 30, 2022, with an anticipated declaration date on or about September 15, 2022 and an anticipated payment date on or about October 17, 2022, in an amount not to exceed $0.41 per share of Company Common Stock, (and corresponding dividends, distributions or equivalents with respect to the Company Compensatory Awards, as and if required by the terms thereof), (3) dividends or distributions, declared, set aside or paid by any Acquired Company to any other Acquired Company that is, directly or indirectly, wholly owned by the Company, (4) dividends or distributions required for the Company or any Subsidiary REIT to maintain its respective status as a REIT under the Code or avoid the incurrence of any income or excise Taxes by the Company or any Subsidiary REIT pursuant to (and subject to) Section 5.15, and (5) dividends or distributions resulting from the vesting or settlement of, and payment of accrued dividends on, the Company Compensatory Awards, (B) split, combine or reclassify any capital stock of the Acquired Companies, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, (D) except as otherwise provided in Section 5.1(b)(iii), purchase, redeem or otherwise acquire any Company securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of applicable withholding Taxes, or (E) enter into any amendment or other modification to the material terms of any material Indebtedness for borrowed money of the Acquired Companies;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or dispose of any Company securities, other than the issuance of shares of Company Common Stock upon the settlement of Company Performance Units that are outstanding on the date hereof, in accordance with the terms thereof as in effect on the date hereof or (B) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(iv) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any of the Acquired Companies;

(v) except as set forth in Section 5.1(b)(v) of the Company Disclosure Schedule, (A) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the current or former directors, officers, employees or individual service providers of the Acquired Companies, except for increases (1) made in the ordinary course of business that do not exceed the U.S. Consumer Price Index over the previous twelve (12) months prior to such increase, (2) in the ordinary course of business in connection with the promotion of existing employees that are set forth on Section 5.1(b)(v) of the Company Disclosure Schedule, or (3) otherwise required under any Company Benefit Plan as in effect as of the date hereof or under applicable Law; (B) terminate the employment of any employee at the level of Vice President or above, other than for “cause,” or hire any new employee to a position of Vice President or above; or (C) (1) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, bonus, termination or similar agreements or (2) except as required by any Company Benefit Plan as in effect as of the date hereof, or as required by applicable Law, enter into, adopt, amend or terminate any Company Benefit Plan or take any action to fund, accelerate or in any way secure the payment of compensation or benefits under any Contract or Company Benefit Plan;

(vi) unless required by Law, (i) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Acquired Companies as the bargaining representative for any employees of any of the Acquired Companies;

(vii) waive the restrictive covenant obligations of any current or former director, officer, employee, or natural independent contractor of any of the Acquired Companies;

(viii) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise),

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other than (A) any acquisition(s) of real property for cash (“Acquisitions”), (1) in the ordinary course that would not reasonably be expected to materially delay, impede or affect the consummation of the Transactions in the manner contemplated hereby, (2) the terms of which reflect the criteria set forth on Section 5.1(b)(viii)-1 of the Company Disclosure Schedule, and (3) for which the fair market value of the total consideration paid by the Acquired Companies in such Acquisitions does not exceed (x) in the case of an Acquisition of a single service or retail property, $15,000,000, (y) in the case of an Acquisition of a single manufacturing or industrial property (or other type of property), $25,000,000, and, (z) in the case of an Acquisition involving a portfolio transaction, $60,000,000 (unless any individual properties contained in such portfolio transaction otherwise exceed any of such thresholds described above), (B) as set forth on Section 3.8(b)(v) of the Company Disclosure Schedule, and (C) as set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule; provided that, (x) such Acquisitions under clauses (A), (B) and (C), in the aggregate, shall not exceed the amounts set forth on Section 5.1(b)(viii)-2 of the Company Disclosure Schedule, and (y) the Company is able to finance such Acquisitions with available cash of the Company and amounts available under the Unsecured Term Loan and Credit Facility;

(ix) sell, lease, license, pledge, transfer, ground lease, subject to any Lien, assign, or otherwise dispose of any real property or any other material assets or material properties (including capital stock of Subsidiaries of the Company and Indebtedness of others held by the Acquired Companies), except (A) Permitted Liens incurred in the ordinary course of business, (B) the dispositions set forth on Section 3.8(b)(v) of the Company Disclosure Schedule, or (C) the dispositions set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule; provided that, notwithstanding the foregoing or anything in this Agreement or the Company Disclosure Schedule to the contrary, at no time after the date hereof and prior to the Merger Effective Time shall any Debt Financing Borrower (except to the extent any such arrangement or condition is in place as of the date hereof) sell, lease, license, pledge, transfer, ground lease, subject to any Lien, assign, or otherwise dispose of any real property or any other assets or properties (including capital stock of Subsidiaries of such Debt Financing Borrower and Indebtedness of others held by such Debt Financing Borrower);

(x) change any of the accounting methods used by the Company materially affecting their assets, Liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;

(xi) except as set forth in Section 5.1(b)(xi) of the Company Disclosure Schedule, incur, create or assume, refinance, replace or prepay any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness of any Person or issue or sell any warrants or rights to acquire any Indebtedness of any of the Acquired Companies, other than (A) Indebtedness of any wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company, (B) Indebtedness of any Subsidiary of the Company to or among one of its wholly-owned Subsidiaries of the Company, (C) new incurrences of Indebtedness under the Credit Facility, Unsecured Term Loan or any of the Company’s other existing credit facilities in the ordinary course of business that does not, in the aggregate, exceed $400,000,000, (D) repayments of Indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Property), and (E) mandatory payments under the terms of any Indebtedness in accordance with its terms; provided that, notwithstanding the foregoing or anything in this Agreement or the Company Disclosure Schedule to the contrary, at no time after the date hereof and prior to the Merger Effective Time shall any Debt Financing Borrower (except to the extent any such arrangement or condition is in place as of the date hereof) (x) incur, create, assume, or otherwise permit to exist any Indebtedness or commitments for any Indebtedness, other than pursuant to the terms of the Debt Financing Agreements, (y) guarantee any Indebtedness of any Person, or (z) issue or sell any warrants or rights to acquire any Indebtedness of any Person;

(xii) except as set forth on Section 5.1(b)(xii) of the Company Disclosure Schedule, make any capital expenditures or enter into any Contract for any renovation, construction or capital expenditure other than (i) capital expenditures required by Law, (ii) emergency capital expenditures in any amount that the

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Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iii) capital expenditures in the ordinary course of business in any amount not exceeding $15,000,000 in the aggregate for all projects of the Acquired Companies; provided that the Company shall consult in good faith with Parent before undertaking any capital expenditures exceeding (A) $250,000 at any Company Property which is a retail property, and (B) $1,000,000 at any Company Property which is an industrial property, and (iv) Contracts related to capital expenditures permitted by clauses (i) through (iii);

(xiii) waive, release, assign, settle or compromise any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises providing solely for the payment of an amount less than $1,000,000 individually or $5,000,000 in the aggregate (in each case, net of any amount covered by insurance or indemnification); provided that in no event shall the Acquired Companies settle any Transaction Litigation described in Section 5.11 except in accordance with the provisions thereof;

(xiv) enter into any new line of business;

(xv) fail to maintain in full force and effect material insurance policies or comparable replacement policies covering the Acquired Companies and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xvi) except in connection with acquisitions permitted under Section 5.1(b)(viii) or other matters permitted under any other provision of this Section 5.1(b) above (A) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except in the ordinary course of business consistent with past practices or as may be required under the terms of) any Company Lease, so long as, in each case, any of the foregoing does not cause the aggregate annual revenue of the Company Properties to decrease by 0.25% or more, (B) enter into, amend, terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Company Material Contract, or (C) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(xvii) except in each case to the extent the Company (i) determines, after prior notification to and consultation with Parent, that such action is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any Subsidiary of the Company as a REIT, partnership, disregarded Entity, TRS, or QRS for U.S. federal income tax purposes and (ii) reasonably cooperates with Parent to mitigate any adverse effect on Parent or its Affiliates or stockholders of the taking of such action, file any material Tax Return materially inconsistent with past practice, cause any Subsidiary of the Company to elect to be treated as a corporation for U.S. federal income tax purposes, make, change or rescind any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, change any accounting method with respect to Taxes, enter into any closing agreement with a taxing authority, surrender any right to claim a refund of a material amount of Taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xviii) enter into any Tax Protection Agreement or take any action or fail to take any action that would violate or be inconsistent with any Tax Protection Agreement or otherwise give rise to a material liability with respect thereto; or

(xix) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to the Parent Parties, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Merger Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 5.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies.

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Section 5.2 Solicitation; Acquisition Proposals; Change in Recommendation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on October 15, 2022 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to: (i) solicit, initiate, encourage or facilitate any Acquisition Inquiry, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Acquired Companies to any Person (and its Representatives, including potential financing sources of such Person) pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub (and their Representatives, including financing sources) any non-public information or data that is provided to any Person given such access that was not previously made available to Parent and Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four (24) hours thereafter), and (ii) engage in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to an Acquisition Proposal or potential Acquisition Proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any Acquisition Inquiries. Within one (1) Business Day after the No-Shop Period Start Date, the Company shall (i) notify Parent in writing of the identity of each Person, if any, from whom the Company received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (ii) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date, and (iii) provide to Parent (A) an unredacted copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including (1) financing commitments related thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein and otherwise in a manner consistent with the Fee Letters) and (2) all transaction documents related thereto) to the Company in connection with any Acquisition Proposal and any modifications to the financial and other material terms thereof, and (B) a written summary of the material terms and conditions of any Acquisition Proposal not made in writing (including any material terms and conditions proposed orally or supplementally, any financing commitments related thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein and otherwise in a manner consistent with the Fee Letters) and any modifications to the financial and other material terms thereof). Promptly after the No-Shop Period Start Date (and, in any event, within twenty-four (24) hours thereafter), the Company shall, and shall use its reasonable best efforts to cause its Representatives to, (i) request each Person (other than Parent, its Affiliates and their respective Representatives) that has executed a confidentiality agreement at any time within twelve (12) months immediately preceding the No-Shop Period Start Date in connection with any Acquisition Inquiry, Acquisition Proposal or its consideration of any Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the No-Shop Period Start Date, (ii) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives, and (iii) terminate any data room or other diligence access to each such Person (and its Representatives); provided that the Company shall not be required to take any such action in respect of any Excluded Party unless and until such Person or group ceases to be an Excluded Party (in which case all references in this sentence to the No-Shop Period Start Date shall be read as the date on which such Person or group ceases to be an Excluded Party); provided that at any time that a Person ceases to be an Excluded Party, such Person may thereafter never become an Excluded Party.

(b) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.2, from and after the No-Shop Period Start Date, the Company agrees that it shall, and shall cause each of its Subsidiaries to, and shall direct its and their respective Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Acquisition Proposal. Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.2, from and after the No-Shop Period Start Date, the Company will not, and shall cause each of its Subsidiaries not to, and will not authorize its or their respective Representatives to:

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(i) solicit, initiate, knowingly encourage or knowingly facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person acquiring Company Common Stock such that the Person becomes an “interested stockholder” for purposes of the MGCL);

(ii) furnish any non-public information regarding the Acquired Companies to any Third Party with respect to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in or otherwise participate in any discussions or negotiations with any Third Party with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or Acquisition Inquiry;

(v) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Acquired Companies is a party, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board in accordance with this Agreement;

(vi) provide any further information with respect to the Acquired Companies or any Acquisition Proposal (and shall turn off any data rooms maintained by the Company) to any Third Party or its Representatives;

(vii) approve or recommend an Acquisition Proposal or enter into any Alternative Acquisition Agreement; or

(viii) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal by a Third Party (including any Person or group of Persons who has ceased to be an Excluded Party, after such Person or group of Persons has ceased to be an Excluded Party, and such Acquisition Proposal shall not be deemed to be solicited by reason of the fact that such Person or group of Persons was solicited while an Excluded Party) made after the date of this Agreement and that did not result in whole or in part from a breach of this Section 5.2, the Company or its Subsidiaries may, directly or indirectly, through any of its Representatives (i) correspond in writing with any Person making such a written Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) if, after obtaining any such written clarifications, the Company Board determines in good faith after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal (if consummated in accordance with its terms) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, (A) engage in, enter into or otherwise participate in discussions or negotiations with such Third Party (and such Third Party’s Representatives, including potential financing sources) with respect to the Acquisition Proposal, and (B) furnish non-public information to such Third Party (and such Third Party’s Representatives, including potential financing sources) making such Acquisition Proposal; provided, however, that (1) prior to so furnishing any material non-public information regarding the Company or its Subsidiaries to such Third Party (or its Representatives), the Company receives from the Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement, and (2) any non-public information regarding the Company or its Subsidiaries that is provided to such Third Party (or its Representatives) shall be made available to Parent (to the extent such non-public information has not been previously made available to Parent) as promptly as practicable after providing it to such Third Party (and, in any event, within twenty-four (24) hours thereafter). The Company agrees that none of the Acquired Companies shall, after the date of this Agreement, enter into any confidentiality or similar agreement with any Person that would prohibit any Acquired Company from providing such information to Parent in accordance with Section 5.2(c) and Section 5.2(d) within the time periods contemplated herein.

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(d) From and after the No-Shop Period Start Date, if the Company receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall:

(i) promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry): (A) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry; (B) identify the Third Party or group making such Acquisition Proposal or Acquisition Inquiry; (C) indicate the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry, to the extent known, and (D) provide to Parent copies of any such Acquisition Proposal or Acquisition Inquiry made in writing and any proposed agreements related thereto;

(ii) keep Parent reasonably informed, on a reasonably prompt basis, of any material change to the status and terms of any and all Acquisition Proposals it has received (including any amendments and updates thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposal or Acquisition Inquiry);

(iii) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information regarding the Company or its Subsidiaries to any Third Party in each case in accordance with this Section 5.2; and

(iv) keep Parent reasonably informed, on a reasonably prompt basis, of any material change to the status and any change to the financial and other material terms of any and all Acquisition Proposals or Acquisition Inquiries it has received (including any amendments and updates thereto), including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto.

(e) Neither the Company Board nor any committee thereof shall, except as permitted by this Section 5.2: (i) withdraw, withhold, modify, amend or qualify, in a manner adverse to the Parent Parties, the Company Board Recommendation; (ii) adopt, endorse, approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Proxy Statement; (iv) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause “(v)” below) has been made public, fail to publicly affirm or reaffirm the Company Board Recommendation upon request of Parent within five (5) Business Days after the date an Acquisition Proposal shall have been publicly announced (or if the Stockholders Meeting is scheduled to be held within five (5) Business Days from the date an Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Stockholders Meeting is scheduled to be held); provided that Parent may make any such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made; (v) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender or exchange offer; (vi) publicly propose or publicly announce an intention to take any of the foregoing actions (any action described in clause “(i)” through clause “(vi)” being referred to as a “Change in Recommendation”); or (vii) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, stock purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.2(a)) contemplating an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Transactions (any such agreement, an “Alternative Acquisition Agreement”) or otherwise resolve or agree to do so.

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may: (i) make a Change in Recommendation if an

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Intervening Event has occurred and the Company Board (or an authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to make a Change in Recommendation would be inconsistent with the Company Board’s duties under applicable Law; or (ii) if the Company has not breached Section 5.2(e) or this Section 5.2(f) (other than, in the case of this Section 5.2(f) any breach that has a de minimis effect) and has not breached the other subsections of this Section 5.2 in any material respect, make a Change in Recommendation and/or terminate this Agreement pursuant to Section 7.1(d)(ii) in response to, (A) after the date hereof and prior to the Cut-Off Time, an Acquisition Proposal from an Excluded Party, or (B) after the No-Shop Period Start Date, an unsolicited bona fide written Acquisition Proposal that, in each case of clauses (A) and (B), the Company Board (or an authorized committee thereof) determines in the good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal and that, in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) would be inconsistent with the Company Board’s duties under applicable Law, after having complied (other than any non-compliance that has a de minimis effect) with, and giving effect to all of the adjustments which may be offered by Parent pursuant to Section 5.2(g), and such Acquisition Proposal is not withdrawn.

(g) The Company Board shall only be entitled to effect a Change in Recommendation and/or terminate this Agreement pursuant to Section 7.1(d)(ii) as permitted under Section 5.2(f) if: (i) the Company has delivered to Parent a prior written notice (a “Notice of Change in Recommendation”) that includes a statement that the Company Board intends to take such action, the identity of the Person or group of Persons making the Superior Proposal, as applicable, and the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to the Superior Proposal, as applicable (it being agreed that the delivery of the Notice of Change in Recommendation by the Company shall not constitute a Change in Recommendation); (ii) during the five (5) Business Day period following Parent’s receipt of the Notice of Change in Recommendation and ending at 11:59 p.m., Eastern time, on such fifth (5th) Business Day (a “Notice of Change Period”), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations and shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent (to the extent Parent desires to negotiate) regarding such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Change in Recommendation; (iii) after the expiration of the Notice of Change Period, the Company Board (or an authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, and after taking into account any changes to this Agreement that the Parent Parties have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (ii) above or otherwise, that (A) in the case of an Acquisition Proposal, the Superior Proposal giving rise to the Notice of Change in Recommendation continues to constitute a Superior Proposal and the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s duties under applicable Law, and (B) in the case of an Intervening Event, the failure of the Company Board to effect a Change in Recommendation would be inconsistent with its duties under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal shall require a new Notice of Change in Recommendation, and the Company shall be required to comply again with the requirements of this Section 5.2(g); provided, however, that the Notice of Change Period shall be reduced to three (3) Business Days following receipt by Parent of any such new Notice of Change in Recommendation and ending at 11:59 p.m., Eastern time, on such third (3rd) Business Day.

(h) The Company agrees that all references to the Company or the Company Board in this Section 5.2 shall include its Representatives, all references to the Company in this Section 5.2, shall include the Company Board and any breach of this Section 5.2 (other than immaterial breaches) by the Company Board or any Representatives of the Company or the Company Board will be deemed to be a breach of this Agreement by the Company.

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(i) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or its Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal, in each case, that the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) is required under applicable Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) under this Agreement and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) communicating in writing with any Third Party (or the Representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Third Party to the provisions of this Section 5.2; provided, however, that (A) the Company Board shall not make any Change in Recommendation except in accordance with Section 5.2(f), and (B) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this sentence must be subject to the terms and conditions of this Agreement and that nothing in the foregoing will be deemed to permit the Company or the Company Board (or an authorized committee thereof) to effect a Change in Recommendation.

Section 5.3 Preparation of Proxy Statement; Stockholders Meeting; Vote of Parent.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Stockholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and, after consultation with, and approval by, Parent (which shall not be unreasonably withheld, conditioned or delayed), file the preliminary Proxy Statement with the SEC and Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the foregoing and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. The Company shall notify Parent and Merger Sub promptly upon the receipt of any comments from the SEC or its staff or any other Government Officials and of any request by the SEC or its staff or any other Government Officials for amendments or supplements to the Proxy Statement, shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other Government Officials, on the other hand, with respect to the Proxy Statement, and if necessary, after the definitive Proxy Statement shall have been so mailed, shall promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies. The Company shall respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement; provided that, prior to responding to any comments of the SEC, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law. The Proxy Statement shall contain the Company Board Recommendation, except to the extent that the Company Board or any committee thereof shall have effected a Change in Recommendation, as permitted by and determined in accordance with Section 5.2. Parent shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement.

(b) If at any time prior to the Stockholders Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers, trustees or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and cooperate in the filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. For purposes of Section 3.23, Section 4.12 and this Section 5.3, any information concerning or related to the Company, its Affiliates or the Stockholders Meeting will be deemed to have been provided by the Company and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as reasonably practicable upon the earlier of (i) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (ii) the conclusion of any SEC review of the preliminary Proxy Statement, the Company shall, in accordance with applicable Law and the Company’s Organizational Documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholders Meeting”) for the purpose of considering and taking action upon the matters requiring stockholder approval; provided that the Company shall not be required to convene and hold the Stockholders Meeting prior to the No-Shop Period Start Date; provided, further, that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholders Meeting after consultation with Parent (A) with the consent of Parent, (B) for the absence of a quorum, (C) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholders Meeting, or (D) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided that, in the case of clauses (B), (C) and (D), without the written consent of Parent, in no event shall the Stockholders Meeting (as so postponed or adjourned) be held on a date later than the earlier of (x) thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (in the case of clause (C), excluding any adjournments or postponements required by applicable Law) and (y) one hundred twenty (120) days after the original record date for the Stockholders Meeting. The Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable upon the earlier of (i) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (ii) the conclusion of any SEC review of the preliminary Proxy Statement. Unless the Company Board or any committee thereof has withdrawn the Company Board Recommendation in compliance with Section 5.2, the Company shall, through the Company Board, recommend to holders of the Company Common Stock that they vote in favor of the Merger so that the Company may obtain the Company Stockholder Approval and the Company shall use its commercially reasonable efforts to solicit the

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Company Stockholder Approval (including by soliciting proxies from the holders of the Company Common Stock and taking all other action necessary or advisable to secure the Company Stockholder Approval). The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with Article 7, (i) the Company shall not submit to the vote of its stockholders any Acquisition Proposal and (ii) the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s stockholders shall not be affected by a Change in Recommendation.

(d) The Parent Parties shall vote, or cause to be voted, any shares of Company Common Stock beneficially owned by them or any of their respective Subsidiaries in favor of adoption of this Agreement at the Stockholders Meeting.

Section 5.4 Filings; Other Action.

(a) Each of the Company and the Parent Parties shall: (i) as promptly as practicable, if necessary, make all registrations, filings and submissions required to be made by it or otherwise advisable pursuant to applicable Antitrust Laws and other applicable Law with respect to the Merger; (ii) use reasonable best efforts to obtain the CFIUS Approval; (iii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the Transactions; and (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that, except as provided in Section 5.4(b) and Section 5.4(c), (A) without the prior written consent of Parent, in no event shall the Company pay any fee, penalty or other consideration, make any commitment or incur any Liability to any Person for any consent or approval in connection with the Transactions, and (B) in no event shall any of the Parent Parties or any of their Affiliates be required to pay any fee, penalty or other consideration, make any commitment or incur any Liability to any Person for any consent or approval in connection with the Transactions; provided, however, that Parent shall pay all filing fees payable in connection with obtaining the CFIUS Approval. In the event that any party fails to obtain any such consent or approval, the parties shall use commercially reasonable efforts to minimize any adverse effect upon the Company, Parent and their respective Affiliates and businesses that result, or which would reasonably be expected to result, after the Merger Effective Time, from the failure to obtain such consent.

(b) Except as provided in Section 5.4(c) of this Agreement, nothing in this Section 5.4 or elsewhere in this Agreement shall require the Parent Parties, Sponsors or any of their respective Affiliates to: (i) enter into any agreement or undertaking that requires the holding of direct or indirect equity interests of the Company through proxy holders or in a voting trust; (ii) diminish in any material respect the scope of Parent’s information rights with respect to the Company (other than with respect to identified matters of national security); (iii) otherwise take or commit to take any actions that would reasonably be expected to materially and adversely (x) affect one or more of the businesses, product lines or assets of Parent, its Subsidiaries, Sponsors or their respective Affiliates (other than the Acquired Companies), or (y) limit the ability of Parent, its Subsidiaries, Sponsors or their respective Affiliates (other than the Acquired Companies) to retain, one or more of their businesses, product lines or assets; (iv) implement internal controls, compliance programs, or other similar processes with respect to Parent’s, Sponsors’ or their respective Affiliates’ respective business beyond its investment in the Company (including any “portfolio company”, as such term is generally understood in the private equity industry, of either Sponsor or their respective Affiliates, but not including the Acquired Companies); or (v) commence or participate in any action, suit or other Legal Proceeding (other than regulatory proceedings with respect to the CFIUS Approval). In addition, in no event will either Sponsor or their respective Affiliates be required to provide to any Governmental Entity in connection with seeking the CFIUS Approval any material non-public information with respect to itself or its Affiliates or material non-public information with respect to its and its Affiliates’ portfolio holdings (including whether or not any such holdings exist), other than material non-public information (x) required to be provided to CFIUS under the DPA or customarily requested by any such Governmental Entity as part of seeking and obtaining approvals from CFIUS, and (y) which either Sponsor has previously provided in

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connection with seeking and obtaining prior approvals from CFIUS; provided, however, that, to the extent that any Governmental Entity requests any material non-public information with respect to either Sponsor or its Affiliates that is not required to be provided pursuant to this sentence, Parent shall cause such Sponsor to use its reasonable best efforts within the constraints imposed on it and its Affiliates by applicable Law and its and its Affiliates’ organizational documents and consistent with its and its Affiliates’ internal policies and past practices, to provide such information and, in the absence of being able to provide such information, to enter into good faith discussions with the Company and the Government Entity to provide other information, within the constraints imposed on it and its Affiliates by applicable Law and its and its Affiliates’ organizational documents and consistent with its and its Affiliates’ internal policies and past practices, that attempts to address the topic(s) of inquiry then being made by such Governmental Entity.

(c) In furtherance of the foregoing, within one (1) day after the date hereof, the parties shall jointly contact the Staff Chairperson of CFIUS to inform CFIUS of the Merger and the other Transactions, the identity of counsel to the parties and that a notice will be filed pursuant to the DPA. In connection with obtaining the CFIUS Approval in accordance with the DPA, the parties shall use reasonable best efforts to: (i) submit to CFIUS a draft joint voluntary notice as promptly as practicable (and in no event later than the date that is fifteen (15) Business Days after the date hereof); (ii) provide any information requested by CFIUS or any other Governmental Entity in connection with the CFIUS review or investigation of the Merger and the other Transactions within the timeframes set forth in the DPA; and (iii) submit to CFIUS a final joint voluntary notice as promptly as practicable following the date that CFIUS provides comments to the draft notice. In addition, the Parent Parties shall cooperate in good faith with CFIUS and use their reasonable best efforts to undertake promptly any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Legal Proceeding, the issuance of any Order, or any other action, by or on behalf of CFIUS that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger or the other Transactions, including by (A) proffering and consenting and/or agreeing to an Order or other agreement providing for the sale, divesture, license, hold separate or other disposition, contemporaneously with or subsequent to the Merger Effective Time, of any property or properties of the Acquired Companies, and (B) promptly effecting the sale, divestiture, licensing or holding separate or other disposition of any property or properties of the Acquired Companies, in each case, at such time as may be necessary to permit the lawful consummation of the Merger and the other Transactions on or prior to the End Date; provided that, in no event, will the Parent Parties be required to proffer and consent and/or agree to any Order or other agreement providing for the sale, divesture, or other disposition, contemporaneously with or subsequent to the Merger Effective Time, of any property or properties of the Acquired Companies, or effect any such sale, divestiture, or other disposition of any property or properties of the Acquired Company to the extent that any such properties or properties required to be so sold, divested, or otherwise disposed of are (1) owned by the Acquired Companies, and (2) in the aggregate, subject to Company Leases that provided, as of the end of the Company’s most recent fiscal quarter, annual base rent and interest greater than 3.0% of the Company’s aggregate annual base rent and interest as of the end of the Company’s most recent fiscal quarter. Except as contemplated by the foregoing proviso, the entry by any Governmental Entity in any Legal Proceeding of an Order permitting the consummation of the Merger and the other Transactions but requiring any of the properties of the Acquired Companies to be sold, divested or disposed of thereafter shall not be deemed a failure to satisfy any condition specified in Article 6.

(d) Without limiting the generality of anything contained in Section 5.4(a), subject to applicable Law, each party shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of (and provide copies of) any communication to or from any other Governmental Entity and keep the other parties reasonably informed regarding any substantive communications to or from a Third Party, in each case regarding the Mergers or other Transactions. Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to

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any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(e) In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Merger or the other Transactions, the Parent Parties and the Company shall use reasonable best efforts to resolve any such litigation, action or Legal Proceeding and each of the Parent Parties or the Company shall cooperate with each other and use their respective reasonable best efforts to contest any such litigation, action or Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions.

Section 5.5 Access. Upon reasonable advance written notice, the Company shall, and shall cause each of its Subsidiaries to, (a) afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Merger Effective Time, to all properties and other facilities, personnel and books and records of the Acquired Companies and, during such period, the Company shall furnish promptly to Parent all readily available information concerning the business, properties, Contracts, assets and liabilities of the Acquired Companies as Parent may reasonably request and (b) permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each of its Subsidiaries as Parent may reasonably request; provided that all such access shall be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish (including any requirements or guidelines reasonably necessary in response to or related to COVID-19); provided, further, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information for the purpose of allowing the Parent Parties or their respective Representatives to collect samples of soil, vapor, air, water, groundwater or building materials (and the Parent Parties and their respective Representatives shall be prohibited from performing the same without the prior written consent of the Company), nor shall the Acquired Companies be required to permit any inspection or other access, or to disclose any information, to the extent that the Company believes in good faith that doing so would be reasonably likely to: (i) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy to a Third Party; (ii) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine, and in any such event, the parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements; (iii) violate any Law; or (iv) materially interfere with the conduct of the Acquired Companies’ business (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above with respect to the provision of access to information or personnel by electronic means if, and to the extent, physical access is not reasonably feasible as a result of COVID-19 or any COVID Measures or would not be permitted under applicable Law. No investigation pursuant to this Section 5.5 shall affect or be deemed to qualify, modify or limit any representation or warranty in this Agreement of any party or any condition to the obligations of the parties. All requests for access pursuant to this Section 5.5 must be directed to the Chief Executive Officer of the Company or another Person designated in writing by the Company. Notwithstanding anything herein to the contrary, the Parent Parties shall not, and shall cause their Representatives not to, contact any customers or tenants in connection with the Merger or any of the other Transactions without the Company’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). All information obtained

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by Parent and its Representatives pursuant to this Section 5.5 shall be treated as “Evaluation Material” of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 5.6 Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Merger Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.7 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent may be granted or withheld by any party in its sole and absolute discretion; provided, however, that (except with respect to any public disclosure or statement that includes a reference to or otherwise identifies any direct or indirect investor in Parent, which shall require the prior approval of Parent in all instances, which approval may be granted or withheld by any party in its sole and absolute discretion) (i) a party may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of NYSE if it has provided the other party with an opportunity to review and comment (and the parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement, and (ii) the Company will not be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (2) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, made in accordance with Section 5.2.

Section 5.8 Other Employee Benefits.

(a) For a period of twelve (12) months after the Closing Date, Parent shall cause the Surviving Entity to provide to each employee of the Acquired Companies who continues employment with the Surviving Entity or any of its controlled Affiliates following the Merger Effective Time (each, a “Continuing Employee”) (for so long as such Continuing Employee remains employed with the Surviving Entity or any controlled Affiliate of the Surviving Entity) with (i) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such Continuing Employee immediately prior to the Merger Effective Time, and (ii) other compensation and benefits (including severance benefits, paid-time off and health insurance, but excluding equity-based compensation, long-term incentive compensation, retention bonuses or payments, defined benefit pension plans, retiree health and welfare benefits and any post-termination or post-employment health benefits) that are substantially comparable, in the aggregate, to the other compensation and benefits provided to each such Continuing Employee immediately prior to the Merger Effective Time.

(b) Parent shall cause the Surviving Entity to ensure that, as of the Merger Effective Time, each Continuing Employee receives full credit (for purposes of eligibility, vesting, and entitlement to benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of the Surviving Entity and any of its controlled Affiliates, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. With respect to each health or welfare benefit plan maintained by the Surviving Entity or any of its controlled Affiliates for the benefit of Continuing Employees, Parent shall cause the Surviving Entity to, (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such

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Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by the Surviving Entity or any of its controlled Affiliates, as applicable, for the plan year in which the Merger Effective Time occurs.

(c) From and after the Closing Date, Parent shall cause the Surviving Entity and its controlled Affiliates to honor, in accordance with its terms, each Company Benefit Plan (other than any equity-based plan) and each other existing (as of immediately prior to the Merger Effective Time) employment, bonus, change in control, retention, severance and termination protection plan, policy or agreement of or between the Acquired Companies and any current or former officer, director or employee of that company, in each case as set forth on Section 5.8(c) of the Company Disclosure Schedule. Parent acknowledges and agrees that the Transactions shall constitute a “change in control” for purposes of each Company Benefit Plan that uses such term or a similar term, including, without limitation, those agreements identified on Section 5.8(c) of the Company Disclosure Schedule.

(d) If directed by Parent in writing at least ten (10) Business Days prior to the Merger Effective Time, the Company shall terminate any and all Company Benefit Plans intended to satisfy the requirements of Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Merger Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(e) Nothing in this Section 5.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent the Surviving Entity from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with the Surviving Entity or any of its controlled Affiliates, or (iv) create any third-party beneficiary rights in any employee of any Acquired Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Company, the Surviving Entity or any of their Affiliates or under any benefit plan which the Company, the Surviving Entity or any of their Affiliates may maintain.

Section 5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) The Company shall bind, effective at the Merger Effective Time, extended coverage under the Company’s officers’ and directors’ liability insurance by obtaining prepaid “tail”/extended reporting period coverage for the Company’s existing officers’ and directors’ liability insurance policies (accurate and complete copies of which have been made available to Parent), or with other insurers on terms and conditions no less favorable to the insureds than such existing insurance, which provides such Persons currently covered by such insurance with coverage for an aggregate period of six (6) years from and after the Merger Effective Time with respect to claims arising from facts or events that occurred on or before the Merger Effective Time; provided, however, that in satisfying its obligation under this Section 5.9(a), neither Parent nor the Surviving Entity shall be obligated to pay an aggregate amount for such “tail” insurance in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Maximum Amount”) and if such aggregate amount for such “tail” insurance would exceed the Maximum Amount, then the Company shall obtain the most advantageous “tail” insurance available at an aggregate amount equal to the Maximum Amount; provided, further, that the Company shall reasonably cooperate and consult with Parent prior to the purchase of such “tail” insurance. If Parent can procure such “tail” insurance on superior terms or on equivalent terms, with insurers of equal or better A.M. Best financial strength ratings and outlooks and with full continuity, but at a lower net price, as compared to any such insurance that may be procured by the Company, then Parent may obtain such insurance bound and effective as of the Merger Effective Time, in which case the Company shall not obtain such insurance. Should Parent wish to exercise this option to place the tail insurance, it must both provide the Company with notice of its intent to exercise this option and provide the complete terms (including the runoff

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endorsement) of all such proposed policies to the Company, no later than twenty-five (25) days prior to the Merger Effective Time for review and approval by the Company (such approval not to be unreasonably withheld). For clarity, any such insurance placed by Parent shall (i) not insure Parent, (ii) not require any warranty or similar statements, and (iii) have full continuity for the pre-Merger Effective Time period. The Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain such insurance in full force and effect for its full term and continue to honor the obligations thereunder.

(b) From and after the Merger Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify and hold harmless each individual who at the Merger Effective Time is, or at any time prior to the Merger Effective Time was, a trustee, director or officer of the Company or any Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 5.9(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such trustee, director or officer of any of the Acquired Companies or otherwise in connection with any action taken or not taken at the request of any of the Acquired Companies at, or at any time prior to, the Merger Effective Time, or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a trustee, director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan) at, or at any time prior to, the Merger Effective Time, in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Merger Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; provided that Parent and the Surviving Entity shall not be (x) liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) obligated under this Section 5.9(b) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Legal Proceeding except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such Legal Proceeding; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (1) each indemnification agreement set forth on Section 5.9(b) of the Company Disclosure Schedule and in effect as of the date hereof between the Company and any Indemnified Party; and (2) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Organizational Documents of the Acquired Companies as in effect on the date hereof. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 5.9. Parent’s and the Surviving Entity’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from and after the Merger Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Entity, then, and in each such case Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.9.

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(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to advancement, indemnification or contribution that any such individual may have under any Organizational Documents, by Contract or otherwise. The obligations of Parent and the Surviving Entity under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 5.9). Nothing in this Agreement, including this Section 5.9, is intended to, shall be construed to, or shall release, waive or impair any rights to any insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies, or impair or limit any other rights an Indemnified Party may have to indemnification, advancement, or exculpation pursuant to applicable Law, written agreements, or current or former Organizational Documents.

Section 5.10 Section 16 Matters. Prior to the Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any shares subject to Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.11 Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate in the defense, negotiation, and settlement of, any Transaction Litigation brought or, to the Knowledge of the Company, threatened in writing, shall keep Parent reasonably informed with respect to the status thereof and shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall give Parent and its Representatives a reasonable opportunity to review, and shall consider in good faith all reasonable comments, on all material filings or responses to be given to any Third Party or Governmental Entity in connection therewith. None of the Acquired Companies shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation unless Parent shall have consented in writing (such consent not to be unreasonably conditioned, withheld or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Merger Effective Time, the Indemnified Parties shall be entitled to continue to retain DLA Piper LLP (US) or such other counsel selected by such Indemnified Parties prior to the Merger Effective Time to defend any Transaction Litigation.

Section 5.12 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the initial proceeds of the Financing at or prior to the Closing on the terms and subject to the conditions set forth in the Financing Commitments (including any “flex” provisions), including using, and causing their respective Affiliates to use, reasonable best efforts to execute and deliver all such documents and instruments as may be reasonably required thereunder and to:

(i) comply with and maintain in full force and effect the Financing and the Financing Commitments (and, once entered into, the Debt Financing Agreements (as defined below) until the earlier of (A) the date that this Agreement is terminated in accordance with the terms hereof and (B) the date that such Financing is funded in the amount required to be funded at Closing, in each case in accordance with the terms and conditions thereof, and negotiate and enter into (or cooperate with the Company to cause the applicable Acquired Companies to enter into (so long as such agreements are not effective as to any Acquired Companies prior to the Closing)) definitive financing agreements with respect to the Debt

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Financing on the terms and conditions set forth in the Debt Financing Documents (including any “flex” provisions) or on other terms (1) permitted under this Section 5.12, or (2) otherwise satisfactory in form and substance to the Company (such definitive agreements, the “Debt Financing Agreements”) so that the Debt Financing Agreements are in full force and effect no later than the Closing;

(ii) satisfy, or obtain the waiver of, as promptly as practicable and on a timely basis (and in any event, no later than the Closing) all conditions to the Debt Financing contemplated by the Debt Commitment Letter and Debt Financing Agreements that relate to Parent and Merger Sub or are within its or their control; and

(iii) cause the parties to the Equity Commitment Letters to fund the Equity Financing and the Debt Financing Sources to fund the Debt Financing, in each case no later than the Closing (including by enforcing its rights under the Financing Commitment Letters and/or Debt Financing Agreements, as applicable, in the event of a breach by the parties to the Equity Commitment Letters or the Debt Financing Sources under the Financing Commitments or the Debt Financing Agreements).

(b) None of Parent or Merger Sub shall agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or Debt Financing Agreement, without the prior written consent of the Company, if such amendment, supplement, modification, replacement, or waiver would (i) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom) to be funded at Closing to an amount (in the aggregate with all amounts to be made available in respect of all Financings at Closing and together with all available cash of Parent and its Subsidiaries) less than the Funding Obligations, (ii) impose new or additional conditions or contingencies to the receipt of the initial funding of the Financing, or otherwise expand, amend or modify any of the existing conditions to the receipt of the initial funding of the Financing, in the case of each of the foregoing, in a manner that would reasonably be expected to delay, impede or prevent the initial funding of the Financing (or satisfaction of the conditions to obtaining any portion of the initial funding of the Financing) at the Closing, (iii) impair the ability or likelihood of the Closing or Parent and/or Merger Sub to timely consummate the Transactions (including by requiring any additional filings, consents or approvals of any Governmental Entity that are otherwise not required to consummate the Merger pursuant to requirements of Law or the terms of this Agreement), or (iv) adversely impact the ability of Parent, Merger Sub or any of their respective Affiliates to enforce their respective rights against the other parties to the Financing Commitments or the Debt Financing Agreements; provided, however, subject to compliance with the other provisions of this Section 5.12, Parent, Merger Sub or their respective Affiliates may amend, modify, supplement or waive any provision of any Debt Financing Document or any Debt Financing Agreement without the prior written consent of the Company (A) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Documents as of the date hereof, or (B) to implement any “flex” provisions applicable thereto. Parent and Merger Sub shall not (1) agree to the withdrawal, termination, repudiation or rescission of any Financing Commitment without the prior written consent of the Company, or (2) consent to the release or termination of the commitments or obligations of any Debt Financing Source under the Debt Commitment Letter, in each case, unless (x) such Financing Commitment is contemporaneously replaced with a new Financing Commitment that complies with the first sentence of this Section 5.12(b), (y) the Closing has occurred and the Merger has been consummated, or (z) this Agreement has been terminated in accordance with its terms. Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment in accordance with this Section 5.12(b), Parent shall promptly deliver to the Company a true, correct and complete (except as provided below in relation to the Fee Letters) copy of each Debt Financing Agreement and each amendment, supplement, modification, replacement or waiver to any Financing Commitment or any Debt Financing Agreement (in the case of any Fee Letter or amendment, supplement, modification, replacement or waiver of any Fee Letter, redacted in a manner consistent with Recital D above) and references herein to “Financing Commitments,” “Debt Commitment Letter,” “Debt Financing Documents”, “Equity Commitment Letters”, “Fee Letters”, “Financing Commitment Letters” and “Debt Financing Agreements” shall include and mean such documents, as amended, supplemented, modified, replaced or waived in compliance with this Section 5.12(b), as applicable, and references to “Financing,” “Debt Financing,” and “Equity Financing” shall

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include and mean the financing contemplated by the Financing Commitments or Debt Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 5.12(b), as applicable.

(c) In the event that (i) all or any portion of the Debt Financing expires, terminates, becomes or could reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the applicable Debt Commitment Letter, or (ii) the Debt Commitment Letter or the Debt Financing Agreements shall be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, (A) Parent shall promptly so notify the Company in writing, and (B) Parent shall use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources with terms and conditions to initial funding (including market flex provisions) that is (1) not less favorable in any material respect to Parent than the terms and conditions set forth in the applicable Debt Commitment Letter and which shall not include any conditions or contingencies to the initial funding of the Debt Financing not otherwise included in the Debt Commitment Letter as of the date hereof or include any provision that would reasonably be expected to materially delay or prevent the effectiveness or initial funding of the Financing (or satisfaction of the conditions to obtaining any portion of the initial funding of the Financing) at the Closing or materially impair the ability or likelihood of the Closing or Parent and/or Merger Sub to timely consummate the Merger and the other Transactions, or (2) satisfactory to Company and Parent (the “Alternative Financing”), in an amount in the aggregate for all such Alternative Financings sufficient to consummate the Transactions contemplated by this Agreement at Closing (or replace any unavailable portion of the Debt Financing necessary to consummate the Transactions contemplated by this Agreement at Closing). In the event any Alternative Financing is obtained and any new debt commitment letters are entered into in accordance with this Section 5.12(c) (each such letter, an “Alternative Financing Debt Commitment Letter”), Parent shall promptly deliver a copy thereof to the Company (it being understood that any fee letters related thereto may be redacted in the same manner as the fee letters delivered on or prior to the date of this Agreement) and references herein to “Financing Commitments”, “Debt Commitment Letter”, “Debt Financing Documents”, and “Financing Commitment Letters” shall be deemed to include any Alternative Financing Debt Commitment Letter to the extent then in effect, references herein to “Fee Letters” shall be deemed to include any fee letters in respect of such Alternative Financing Debt Commitment Letter, and references herein to “Financing” or “Debt Financing” shall include the debt financing contemplated by such Alternative Financing Debt Commitment Letter. Parent and Merger Sub shall be subject to the same obligations with respect to any Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(d) Parent or Merger Sub shall (i) give the Company prompt written notice of (A) any default, breach or threatened default or breach by any party to any of the Financing Commitments or the Debt Financing Agreements or (B) any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission of any of the Financing Commitments or the Debt Financing Agreements, in the case of clauses (A) and (B), of which Parent or any of its Affiliates or their respective Representatives (in the case of the Representatives, to the extent of Parent’s Knowledge thereof) becomes aware, (ii) notify the Company promptly if for any reason Parent, Merger Sub or their respective Affiliates no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments, and (iii) promptly provide any updates reasonably requested in writing by the Company with respect to the status of Parent’s efforts to arrange and finalize the Financing (or any Alternative Financing). In no event shall Parent or any of its Affiliates be required to provide access to or disclose information that Parent or any of its Affiliates reasonably determines could jeopardize any privilege that may be asserted by, conflict with any confidentiality requirements applicable to, or violate any applicable Law applicable to, Parent or any of its Affiliates.

(e) Parent acknowledges and agrees that it shall be fully responsible for the Equity Financing and Parent shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including using reasonable best efforts to take all actions necessary to (i) comply with the terms of and maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions and obligations in such Equity Commitment Letters, and

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(iii) consummate and fund the Equity Financing at or prior to the Closing. Parent further agrees that it shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the Equity Commitment Letters.

(f) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing (including the Alternative Financing) is a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing (including the Alternative Financing), subject to the applicable conditions set forth in Article 6.

Section 5.13 Financing Cooperation.

(a) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries and its and its Subsidiaries’ Representatives to use reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and customary in connection with the Debt Financing, the assumption or continuance after the Closing Date of any Indebtedness (including unfunded commitments in respect thereof) of any Acquired Companies, including with respect to obtaining the Noteholder Consent and Rating Condition (as defined below) (collectively, the “Assumption Transactions”), and other financing or refinancing transactions, which shall include using reasonable best efforts to:

(i) upon reasonable notice, arrange or participate in a reasonable number of meetings (electronic, telephonic or in person) and presentations with existing and/or prospective lenders, the applicable rating agencies, the Master Indenture Trustee, the back-up manager and any other Third Party necessary or desirable to engage with in connection with the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions, at reasonable times and locations mutually agreed;

(ii) assist with the preparation of materials for information memoranda, internal presentations, committee meeting agendas and similar documents reasonably necessary in connection with the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions;

(iii) furnish Parent reasonably promptly with the financial statements of the Company and other financial information relating to the Acquired Companies as set forth in Section 5.13(a)(iii) of the Company Disclosure Schedule and otherwise of the type that would reasonably be required by Regulation S-X or Regulation S-K promulgated under the Securities Act for a public offering of securities of the Company (subject to the immediately following proviso, the “Required Financial Information”); provided, however, that in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide projections or information of a forward-looking nature or of a general or industry specific nature;

(iv) assist with the preparation of the definitive loan documentation contemplated by the Debt Commitment Letter (including schedules) and prepare the documentation required to evidence the Assumption Transactions and any other financing or refinancing transactions, including executing and delivering any customary guarantee, pledge and security documents, amendments, consents, required certifications (including a solvency certificate signed by the chief financial officer, chief accounting officer, or other officer with equivalent duties of the Company to the extent such officer will have such title on the Closing Date after giving effect to the Merger), lender or noteholder solicitations and/or other notices, offers or communications required to be made to any applicable third parties in connection with the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions (provided that any such documents or agreements and any obligations contained in such documents applicable to the Acquired Companies shall be effective no earlier than as of the Merger Effective Time);

(v) provide to Parent at least five (5) Business Days prior to the Closing Date a Beneficial Ownership Certification under 31 C.F.R. 1010.230 and all documentation and other information with

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respect to the Acquired Companies required by regulatory authorities under applicable “know your customer”, anti-money laundering, beneficial ownership and other similar rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing Date;

(vi) provide to Parent and the arrangers in respect of the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions, customary authorization letters with respect to bank or investor information memoranda with respect to information provided by the Company for inclusion therein;

(vii) provide to Parent or any other Third Party (at the reasonable request of Parent) in connection with the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions, certificates, affidavits or other documents that are customary in similar transactions that will be effective no earlier than as of the Merger Effective Time (or the effectiveness of which is otherwise conditioned upon the effectiveness of the Closing);

(viii) furnish Parent reasonably promptly with financial information relating to the Acquired Companies reasonably required in connection with the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions, and to assist Parent in connection with the preparation of any pro forma financial information and financial statements as may be required in connection therewith; provided, however, that neither the Company nor any Affiliate of the Company shall be responsible in any manner for information relating to the proposed debt and equity capitalization that may be provided in any such pro forma financial information or financial statements; and

(ix) (A) cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Acquired Companies, the termination of commitments (whether drawn or undrawn) in respect of existing Indebtedness of the Acquired Companies, the termination of all agreements, documents and filings in respect of each of the foregoing, and the automatic release of related Liens upon the repayment in full of such Indebtedness, in each case as of, and subject to the occurrence of, the Closing, (B) deliver notices of prepayment and termination in respect of Indebtedness of the Acquired Companies and commitments therefor within the time periods required by the applicable agreements in respect of such Indebtedness and commitments as are reasonably requested by Parent, and (C) deliver such customary payoff letters (substantially final drafts of which will be provided at least three (3) Business Days prior to the Closing Date), and defeasance and other documentation related to the foregoing as are reasonably requested by Parent, including release documents and other customary documentation necessary to release Liens securing, and guarantees of, any Indebtedness and commitments in respect thereof (provided, that in the case of clauses (B) and (C), the Company shall not be required to deliver any notices, commitments or other documents that are not conditioned on, and subject to the occurrence of, the Closing).

(b) Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under Section 5.13(a) that: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) causes any covenant, representation or warranty in this Agreement to be breached (unless waived by Parent in writing); (iii) causes any closing condition set forth in Article 6 to fail to be satisfied or otherwise causes the breach of this Agreement (unless waived by Parent in writing) or any Company Material Contract to which any of the Acquired Companies is a party not entered into in contemplation of the obligation of the Company and its Subsidiaries under Section 5.13(a); (iv) requires the Acquired Companies to incur any Liability (including any commitment fees and expense reimbursement) in connection with the Debt Financing, the Assumption Transactions or any other financing or refinancing transactions prior to the Closing, except for costs, expenses and fees that are reimbursable pursuant to Section 5.13(e) as provided below; (v) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing, the Assumption Transactions or any other financing or refinancing transactions (other than customary authorization letters with respect to bank information memoranda and customary authorization letters, issuer orders or similar documents necessary or required by the Master Indenture Trustee to obtain the

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Noteholder Consent and Rating Condition) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing, the Assumption Transactions and/or and any other financing or refinancing transactions are obtained, in the case of the foregoing, that would become effective prior to the Closing (or that is not conditioned upon the effectiveness of the Closing); (vi) requires the Acquired Companies to give any legal opinion or other opinion of counsel (except as may be required or requested by the Master Indenture Trustee or the Rating Agency (as such term is defined in the Master Servicing Agreement) in connection with the Noteholder Consent and Rating Condition); (vii) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product; provided that the Company shall, and shall cause its Subsidiaries and Representatives to, use reasonable best efforts to provide such information that does not violate such obligations or privilege and notify Parent as to what information is being covered by such obligations or privilege in a manner that would not reasonably be expected to jeopardize such obligations or privilege; (viii) requires the Acquired Companies to take any action that is prohibited or restricted by, or will conflict with or violate, its Organizational Documents (unless pursuant to any modification effective no earlier than as of the Closing Date); (ix) results in any officer or director of the Acquired Companies incurring personal Liability with respect to any matter relating to the Debt Financing, the Assumption Transactions and/or and any other financing or refinancing transactions or requires any officer, trustee, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, trustee, director or other Representative reasonably believes, in good faith, contains any untrue certifications; or (x) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement. In no event shall the Company be in breach of Section 5.13(a) because of the failure to deliver any financial or other information that is not reasonably available to the Acquired Companies or within the Acquired Company’s reasonable control to obtain. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 5.13(a) and Section 5.13(d) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing, the Assumption Transactions and any other financing or refinancing transactions. Parent and Merger Sub agree that any information regarding the Acquired Companies or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with the marketing of the Debt Financing prior to the Closing shall be subject to the prior review of the Company.

(c) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies.

(d) Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries and its Subsidiaries’ Representatives to use reasonable best efforts to, in each case at Parent’s sole expense, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain the consent of the “Requisite Global Majority” to a “Change of Control” of the Company (as each such term is defined in the Master Servicing Agreement), and (ii) obtain the “Rating Condition” from each applicable “Rating Agency” (as each such term is defined in the Master Servicing Agreement) pursuant to the Master Indenture and the Master Servicing Agreement, in each case, such that the consummation of the Transactions does not result in a “Servicer Replacement Event” (as such term is defined in the Master Servicing Agreement) or a breach of the Master Servicing Agreement (such consent of the Requisite Global Majority and such Rating Condition, collectively, the “Noteholder Consent and Rating Condition”) and provide copies of the Noteholder Consent and Rating Condition in form and substance acceptable to Parent.

(e) Parent and Merger Sub, on a joint and several basis, shall (i) reimburse the Acquired Companies upon written demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees) (other than in connection with the preparation of customary historical and ordinary course financial statements and/or with respect to information or materials in the possession or control of any of the Acquired Companies) incurred by the Acquired Companies and their respective Representatives in connection with the cooperation and other obligations under this Section 5.13, in

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each case on the earlier of the Closing and the termination of this Agreement in accordance with Article 7, and (ii) indemnify, defend and hold harmless the Acquired Companies and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all documented out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing (including any Alternative Financing), the Assumption Transactions and any other financing or refinancing transactions, and obtaining the Noteholder Consent and Rating Condition, and any information used in connection therewith (other than with respect to information related to the Acquired Companies or their Affiliates provided by any Financing Indemnitee) and, in each case, except to the extent such costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities are suffered or incurred as a direct result of bad faith, gross negligence or willful misconduct by any Financing Indemnitee as determined by a court of competent jurisdiction in a final judgment not subject to further appeal. This Section 5.13(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced (x) following any termination of this Agreement, by the Acquired Companies, and (y) following consummation of the Merger and the Closing or any termination of this Agreement, by Affiliates and Representatives of the Acquired Companies, in each case, who are each third-party beneficiaries of this Section  5.13(e).

Section 5.14 Confidentiality. Each of the Parent Parties hereby acknowledges and agrees to continue to be bound by the Confidentiality Agreement. All information provided by or on behalf of the Acquired Companies pursuant to this Agreement (including in connection with the Debt Financing or the Equity Syndication) will be kept confidential in accordance with the Confidentiality Agreement; provided, however, that the Parent Parties and their respective Representatives may disclose such information to any financing sources or prospective financing sources that (a) may become parties to the Debt Financing or (b) may become Applicable Investors (and, in each case, to their respective Affiliates, counsel, auditors and other Representatives), in each case, so long as each such Person (i) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (ii) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a third-party beneficiary.

Section 5.15 Distribution by Company of REIT Taxable Income. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, any of the Company and its Subsidiary REITs may declare and pay a dividend to its stockholders distributing cash in such amounts determined by the Company in its sole discretion to be required to be distributed in order for the Company or the Subsidiary REIT to qualify as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise Tax by the Company or the Subsidiary REIT. If the Company declares a distribution to its stockholders pursuant to this Section 5.15, the Merger Consideration shall be decreased by an amount equal to such distribution.

Section 5.16 Certain Tax Matters.

(a) The Company shall take such actions as are reasonably necessary to ensure that the Company and any Subsidiary REIT (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for the current taxable year and, if the Closing Date occurs in 2023, its 2023 taxable year, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code. Prior to the Closing Date, the Company shall promptly notify Parent if the Company becomes aware of any issue that it believes would adversely impact the maintenance of the REIT status of the Company and its Subsidiary REITs for the Company’s 2022 taxable year and, if the Closing Date occurs in 2023, the Company’s 2023 taxable year, or would result in material Tax under Section 857(b) or 4981 of the Code and cooperate and consult in good faith with Parent with respect thereto.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent. Parent and the Company shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.

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(c) Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Acquired Company, Parent, Merger Sub, the Surviving Entity, or any Affiliate or stockholder thereof (including with respect to the Transactions).

(d) The Company shall use commercially reasonable efforts to provide cooperation to Parent regarding modifications to the structure of the Transactions that Parent reasonably requests, including such modifications that are intended to mitigate, reduce, or eliminate any Transfer Tax or other Tax that may be borne by any Acquired Company, Parent, Merger Sub, the Surviving Entity, any Affiliate thereof, or any direct or indirect owner of Parent (which, by way of example, may include the transfer of one or more assets or equity interests in one or more Subsidiaries to one or more designees of Parent immediately prior to the Closing); provided that (i) any such changes do not have an adverse effect on the Company or its stockholders, including any adverse effect on the time by which the Merger may be consummated, (ii) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any Organizational Document of any Acquired Company, (B) any Company Material Contract, or (C) applicable Law, (iii) any such modifications or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto (other than customary and reasonable joinder agreements), shall be contingent upon all of the conditions set forth in Article 6 having been satisfied (or, with respect to Section 6.2, waived) and receipt by the Company of a written notice from Parent to such effect and that the Parent Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in this Section 5.16(d) will be deemed to have occurred prior to the Closing), (iv) such modifications (or the inability to complete such modifications) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration, and (v) neither the Company nor any of its Subsidiaries shall be required to take any such action that could adversely affect the classification of the Company as a REIT, or would reasonably be expected to adversely affect the intended tax treatment of the Transactions. Such modifications shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.16(d). The Company shall not be deemed to have made a Change in Recommendation or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in accordance with this Section 5.16(d).

(e) Parent and Merger Sub shall, on a joint and several basis, (i) reimburse the Company for any out-of-pocket costs incurred by any Acquired Company in connection with the cooperation under Section 5.16(d), and (ii) indemnify, defend and hold harmless the Acquired Companies, their Affiliates and their respective Representatives from and against any and all documented out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with performing their obligations under Section 5.16(d), except to the extent such costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities are suffered or incurred as a direct result of bad faith, gross negligence or willful misconduct by the Acquired Companies, their Affiliates or their respective Representatives as determined by a court of competent jurisdiction in a final judgment not subject to further appeal. This Section 5.16(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced (x) following any termination of this Agreement, by the Acquired Companies, and (y) following consummation of the Merger and the Closing or any termination of this Agreement, by Affiliates and Representatives of the Acquired Companies, in each case, who are each third-party beneficiaries of this Section 5.16(e).

(f) Prior to the Closing, the Company shall deliver to Parent a duly completed and executed IRS Form W-9 with respect to the Company, dated as of the Closing Date.

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Section 5.17 Stock Exchange Delisting; Deregistration. Prior to the Merger Effective Time, the Company and, following the Merger Effective Time, Parent and the Surviving Entity, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the shares of Company Common Stock from the NYSE as promptly as practicable after the Merger Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 5.18 Takeover Statutes. The Company shall not take any action that would cause the Transactions, including the Merger, to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other Transactions, each of the Company and Parent, as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.19 Equity Syndication.

(a) Following the No-Shop Period Start Date, the Parent Parties, the Sponsors and their respective Affiliates may, at Parent’s expense, solicit, negotiate and enter into investment agreements with potential equity investors in Parent and/or a direct or indirect subsidiary or holding company of Parent (the “Equity Syndication”); provided, that, no equity investor may be included, directly or indirectly, in any such Equity Syndication if any of the following results or would be reasonably likely to result from the contemplated investment (the “Applicable Investment”) by such equity investor (the “Applicable Investor”), other than, in each case, in de minimis respects: (i) the imposition of new, or additional, conditions to the Closing, diminution of the likelihood of the Closing occurring, or adverse impact on the Debt Financing, (ii) any delay of the Closing (including any delay in filing for, or obtaining, the CFIUS Approval), or (iii) any adverse impact on the likelihood of receiving any required consents from any Governmental Entity in connection with the Transactions (including, for the avoidance of doubt, pursuant to Section 5.4); provided, further, that in no event shall any Applicable Investment result in (A) any Person or group (as defined under the Exchange Act), other than the Sponsors (or their respective controlled Affiliates) (or, in the case of Merger Sub, Parent), directly or indirectly owning beneficially or of record more than forty percent (40)% of either the voting or economic interests in Parent or Merger Sub, or (B) the Sponsors (and their respective controlled Affiliates) (or, in the case of Merger Sub, Parent) directly or indirectly owning beneficially or of record less than sixty percent (60)% of each of the voting and economic interests in Parent or Merger Sub, or otherwise ceasing to retain (or result in any other Person or group of Persons obtaining), through voting securities or any other direct or indirect contractual or governance arrangement, control of the majority of the board of directors (or applicable governing body or entity), or the power to exercise a controlling influence over the management or policies, of Parent or Merger Sub or any Person controlling the foregoing. Parent shall provide the Company with reasonable advance notice and reasonable access to information in connection with any Applicable Investor or Applicable Investment and, promptly upon request by the Company, provide to the Company such information regarding any Applicable Investor or Applicable Investment as the Company may reasonably request. The Company shall use commercially reasonable efforts to provide, and shall cause each of its Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to provide, to the Parent Parties cooperation reasonably requested and customary in connection with the Equity Syndication; provided, however, that the Company shall not be required to provide, or cause its Subsidiaries or its and their respective Representatives to provide, cooperation under this Section 5.19 that: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) causes any covenant, representation or warranty in this Agreement to be breached (unless waived by Parent in writing); (iii) causes any closing condition set forth in Article 6 to fail to be satisfied or otherwise causes the breach of this Agreement (unless waived by Parent in writing) or any Company Material Contract to which any of the Acquired Companies is a party; (iv) requires the Acquired Companies to incur any Liability in connection with the Equity Syndication prior to the Closing; (v) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any

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agreement, document, certificate or instrument or adopt any resolutions with respect to the Equity Syndication; (vi) requires the Acquired Companies to give any legal opinion or other opinion of counsel; (vii) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product; (viii) requires the Acquired Companies to take any action that is prohibited or restricted by, or will conflict with or violate, its Organizational Documents; (ix) results in any officer or director of the Acquired Companies incurring personal Liability with respect to any matter relating to the Equity Syndication or requires any officer, trustee, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, trustee, director or other Representative reasonably believes, in good faith, contains any untrue certifications; or (x) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement.

(b) Parent and Merger Sub shall, on a joint and several basis, (i) reimburse the Company for any out-of-pocket costs incurred by any Acquired Company in connection with any Equity Syndication, and (ii) indemnify, defend and hold harmless the Acquired Companies, their Affiliates and their respective Representatives from and against any and all documented out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with any Equity Syndication and any information utilized in connection therewith, except to the extent such costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities are suffered or incurred as a direct result of bad faith, gross negligence or willful misconduct by the Acquired Companies, their Affiliates or their respective Representatives as determined by a court of competent jurisdiction in a final judgment not subject to further appeal. This Section 5.19(b) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced (x) following any termination of this Agreement, by the Acquired Companies, and (y) following consummation of the Merger and the Closing or any termination of this Agreement, by Affiliates and Representatives of the Acquired Companies, in each case, who are each third-party beneficiaries of this Section 5.19(b).

(c) Parent shall deliver to the Company (i) written notice of the completion of the Equity Syndication promptly (and in any event within 24 hours) and (ii) a true, correct and complete schedule setting forth the record and beneficial ownership interests of Parent no later than two (2) Business Days following the completion of the Equity Syndication. Notwithstanding the entry into or consummation of any Equity Syndication, the Equity Commitment Letters shall remain in full force and effect (it being agreed that no Equity Syndication shall in any way reduce or otherwise limit the aggregate commitment or any obligations or liability under the Equity Commitment Letters of the parties thereto).

ARTICLE 6

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to the Obligations of Each Party. The obligations of each party to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by each of Parent and the Company, on or prior to the Closing, of the following conditions:

(a) the Company Stockholder Approval shall have been obtained; and

(b) no temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise restricts or prohibits consummation of the Merger.

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Section 6.2 Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Merger is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a) (i) other than the representations and warranties set forth in Section 3.1 (Organization and Good Standing; Subsidiaries), Section 3.3 (Capitalization), Section 3.16 (Authority; Binding Nature of Agreement), Section 3.17 (Vote Required), Section 3.20 (Brokers) and Section 3.22 (Takeover Statutes), the representations and warranties of the Company set forth in Article 3 of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that have not had, and would not have, a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.1 (Organization and Good Standing; Subsidiaries), Section 3.3 (Capitalization) (other than Section 3.3(a)), Section 3.16 (Authority; Binding Nature of Agreement), Section 3.17 (Vote Required), Section 3.20 (Brokers) and Section 3.22 (Takeover Statutes) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (iii) the representations and warranties set forth in Section 3.3(a) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty in Section 3.3(a) expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure to be true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, any Parent Party and their Affiliates, individually or in the aggregate, that is more than $1,000,000;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) since the date hereof, there shall not have occurred any Company Material Adverse Effect;

(d) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(e) Parent shall have received a tax opinion of DLA Piper LLP (US) (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Acquired Companies, and which may contain such changes or modifications from the language set forth on such exhibit as may be deemed reasonably necessary or appropriate by DLA Piper LLP (US), or the applicable REIT counsel, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed) to the effect that beginning with its taxable year ended December 31, 2011 and through and including its short taxable year that ends on the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

(f) the parties shall have obtained CFIUS Approval.

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Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a) the representations and warranties of the Parent Parties set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date);

(b) the Parent Parties shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section  6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. None of the Parent Parties, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, upon prior written notice to the other party;

(i) if the Merger shall not have occurred on or before 11:59 p.m., Eastern time, on March 31, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party if the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such party set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date;

(ii) if, prior to the Merger Effective Time, any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Company Stockholder Approval has not been obtained upon a vote taken at the Stockholders Meeting (or any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party if the failure to receive the Company Stockholder Approval was primarily due to the failure of such party (and, in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

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(c) by Parent, upon prior written notice to the Company:

(i) if there has been a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Company set forth in this Agreement, in each case, that would cause any of the conditions set forth in Section 6.1 and Section 6.2 not to be satisfied (a “Company Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of thirty (30) days following written notice thereof from Parent to the Company and two (2) Business Days before the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 7.1(c)(i); or

(ii) if (A) at any time prior to receipt of the Company Stockholder Approval, the Company Board shall have effected a Change in Recommendation, or (B) any Acquired Company enters into any Alternative Acquisition Agreement; or

(d) by the Company, upon prior written notice to Parent:

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Parent Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied (a “Parent Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of thirty (30) days following written notice thereof from the Company to Parent and two (2) Business Days before the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 7.1(d)(i);

(ii) if, prior to the Company Stockholder Approval, the Company Board shall have effected a Change in Recommendation in respect of a Superior Proposal, in respect of which the Company has complied in all respects with Section 5.2 (other than any non-compliance that was immaterial and unintentional), and the Company Board has approved, and concurrently with such termination the Company enters into, a definitive agreement providing for the implementation of such Superior Proposal, but only if the Company is not then in breach of Section 5.2; provided that such termination shall not be effective until the Company has paid in full the Company Termination Fee in accordance with Section 7.3(b); or

(iii) if (A) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied or waived by Parent, (B) on or after the date the Closing should have occurred pursuant to Section 2.3(a), the Company has irrevocably notified Parent in writing that all of the conditions set forth in Article 6 have been satisfied or, with respect to the Company’s conditions, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and the Company is ready, willing and able to consummate the Merger, and (C) the Parent Parties fail to consummate the Merger within three (3) Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such three Business Day period.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and be of no further force or effect without Liability of any party (or any Affiliate or Representative of such party) relating to, based on or arising under or out of this Agreement, the Transactions or the subject matter hereof (including the negotiation and performance of this Agreement); provided, however, that the provisions of (a) this Section 7.2, (b) Section 7.3, (c) the last sentence of Section 5.5, (d) Section 5.7, (e) Section 5.13(e), (f) Section 5.14, (g) Section 5.16(e), (h) Section 5.19(b), and (i) Article 8 shall survive any termination hereof pursuant to Section 7.1. Notwithstanding the foregoing or any other provision of this

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Agreement to the contrary, none of the Parent Parties or the Company shall be relieved or released from any Liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or fraud, subject only, with respect to any such Liabilities of the Company, to Section 7.3(b), and with respect to any such Liabilities of the Parent Parties, to Section 8.11(c). For the avoidance of doubt (i) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; provided, that the Parent Parties shall each be treated as if they were a party thereto to the same extent as the applicable Affiliate of G Sponsor party thereto and OS Sponsor, and (ii) each Equity Commitment Letter shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 7.3 Expenses; Termination Fees.

(a) Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such cost or expense, except that Parent shall pay, whether or not the Merger or any other Transaction is consummated, all costs and expenses incurred in connection with the Exchange Agent.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (Change in Recommendation/Alternative Acquisition Agreement);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (Superior Proposal); or

(iii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Failure to Close Prior to End Date) (and at the time of such termination the Company would not have been entitled to terminate this Agreement pursuant to Section 7.1(d)(iii) (Parent Failure to Close)) or Section 7.1(b)(iii) (Failure to Obtain Company Stockholder Approval), or by Parent pursuant to Section 7.1(c)(i) (Company Terminating Breach) and (A) an Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and, in the case of a termination pursuant to Section 7.1(b)(iii), such Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Stockholders Meeting) and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement providing for the implementation of any Acquisition Proposal, or any Acquisition Proposal is consummated (provided that for purposes of this subsection (iii), each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”);

then the Company shall pay, as directed by Parent, the Company Termination Fee by wire transfer of same-day funds to an account designed by Parent (1) in the case of Section 7.3(b)(i), within three (3) Business Days after termination of this Agreement pursuant to Section 7.1(c)(ii), (2) in the case of Section 7.3(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 7.1(d)(ii), and (3) in the case of Section 7.3(b)(iii), within three (3) Business Days after the earlier of the entry into a definitive agreement in respect of the Acquisition Proposal referred to in clause (B) of Section 7.3(b)(iii), or the consummation of such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 7.3(b) shall be payable only once with respect to Section 7.3(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Fee pursuant to this Section 7.3(b), the receipt of the Company Termination Fee shall be

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deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent Parties, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further Liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Parties, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Acquired Companies or their Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the Transactions or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and any Parent Party commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay to the Parent Parties their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent Terminating Breach); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii) (Parent Failure to Close),

then, if the Company elects for the provisions of this Section 7.3(c) to apply, Parent shall pay, as directed by the Company, the Parent Termination Fee by wire transfer of same-day funds to an account designed by the Company, on the third (3rd) Business Day following such termination in accordance with Section 7.4. In the event that the Company shall receive full payment of the Parent Termination Fee pursuant to this Section 7.3(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and except for the amounts payable or reimbursable by Parent pursuant to the provisions of Section 5.13(e), Section 5.16(e) and Section 5.19(b) (collectively, the “Parent Expenses”), and the obligation of the Parent Parties to pay any Recovery Costs, none of the Parent Parties and the Debt Financing Source Parties, any of their respective Affiliates, or any other Non-Recourse Party shall have any further Liability, whether pursuant to a claim at Law or in equity, to the Company or any of its Affiliates in connection with this Agreement (and the termination hereof) (including the Debt Financing and the Equity Financing), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Parent Parties or any Debt Financing Source Party, or any of their respective Affiliates or any other Non-Recourse Party, for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions (including the Debt Financing and the Equity Financing) or any matters forming the basis for such termination (other than equitable relief to require payment by Parent of the Parent Termination Fee and/or any Parent Expenses); provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company, in accordance with Section 7.4, its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

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Section 7.4 Payment of Amount or Expense.

(a) In the event that Parent is obligated to pay the Company the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs set forth in Section 7.3, the Company shall be entitled to receive from the Parent Termination Fee, Parent Expenses and Recovery Costs deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (B) in the event the Company receives either (1) an opinion from the Company’s outside counsel as described in Section 7.4(b)(ii), or (2) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b)(iii), an amount equal to the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs less the amount payable under clause (A) above. In the event Parent is obligated to pay to the Company the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs pursuant to Section 7.3(c), then, at the Company’s request and without duplication of amounts received by the Company pursuant to the preceding sentence, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs with an escrow agent selected by Parent and on such terms (subject to Section 7.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment, or deposit into escrow of, the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs pursuant to this Section 7.4(a) shall be made by wire transfer at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3.

(b) The escrow agreement shall provide that the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, (ii) a letter from the Company’s counsel indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the release of the remainder of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs (or portion thereof) from the escrow should not cause the Company to fail to qualify as a REIT, in which case the escrow agent shall release the remainder of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs (or portion thereof) to the Company, or (iii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs to the Company. Parent agrees to amend this Section 7.4 at the reasonable written request of the Company in order to (x) maximize the portion of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b); provided that no such amendment shall adversely affect Parent, its Affiliates or its direct or indirect owners. The escrow agreement shall also provide that any portion of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 7.4; provided that any

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portion of the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs that remains unpaid as of December 31 following the date which is five (5) years from the date of this Agreement shall be released by the escrow agent to Parent. Parent shall not be a party to such escrow agreement and shall not bear any cost of or have Liability resulting from the escrow agreement. The Company shall fully indemnify Parent and hold Parent harmless from and against any such cost or Liability.

ARTICLE 8

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. Prior to the Merger Effective Time, this Agreement may be amended with the mutual agreement of the Company and the Parent Parties at any time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, no amendment to Section 7.3(c), this Section 8.1, Section 8.5, Section 8.6, Section 8.8, Section 8.11 or Section 8.12 that is adverse to the interests of any Debt Financing Source Party will be effective against a Debt Financing Source Party without the prior written consent of such Debt Financing Source Party adversely affected.

Section 8.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

Section 8.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company or the Parent Parties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Merger Effective Time.

Section 8.4 Entire Agreement; Certain Acknowledgments. This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and the Equity Commitment Letters constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing, (a) the Parent Parties acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) the Parent Parties acknowledge and agree that, except as expressly set forth in this Agreement, (i) neither the Company nor any of its Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available

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to the Parent Parties and its Representatives, and (ii) neither the Company nor any other Person shall be subject to any Liability to the Parent Parties or any other Person resulting from the Company’s making available to the Parent Parties or Parent Parties’ use of such information, or any information, documents or material made available to the Parent Parties in any due diligence materials provided to the Parent Parties, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) the Parent Parties acknowledge and agree that, except as expressly set forth in this Agreement, the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Parent Parties, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; (d) the Company acknowledges and agrees that the Parent Parties have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, and that no Representative of the Parent Parties has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; and (e) the Company acknowledges and agrees that, except as expressly set forth in this Agreement, (i) neither the Parent Parties nor any of their Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Parent Parties or their Affiliates furnished or made available to the Company and its Representatives, and (ii) neither the Parent nor any other Person shall be subject to any Liability to the Company or any other Person resulting from Parent making available to the Company or the Company’s use of such information.

Section 8.5 Applicable Law; Jurisdiction; Wavier of Jury Trial. This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the State of Maryland applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of Law, in each case except with respect to (a) matters otherwise covered by the last sentence of this Section 8.5, or (b) the Debt Financing Source Parties, or any of their rights, obligations, actions or omissions with respect thereto. Each of the parties hereby irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”) for any litigation arising out of this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in a Chosen Court and agree not to plead or claim in a Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding in the courts of the State of Maryland to Maryland’s Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any party to pursue appeals from any judgments or Order of a Chosen Court as provided by Law. Each of the parties agrees, that service of process may be made on such party by prepaid certified mail in the manner provided in Section 8.7 with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service. Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Maryland. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, OR ANY PORTION OF THE FOREGOING, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE TRANSACTIONS, OR ANY PORTION OF THE FOREGOING, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING ANY ACTION OR LEGAL PROCEEDING AGAINST ANY DEBT FINANCING

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SOURCE PARTY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGE THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5. Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement (i) agrees that it will not bring or support any Person in any Legal Proceeding before any Governmental Entity of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Source Parties in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Documents, the Debt Financing Agreements, or the performance of any of the forgoing, or the Debt Financings contemplated by the forgoing, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York (and of the appropriate appellate courts therefrom) and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter or the applicable Debt Financing Agreement, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Parties in any way relating to this Agreement, the Debt Financing Documents, the Debt Financing Agreements, or the performance of any of the foregoing, or the Debt Financings contemplated by the foregoing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.6 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, one or more wholly owned direct or indirect Subsidiaries of Parent to be a party to the Mergers in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not impede or delay the consummation of the Transactions in any respect or otherwise adversely affect the Company. Upon and after the Merger Effective Time, the Parent Parties may assign their rights under this Agreement to any parties providing secured debt financing for purposes of creating a security interest herein, including in connection with the Debt Financing. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as provided in Section 5.9, which provision shall inure to the benefit of the Indemnified Parties who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein; provided that Section 7.3(c), Section 8.1, Section 8.5, this Section 8.6, Section 8.8, Section 8.11 and Section 8.12 (in each case as they relate to the Debt Financing Source Parties) are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Source Parties. The parties hereto further agree that the rights of third-party beneficiaries under Section 5.9 shall not arise unless and until the Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may

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not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in Person or sent by email (provided confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to the Parent Parties or the Surviving Entity, to:

Ivory Parent, LLC
c/o GIC Real Estate, Inc. 280 Park Avenue, 9th Floor New York, New York 10017
Attention:	Jesse Hom
E-mail:	See Section 8.7 of the Parent Disclosure Schedule
and to:

c/o GIC Real Estate, Inc. 280 Park Avenue, 9th Floor New York, New York 10017
Attention:	Daniel Santiago
E-mail:	See Section 8.7 of the Parent Disclosure Schedule

and to:

Oak Street Real Estate Capital, LLC 30 N. LaSalle Street, Suite 4140 Chicago, Illinois 60602
Attention:	Michael Reiter
Jared Sheiker
E-mail:	See Section 8.7 of the Parent Disclosure Schedule

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001

Attention:	Blair Thetford, Esq.
E-mail:	blair.thetford@skadden.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 N Upper Wacker Drive Chicago, Illinois 60606

Attention:	Nancy Olson, Esq.
E-mail:	nancy.olson@skadden.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022

Attention:	Michael P. Brueck, P.C.
Tobias D. Schad
E-mail:	michael.brueck@kirkland.com
tobias.schad@kirkland.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654

Attention:	David A. Rosenberg, P.C.
E-mail:	david.rosenberg@kirkland.com

if to the Company (prior to the Merger) to:

STORE Capital Corporation 8377 East Hartford Drive, Suite 100 Scottsdale, Arizona 85255

Attention:	Mary Fedewa President and Chief Executive Officer
E-mail:	mfedewa@storecapital.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016-4232

Attention:	David P. Lewis, Esq.
Kerry E. Johnson, Esq.
E-mail:	david.lewis@us.dlapiper.com
kerry.johnson@us.dlapiper.com

Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Notwithstanding the foregoing, the parties intend that the provisions set forth in Section 7.3(c), Section 8.1, Section 8.5, Section 8.6, this Section 8.8, Section 8.11 and Section 8.12 (in each case as they relate to the Debt Financing Source Parties) shall be construed as an integral provision of this Agreement and that such provisions shall not be severable in any manner that diminishes the rights or increases the liability of any Debt Financing Source Party.

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Section 8.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of its covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.10 to “Merger Sub” shall also include the Surviving Entity following the Merger Effective Time.

Section 8.11 Specific Performance; Parent Liability Cap.

(a) The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 7.1 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.5 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than the Parent Parties obligation to effect the Closing, which shall be governed by the next sentence), without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 7.2 or Section 7.3, and (ii) the right of specific enforcement is an integral part of the Transactions, including the Merger, and without that right, none of the Company or the Parent Parties would have entered into this Agreement. The parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 7.1 and any dispute over the right to termination has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Parent Parties’ obligations to effect the Closing on the terms and conditions set forth herein in the event that (A) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived and (B) the Debt Financing is available to be funded at the Closing and has been funded or will be funded if the Equity Financing is funded, in each case in accordance with the terms of the Debt Commitment Letter, (C) Parent has failed to consummate the Closing at the time when it was required under Section 2.3, and (D) the Company has irrevocably confirmed in writing to Parent that if specific performance were granted and the Debt Financing and Equity Financing were funded, then the Closing would occur in accordance with Section 2.3 (such clauses (A), (B), (C) and (D), together, the “Specific Performance Conditions”). Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy to specifically enforce the Parent Parties’ obligation to effect the Closing, the Parent Parties may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied. The parties hereto further agree that (x) following the Company’s termination of this Agreement in

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accordance with Section 7.1, the Company shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.5 to enforce specifically the Parent Parties’ surviving obligations herein, including with respect to the payment of monetary damages under Section 7.2 or the payments to which the Company is entitled under Section 7.3(c), and (ii) following Parent’s termination of this Agreement in accordance with Section 7.1, Parent shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.5 to enforce specifically the Company’s surviving obligations herein, including with respect to the payment of monetary damages under Section 7.2 or the payment to which Parent is entitled under Section 7.3(b); provided that the parties hereto acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the termination of this Agreement in accordance with the terms of this Agreement, following a termination of this Agreement in accordance with the terms of this Agreement, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.11 shall require any party to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 8.11 prior to or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.11 or anything set forth in this Section 8.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available at any time.

(c) Notwithstanding anything to the contrary in this Agreement (other than the final sentence of this Section 8.11(c)), the maximum aggregate Liability of the Parent Parties for monetary losses, damages, costs or expenses in connection with this Agreement, the Equity Commitment Letters and the Transactions shall be limited to an amount equal to the Parent Termination Fee, plus the Parent Expenses and the Recovery Costs (collectively, the “Parent Liability Cap”), and in no event shall the Company or any of its Affiliates seek any amount in excess of the Parent Liability Cap in connection with this Agreement, the Equity Commitment Letters or the Transactions or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. In no event shall the Company or any of its Affiliates seek nor shall the Company permit to be sought on behalf of the Company any monetary damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of the Parent Parties, any direct or indirect holder of any equity interests or securities of the Parent Parties or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or Representative of any of the foregoing, in connection with this Agreement or the Transactions (other than as expressly provided by and subject to the terms of the Equity Commitment Letters). Except for the liabilities and obligations of the parties to the Equity Commitment Letters, the Debt Commitment Letter and any other agreements pursuant thereto under any of the foregoing agreements to which they are parties and except for claims for fraud, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (each, a “Contracting Party”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any

78

of the foregoing and the Sponsors and their respective Affiliates and Debt Financing Sources (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Equity Commitment Letters, the Debt Commitment Letter, and any other agreements pursuant thereto and under any of the foregoing agreements to which they are expressly identified as parties), and, to the maximum extent permitted by applicable Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by applicable Law, except as provided in the Equity Commitment Letters, the Debt Commitment Letter and any other agreements pursuant thereto, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Subject to the terms of the Equity Commitment Letters, in connection with a valid Order requiring Parent to specifically perform the Closing of the Transactions under this Agreement, the Company may enforce the terms of the Equity Commitment Letters in accordance with their terms. Notwithstanding the foregoing provisions of this Section 8.11(c) and any other provision of this Agreement to the contrary, but subject to the terms and conditions of the Equity Commitment Letters (and without limiting the Company’s remedies thereunder), the Company may seek to cause Parent to enforce the terms of such Equity Commitment Letters to cause the other parties thereto to provide funds to Parent to permit Parent to satisfy (i) any Order or award of damages in favor of the Company obtained by the Company in accordance with Section 7.2, and/or (ii) payment by Parent of the Parent Termination Fee, Parent Expenses and/or Recovery Costs, in each case, solely to the extent provided therein and in accordance with their respective terms. Notwithstanding anything herein to the contrary and for the avoidance of doubt, (A) nothing in this Section 8.11(c) shall limit in any way the Company’s right to an injunction, specific performance or other equitable remedy in accordance with Section 8.11(a), and (B) nothing in this Section 8.11 nor Section 7.3 shall limit in any way any fraud remedies or the remedies of the parties under the Confidentiality Agreement.

Section 8.12 Debt Financing Source Matters. The parties to this Agreement hereby agree that the Debt Financing Source Parties shall not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to the Transactions, this Agreement, or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; provided that nothing in this Section 8.12 shall limit the liability or obligations of the Debt Financing Source Parties (i) to the Parent Parties (and their respective successors and assigns) and the other parties to the Debt Commitment Letter under any Debt Financing Document or Debt Financing Agreement or (ii) following the Closing to the Surviving Entity (and its successors and assigns) and the other parties to the definitive financing agreements with respect to the Debt Financing.

[Remainder of page intentionally left blank]

79

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

STORE CAPITAL CORPORATION

By:	/s/ Mary Fedewa
Name: Mary Fedewa
Title: President and Chief Executive Officer

IVORY PARENT, LLC

By:	/s/ Jesse Hom
Name: Jesse Hom
Title: Authorized Signatory

By:	/s/ Daniel Santiago
Name: Daniel Santiago
Title: Authorized Signatory

IVORY REIT, LLC

By:	/s/ Daniel Santiago
Name: Daniel Santiago
Title: Director

[Signature Page to Merger Agreement]

Exhibit B

September 14, 2022

The Board of Directors

STORE Capital Corporation

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

Members of the Board of Directors:

We understand that STORE Capital Corporation, a Maryland corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Ivory Parent, LLC, a Delaware limited liability company (“Parent”), and Ivory REIT, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”).

Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Transaction”). As a result of the Transaction, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares issued and outstanding immediately prior to the closing of the Transaction and then held by the Company, Parent, Merger Sub, or any of their respective wholly-owned subsidiaries, will be converted into the right to receive $32.25 per share in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock (other than the Company, Parent and their respective affiliates) in the Transaction is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii)

reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Management Projections”);

(iii)

discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Management Projections;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

reviewed the financial terms and conditions of a draft, dated as of September 14, 2022, of the Merger Agreement, including the interim operating covenants of the Company in the context of the potential closing date of the Transaction; and

(vii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and

The Board of Directors

STORE Capital Corporation

have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Management Projections or the assumptions on which they are based (including their views on the risks and uncertainties of achieving the Management Projections).

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or reduce the contemplated benefits to the holders of the Company Common Stock of the Transaction.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than the Company, Parent and their respective affiliates), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Transaction. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any

The Board of Directors

STORE Capital Corporation

time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to each of GIC and Blue Owl Capital Inc., affiliates of Parent, and certain of their respective affiliates, regarding matters unrelated to the Company and received fees for the rendering of these services. We may provide financial advisory or other services to the Company, Parent or any of their respective affiliates in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company, Parent and/or any of their respective affiliates.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock (other than the Company, Parent and their respective affiliates) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Andy Richard
Andy Richard
Senior Managing Director

Exhibit C

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

September 15, 2022

Board of Directors

STORE Capital Corporation

8377 E Hartford Drive, Suite 100

Scottsdale, AZ 85255

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ivory Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of STORE Capital Corporation (the “Company”) of the $32.25 in cash per Share to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of September 15, 2022 (the “Agreement”), by and among Parent, Ivory REIT, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including affiliates of Parent, GIC Private Limited (“GIC”) and Oak Street Real Estate Capital, LLC (“Oak Street”), affiliates of which have entered into equity financing commitment letters in favor of Parent and Merger Sub, and with respect to certain obligations, the Company, in connection with the Agreement, Blue Owl Capital Inc., an affiliate of Oak Street (“Blue Owl”), their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of 2.70% Senior Notes due 2031 (aggregate principal amount $375,000,000) in November 2021; and as joint bookrunner with respect to the public offering of 2.75% Senior Notes due 2030 (aggregate principal amount $350,000,000) in November 2020. We also have provided certain financial advisory and/or underwriting services to GIC and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Authentic Brands Group, a portfolio company of GIC, in connection with its acquisition of Reebok in March 2022; as financial advisor to GIC Private Equity (Europe), an affiliate of GIC, in connection with its acquisition of a minority stake in Belron in December 2021; as joint lead bookrunner with respect to the public offering of 12,500,000 shares of common stock of Leslie’s, Inc., a portfolio company of GIC, in December 2021; as placement agent to N26 GmbH, a portfolio company of GIC, in connection with its Series E

Board of Directors

STORE Capital Corporation

September 15, 2022

Funding Round (aggregate amount over $900 million) in October 2021; as lead arranger with respect to a bank loan facility of US Anesthesia Partners, Inc., a portfolio company of GIC (aggregate principal amount $2,200,000,000), in October 2021; as financial advisor to RAC Limited, a former portfolio company of GIC, in connection with a sale of GIC’s minority stake in RAC to Silver Lake Partners in September 2021; as an initial purchaser with respect to the offering by GFL Environmental Inc., a portfolio company of GIC, of its 4.375% senior notes due 2029 (aggregate amount $550,000,000), in August 2021; as an initial purchaser with respect to the offering by MPH Acquisition Holdings LLC, an indirect wholly-owned subsidiary of MultiPlan Corporation, a portfolio company of GIC, of its 5.50% senior secured notes due 2028 (aggregate amount $1,050,000,000) in August 2021; as joint lead bookrunner with respect to the initial public offering of 21,300,000 shares of Class A common stock of Endeavor Group Holdings, Inc., a portfolio company of GIC, in April 2021; and as joint lead bookrunner with respect to the initial public offering of 33,000,000 shares of Class A common stock of DoorDash, Inc., a portfolio company of GIC, in December 2020. We have also provided certain financial advisory and/or underwriting services to the Government of Singapore, the parent of GIC, and/or its agencies, and instrumentalities (collectively, the “Singapore Government”) and their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to Blue Owl and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering by Blue Owl Finance LLC, an indirect subsidiary of Blue Owl (“Blue Owl Finance”) of 4.375% Senior Notes due 2032 (aggregate amount $400,000,000) in February 2022; as lead joint bookrunning manager with respect to the offering of 26,717,377 shares of Blue Owl’s Class A common stock in December 2021; as joint bookrunner with respect to the public offering by Blue Owl Finance of 4.125% Senior Notes due 2051 (aggregate amount $350,000,000) in September 2021; and as joint bookrunner with respect to the public offering by Blue Owl Finance of 3.125% Senior Notes due 2031 (aggregate amount $700,000,000) in June 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, GIC, Oak Street, Blue Owl, the Singapore Government and their respective affiliates and, as applicable, portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC may also have co-invested with GIC, Blue Owl and their affiliates from time to time and may have invested in limited partnership units of affiliates of GIC and Blue Owl from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate investment industry; and performed such other studies and analyses, and considered such other factors, including Sections 2.3(a) and 5.1(b)(ii) of the Agreement, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In

Board of Directors

STORE Capital Corporation

September 15, 2022

that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from third parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of $32.25 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to $32.25 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $32.25 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement, is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

PRELIMINARY PROXY CARD-SUBJECT TO COMPLETION SCAN TO VIEW MATERIALS & VOTE w STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 VOTE BY INTERNET SCOTTSDALE, AZ 85255 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/STOR2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D92316-S55624 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STORE CAPITAL CORPORATION The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3. For Against Abstain 1. To approve the merger of STORE Capital Corporation with and into Ivory REIT, LLC (the “merger”), with Ivory REIT, LLC surviving the merger, as contemplated by the Agreement and Plan of Merger, dated as of September 15, 2022, as may be amended from time to time ! ! ! (the “merger agreement”), among STORE Capital Corporation, Ivory REIT, LLC and Ivory Parent, LLC (the “merger proposal”). 2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on ! ! ! or otherwise relates to the merger. 3. To approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting ! ! ! to approve the merger proposal. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. Pursuant to our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D92317-S55624 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION FOR USE AT THE 2022 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [TBD] The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Mary B. Fedewa, and Chad A. Freed, or either of them, as proxies, with full power of substitution, and hereby authorizes them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the Special Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2022SM on [TBD] at [TBD], or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of Special Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the Special Meeting of Stockholders. THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES: (1) AS YOU SPECIFY ON THE BACK OF THIS PROXY CARD, AND (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS PROXY CARD. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side.